Filed Pursuant to Rule 424(b)(1)
Registration No. 333-124745

24,324,375 Shares of Common Stock

Ener1, Inc.

This prospectus relates to 24,324,375 shares of the common stock of Ener1, Inc., which may be offered by the selling shareholders identified in this prospectus for their own account.

We will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

The shares of common stock being offered pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling shareholders to the public without restriction. The selling shareholders and the participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling shareholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ENEI.OB” On June 9, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $0.40 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of this prospectus before investing in our common stock.

                        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 10, 2005

The information in this prospectus is not complete and may be changed without notice. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION	13
USE OF PROCEEDS	13
SELLING SHAREHOLDERS	13
PLAN OF DISTRIBUTION	16
LEGAL PROCEEDINGS	17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
DESCRIPTION OF SECURITIES	21
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS	23
BUSINESS	23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
PROPERTIES	45
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	46
EXECUTIVE COMPENSATION	44
LEGAL MATTERS	54
EXPERTS	54
WHERE YOU CAN FIND MORE INFORMATION	54
FINANCIAL STATEMENTS	F-1

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. You should rely only on the information contained in this prospectus.

PROSPECTUS SUMMARY

        The following summary highlights the key information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. In this prospectus, “Ener1,”“the Company,”“we,”“us,” and “our” refer to Ener1, Inc. and its subsidiaries unless the context requires otherwise.

The Company

        We develop, and market lithium batteries and related products; technologies, materials and equipment for nanomanufacturing; and fuel cell components, systems and testing services. These three business lines, all of which are conducted principally through three operating subsidiaries, form our Energy Group. Through our subsidiary, EnerDel, Inc., which is a joint venture we formed with Delphi Corporation, we develop, and market lithium batteries, battery packs and components such as lithium battery electrodes and lithium electronic controllers for lithium battery packs that we develop. Through our wholly owned subsidiary, NanoEner, Inc., we develop technologies, materials and equipment for nanomanufacturing, i.e., manufacturing processes that operate on a microscopic level. Through our wholly owned subsidiary, EnerFuel, Inc., we develop fuel cell components and systems and provide testing services for fuel cell components.

        In October 2004, we acquired Delphi Corporation’s lithium battery patents and equipment, and hired the personnel from Delphi’s former lithium battery operations, as part of a transaction in which Delphi Corporation and Ener1 each contributed their respective lithium battery assets to EnerDel. We and Delphi hold 80.5% and 19.5% interests, respectively, in EnerDel. EnerDel has manufacturing facilities in Ft. Lauderdale, Florida (the facilities we acquired when we purchased Ener1 Battery Company (“Ener1 Battery”) in September 2002) and Indianapolis, Indiana. All of our lithium battery operations are now conducted through EnerDel, including component, cell and battery production, testing, cell packaging, electronics and integration of the various battery related operational systems such as cells, battery packs and lithium electronic controllers. EnerDel is now developing and marketing lithium battery cells and battery packs in prototype quantities to customers for their evaluation.

        NanoEner, our nanotechnology subsidiary, has built prototype equipment that utilizes our vacuum deposition system (“VDS”) for depositing “thin film” materials onto battery electrodes as part of the battery cell manufacturing process. We believe that our VDS process should offer performance advantages and production cost savings for our lithium battery operations and certain fuel cell components, and possibly in other types of manufacturing that require deposition of materials with microscopic tolerances. We intend to utilize our thin films VDS process to make electrodes for our lithium batteries and market VDS licenses to battery and fuel cell manufacturers and other industries that need to manufacture on a microscopic scale.

        Our fuel cell operations are currently conducted through EnerFuel, Inc. We are in the process of building our first fuel cell prototypes that utilize technologies for which we have filed several patent applications since the last quarter of 2003. These technologies relate to fuel cell stacks, control systems, pressure regulators, solenoids, controls and sensors for fuel cell systems. If we are able to successfully build and test prototype fuel cell components and systems utilizing our technologies, we would then attempt to engage in pilot-scale production testing and limited manufacturing of certain fuel cell components. We have also developed fuel cell testing apparatus.

        We also own 49% of Enerstruct, Inc., a joint venture with ITOCHU Corporation of Japan, which we formed to pursue technology development and marketing opportunities for lithium batteries in Japan. ITOCHU has also invested $4.5 million in our company in exchange for approximately 15.5 million shares of our common stock. We and ITOCHU have licensed to Enerstruct some of our respective battery technologies for use in Japanese markets and are actively working together to pursue those markets. EnerDel entered into an agreement with Enerstruct as of April 12, 2005 under which Enerstruct and EnerDel will jointly develop Enerstruct’s patent pending high-rate lithium battery technology and our VDS technology. Under the agreement, Enerstruct will also assist EnerDel in optimizing EnerDel’s production facilities in Ft. Lauderdale and Indianapolis and assist us with NanoEner’s pilot production facility in Ft. Lauderdale.

        We were founded in 1985 as Boca Research, Inc., a Florida corporation, to market communications software and data communications, input/output, multiport and video products. In October 2000, we changed our name to Inprimis, Inc. October 2001, we began to sell products and services related to our video-on-demand and interactive TV systems to solution providers in the hospitality and healthcare markets and other markets. In January 2002, Ener1 Group, Inc. (“Ener1 Group”) acquired a majority interest in our company and now owns approximately 88% of our outstanding common stock. In September 2002, we acquired 100% of the outstanding common stock of Ener1 Battery from our controlling shareholder, Ener1 Group. Following this acquisition, we changed our name to Ener1, Inc. Following our acquisition of Ener1 Battery, we refocused our business on energy products. In December 2003, we decided to discontinue our products and services related to video-on-demand and interactive TV systems. In October 2004, we formed EnerDel, through which we now conduct Ener1 Battery’s lithium battery business.

        We have a total of 90 full time employees. EnerDel has 56 full time employees. EnerFuel has 8 full time employees. NanoEner has 5 full time employees. We also employ 15 full time employees in our administrative offices and 6 full time employees in research and development.

                Our executive offices are located at 500 W. Cypress Creek Rd., Suite 100, Fort Lauderdale, FL 33309 and our phone number is (954) 556-4020.

The Offering
Common stock offered by the selling shareholders	Up to 24,324,375 shares

Terms of the Offering	The selling shareholders will determine when and how
they will sell the common stock offered by this
prospectus. See "Plan of Distribution".

Use of proceeds	We will not receive any of the proceeds from the
sale of common stock by the selling shareholders.

OTC Bulletin Board Symbol	ENEI.OB

Summary Financial Information

                        The following tables provide selected consolidated financial and operating data for the years ended December 31, 2003 and December 31, 2004 and the quarters ended March 31, 2004 and March 31, 2005 (dollars in thousands):

         Statement of Operations Data

	Twelve Months Ended December 31,		Three Months Ended March 31, (Unaudited)
	2003	2004	2005	2004
Net Sales	$27	$42	$21	$30
Gross Profit (Loss)	$(4)	$32	$21	$20
Loss from Continuing Operations	$7,538	$35,921	$6,185	$3,306
Net Loss	$8,918	$35,815	$6,185	$3,308

Balance Sheet Data

	December 31,		March 31,
	2003	2004	2005	2004
Current Assets	$499	$14,399	$21,345	$10,482
Current Liabilities	$7,906	$2,631	$2,309	$1,193
Total Assets	$24,437	$29,417	$36,845	$34,600
Long Term Debt	$674	$92	$11,391	$107
Minority Interest	--	$3,951	$3,227	--
Redeemable Preferred Stock	--	$15,021	$16,251	--
Shareholders' Equity	$15,857	$7,722	$3,667	$32,600

RISK FACTORS

                        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as other information contained in this prospectus, before investing in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed in “Cautionary Statement About forward-Looking Information.”

         We have a history of operating losses.

        We have experienced net operating losses since 1997, incurred negative cash flows from operations since 1999 and, as of December 31, 2004, had an accumulated deficit of $96 million. Cash used in operations for the years ended December 31, 2002, 2003, and 2004 was $7,600,000, $5,400,000, and $13,945,000 respectively. The continued development of our energy-related technology and products will require significant additional capital investment. As a result, we expect that we will continue to incur negative cash flows and require additional cash to fund our operations and implement our business plan. If we do not obtain additional financing to fund our planned operations, such a condition, among others, will give rise to substantial doubt about our ability to continue as a going concern for a reasonable period of time.

        The terms of our senior secured convertible debentures restrict our operations.

        Our senior secured convertible debentures due 2009 contain restrictive covenants that limit our ability to, among other things:

•	dispose of assets;

•	incur debt;

•	pay dividends;

•	repurchase our capital stock and debt securities;

•	create liens on our assets; and

•	engage in transactions with our affiliates.

These covenants may significantly limit our ability to respond to changing business and economic conditions and to secure additional financing, and we may be prevented from engaging in transactions that might be considered important to our business strategy or otherwise beneficial to us.

        We may never complete the research and development of commercially viable products.

        Although we have conducted other business activities in the past, we have only recently reorganized our activities to focus on the development of energy and battery related products. We do not know when or whether we will successfully complete research and development of commercially viable energy products. If we are unable to develop commercially viable products, we will not be able to generate sufficient revenue to become profitable. The commercialization of our products depends on our ability to control the costs of manufacturing, and we cannot assure you that we will be able to sufficiently control these costs. We must complete substantial additional research and development before we will be able to manufacture a commercially viable battery product in commercial quantities In addition, while we are conducting tests to predict the overall life of our products, we may not have tested our products over their projected useful life prior to large-scale commercialization. As a result, we cannot be sure that our products will last as long as predicted, and, if they do not, we may incur liability under warranty claims.

        We have only recently acquired our energy business, and your basis for evaluating us is limited.

        We acquired our energy products business in September 2002. Accordingly, there is only a limited basis upon which you can evaluate business and prospects. We have an unproven business plan and do not expect to be profitable for the next several years. During the past three years, we have shifted our business from providing engineering services and interactive products to focus primarily on developing technologies and products for the battery and fuel cell industries. Before investing in our securities, you should consider the challenges, expenses and difficulties that we will face as a development stage company seeking to develop and manufacture new products.

        Viable markets for our products may never develop, may take longer to develop than we anticipate or may not be sustainable.

        Our energy products and technologies target emerging markets and we do not know the extent to which our technologies and products will be accepted. To date we do not have any commercially viable products. We must be able to develop a commercially viable product for our business to succeed. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may be unable to achieve profitability. Our target customers for our battery products include customers in the Department of Defense and military forces, and in the transportation, medical and other industries. We also plan to license our technologies for others to use to manufacture battery products for the consumer product sector. Our target fuel cell customers include automobile companies and other companies to whom we would license our fuel cell technologies for use in manufacturing fuel cell products and systems. We will need to develop or acquire adequate marketing and manufacturing capabilities in order to develop a commercially successful product. In addition, the development of a viable market for our products may be impacted by many factors which are out of our control, including:

•	the cost competitiveness of our products;
•	consumer reluctance to try a new product;
•	consumer perceptions of our products’ safety;
•	regulatory requirements;
•	barriers to entry created by existing energy providers; and
•	emergence of newer, more competitive technologies and products.

        We may need additional capital, which may not be accessible on attractive terms or at all.

        For the last several years, we have financed our operations through the sale of our securities and by borrowing money. We may need to raise additional funds through public or private financing. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and the terms of our existing indebtedness. The terms of our senior secured convertible debentures due 2009 prevent us from incurring additional debt until the registration statement registering the resale of the common shares underlying the debentures is declared effective; at such time, any additional debt we incur must be contractually subordinated, as to payment and liquidation, to the payment in full of the debentures. We cannot assure you that we will be able to raise additional funds on terms favorable to us or at all. If we raise additional funds through the sale of equity or convertible debt securities, your ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand. Our failure to obtain any required future financing could materially and adversely effect our financial condition.

        We have no experience manufacturing battery products on a large-scale commercial basis and may be unable to do so.

        Since we acquired our energy products business, we have focused primarily on research and development and have no experience manufacturing our battery products on a commercial basis. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to manufacture our battery products in commercial quantities while meeting the quality, price, engineering, design and production standards required to successfully market our battery products. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our battery product commercialization schedule, which calls for us to begin manufacturing our battery products by the end of 2005 and to produce commercial quantities of such products in 2006, or to satisfy the requirements of potential distributors or customers.

         We may not meet our development and commercialization milestones.

        We have established product development and commercialization milestones that we use to assess our progress toward developing commercially viable battery and other energy related products, including fuel cell systems. These milestones relate to technology and design improvements as well as to dates for achieving development goals. To gauge our progress, we plan to operate, test and evaluate our battery and energy related products. If our systems or products exhibit technical defects or are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule could be delayed and potential purchasers of our initial commercial battery and energy products may decline to purchase them. We cannot assure you that we will successfully achieve our milestones in the future or that any failure to achieve these milestones will not result in potential competitors gaining advantages in our target market. Failure to meet our development and commercialization milestones might have a material adverse effect on our operations and our stock price.

        We may be unable to establish relationships with third parties for aspects of product development, manufacturing, distribution and servicing and the supply of key components for our products.

        We will need to enter into additional strategic relationships in order to complete our current product development and commercialization plans. We will also require partners to assist in the distribution, servicing and supply of components for our anticipated fuel cell products which are in development. If we are unable to identify or enter into satisfactory agreements with potential partners, we may not be able to complete our product development and commercialization plans on schedule or at all. We may also need to scale back these plans in the absence of needed partners, which would adversely affect our future prospects. In addition, any arrangement with a strategic partner may require us to make large cash payments to the partner, issue a significant amount of equity securities to the partner, provide the partner with the opportunity to have representation on our board of directors, agree to exclusive purchase or other arrangements with the partner and/or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current shareholders. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subsystems for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure relationships with entities which can develop or supply the required components for our products and provide the required distribution and servicing support. Additionally, the agreements governing our current relationships allow for termination by our partners under some circumstances.

        We will rely on third parties to develop and provide key components for our battery and energy related products.

        We will rely on third party suppliers to develop and supply key components that we will use in our battery and energy related products. If those suppliers fail to develop and supply these components in a timely manner or at all, or fail to develop or supply components that meet our quality, quantity or cost requirements, and we are unable to obtain substitute sources of these components on a timely basis or on terms acceptable to us, we may not be able to manufacture our products. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

        We do not know when or whether we will secure long-term supply relationships with any suppliers or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure long-term relationships with entities that will supply the required components for our battery and energy related products.

        We face high levels of competition and may be unable to compete successfully.

        The markets in which we intend to compete are highly competitive. There are a number of companies located in the United States, Canada and abroad that are developing battery and fuel cell technologies and energy products that will compete with our technologies and products. Some of our competitors are much larger than we are and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of commercially viable products more quickly and effectively than we can.

        Not only do we face competition from other companies that are developing battery and fuel cell technologies, but we also face competition from companies that provide energy products based on traditional energy sources, such as oil and natural gas. We also face competition from companies that are developing energy products based on alternative energy sources as a significant amount of public and private funding is currently directed toward development of a number of types of distributed generation technology, including microturbines, solar power, wind power and other types of fuel cell technologies. Technological advances in alternative energy products, improvements in the electric power grid or other fuel cell technologies may make our products less attractive or render them obsolete. There are many companies engaged in all areas of traditional and alternative energy generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas, batteries, generators and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do.

        Failure of our planned products to pass testing could negatively impact demand for our products.

        We may encounter problems and delays during testing of our products for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our products properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our product tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

        Regulatory and other changes in the energy industry may adversely affect our ability to produce, and reduce demand for, our products.

        The market for our technologies and products may be heavily influenced by federal, state, local and foreign government laws, regulations and policies concerning the energy industry. A change in the current regulatory policies could make it more difficult or costly for us to develop, manufacture or market our products. Any such changes could also deter further investment in the research and development of alternative energy sources, including fuel cells, which could significantly reduce demand for our technologies and products. We cannot predict how changes in regulation or other industry changes will affect the market for our products or impact our ability to distribute, install and service our products.

        We could be liable for environmental damages resulting from our research, development or manufacturing operations.

        Our business exposes us to the risk that harmful substances may escape into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Our insurance policies may not adequately reimburse us for costs incurred in defending and settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state and local laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect there will be additional changes in the future. If our operations do not comply with current or future environmental laws and regulations, we may be required to make significant unanticipated capital and operating expenditures to bring our operations into compliance. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

        Our products may use materials that are inherently dangerous substances which could subject our business to product liability claims.

        Our energy technologies and products may use hydrogen or other materials that could leak and combust if ignited by another source. These technologies and products expose us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product. Hydrogen is typically generated from gaseous and liquid fuels that are also flammable and dangerous, such as propane, natural gas or methane, in a process known as reforming. Natural gas and propane could leak into a residence or commercial location and combust if ignited by another source. In addition, our products may operate at high temperatures, which could expose us to potential liability claims, in the event of accidents involving combustion or explosion. Accidents involving our products or other hydrogen-based products could materially impede widespread market acceptance and demand for, or heighten regulatory scrutiny of, our products. In addition, we might be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we will be able to maintain our insurance coverage on acceptable terms.

        Product liability or defects could negatively impact our results of operations.

        Any liability we incur for damages resulting from malfunctions or design defects of our products could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

        Future acquisitions may disrupt our business, distract our management and reduce the percentage ownership of our shareholders.

        As part of our business strategy we may seek to acquire complementary technologies, products, expertise and/or other valuable assets. However, we may not be able to identify suitable acquisition candidates. If we do identify suitable candidates, we may not be able to complete the acquisitions on commercially acceptable terms or at all. We may not be able to successfully integrate the acquired business into our existing business in a timely and non-disruptive manner. We may have to devote a significant amount of time and management and financial resources to do so. Even with this investment of management and financial resources, an acquisition may not produce the desired revenues, earnings or business synergies. In addition, an acquisition may reduce the percentage ownership of our then current shareholders. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital and management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, as a result of any acquisition, we may incur non-recurring charges and be required to amortize of significant amounts of intangible assets, which could adversely affect our results of operations.

        We may not be able to protect the intellectual property upon which we depend and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

        Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technologies, systems designs and manufacturing processes. We rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. Moreover, we do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. In addition, we do not know whether the U.S. Patent & Trademark Office will grant federal registrations based on our pending trademark applications. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible that our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits.

        Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party proprietary rights, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use the intellectual property at issue on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

        Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

        We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge.

        Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also become known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

        Our business depends on retaining and attracting highly capable management and operating personnel.

        Our success depends in large part on our ability to retain and attract management and operating personnel, including our Chairman and Chief Executive Officer, Kevin P. Fitzgerald, our officers and other key employees. Our business requires highly skilled specialized workforce, including scientists, engineers, researchers and manufacturing and marketing professionals, who are in high demand and are often subject to competing offers. To retain and attract key personnel, we use various measures, including employment agreements, a stock incentive plan and incentive bonuses for key employees. These measures may not be enough to retain and attract the personnel we need or to offset the impact on our business of the loss of the services of Mr. Fitzgerald or other key officers or employees.

        We face risks associated with our plans to market, distribute and service our products internationally.

        We intend to market, distribute and service our products internationally. We have limited experience developing and no experience manufacturing our products to comply with the commercial and legal requirements of international markets. Our success in international markets will depend, in part, on our ability and that of our partners to secure relationships with foreign sub-distributors, and our ability to manufacture products that meet foreign regulatory and commercial requirements. Additionally, our planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates.

        Government contracts could restrict our ability to effectively commercialize our technology.

        Our contracts with government agencies are subject to the risk of termination at the convenience of the contracting agency and potential disclosure of our confidential information to third parties. Under the Freedom of Information Act, any documents that we have submitted to the government or to a contractor under a government funding arrangement may be subject to public disclosure that could compromise our intellectual property rights unless these documents are exempted as trade secrets or as confidential information, appropriately legended by us, and treated accordingly by such government agencies.

        As a government contractor, we must comply with and are affected by federal government regulations relating to the formation, administration and performance of government contracts. These regulations will affect how we do business with our customers and may impose added costs on our business. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government.

        In addition, Federal government agencies routinely audit government contracts. These agencies review a contractor’s performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. These audits may occur several years after completion of the audited work. An audit could result in a substantial adjustment to our revenues because any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed must be refunded. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, our reputation could be harmed if allegations of impropriety were made against us.

         We may be unable to manage rapid growth effectively.

        We expect to rapidly expand our manufacturing capabilities, accelerate the commercialization of our products and enter a period of rapid growth, which will place a significant strain on our senior management team and our financial and other resources. The proposed expansion will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with the commercialization of a new product. Our ability to manage our rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems and to train, motivate and manage our employees. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

         Our stock price has been and could remain volatile.

        The market price of our common stock has historically experienced and may continue to experience significant volatility. Our progress in developing and commercializing our products, our quarterly operating results, announcements of new products by us or our competitors, our perceived prospects, changes in securities’ analysts’ recommendations or earnings’ estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market, and in particular the market for technology-related stocks, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we may be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

         Our principal shareholder has substantial control over our affairs.

        Ener1 is controlled by Ener1 Group, which owns approximately 88% of our outstanding common stock. Two of Ener1 Group’s board members are also members of our Board of Directors. Ener1 Group has the ability to exert substantial influence over all matters submitted to a vote of the shareholders of Ener1, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, Ener1 Group may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination which you, as a shareholder, may view favorably.

        Future sales of our common stock may adversely affect our common stock price.

        If our shareholders sell a large number of shares of common stock or if we issue a large number of shares in connection with future acquisitions or financings, the market price of our common stock could decline significantly. In addition, the perception in the public market that our shareholders might sell a large number of shares of common stock could cause a decline in the market price of our common stock.

        Our certificate of incorporation and Florida law could adversely affect our common stock price.

        Provisions of our certificate of incorporation and Florida law could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. These provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts. In addition, the Board of Directors, without further shareholder approval, may issue additional series of preferred stock that could have the effect of delaying, deterring or preventing a change in control of us. The issuance of additional series of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

        Some of the information in this prospectus may contain “forward-looking statements,” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These statements call be identified by the use of forward-looking words such as “may,”“will,”“expect,”“anticipate,”“estimate,”“continue” or other similar words. These statements discuss plans, goals and objectives for future operations and growth, contain projections of results of operations or financial condition or state other “forward-looking” information. You should understand that these forward-looking statements are necessarily estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed in “Risk Factors” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements: general economic conditions; competition; our ability to develop commercially viable products; the development of viable markets for our products; our ability to control costs; changes within our industries; release of new and upgraded products and services by us or our competitors; development of our sales force; our need for additional capital; employee retention; managerial execution; our ability to protect our intellectual property; legal and regulatory issues; changes in accounting policies or practices; and successful adoption of our products and services.

        Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of up to 24,324,375 shares of common stock by the selling shareholders.

SELLING SHAREHOLDERS

        On March 14, 2005, we sold $14,225,000 in aggregate principal amount of our senior secured convertible debentures due March 2009 and warrants to purchase up to 7,112,500 shares of our common stock in a private placement. We agreed to register 105% of the common stock underlying the debentures and warrants for resale by the selling shareholders. Each debenture is convertible into the number of shares of common stock obtained by dividing the face amount of the debenture by the conversion price, which is $1.00 per share as of the date of this prospectus.

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of May 24, 2005, by each of the selling shareholders as adjusted to give effect to the sale of the shares offered by this prospectus. The number of shares in the column labeled “Shares Being Offered” represent all of the shares that each selling shareholder may offer under this prospectus. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. The table assumes that the selling shareholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling shareholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares other than our agreement with the debenture holders to maintain the effectiveness of this registration statement for until the earlier of (i) the date all of the common stock registered has been publicly sold or (ii) the date on which all of the common stock registered (other than commons tock held by our affiliates as such term is defiend in Rule 144(k) under the Securities Act) may be sold to the public under rule 144(k) (assuming that the common stock issuable upon exercise of warrants is issued pursuant to a cashless exercise).

        We determined beneficial ownership in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. In determining beneficial ownership, we disregarded the contractual limitations limiting a selling shareholder’s right to convert or exercise the debentures and warrants so that the number of shares of our common stock beneficially owned by such selling shareholder does not exceed 4.99% of the number of shares of our common stock outstanding. Each selling shareholder disclaims beneficial ownership of any shares of our common stock in excess of 4.99% of our outstanding common stock. Except as otherwise indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock as beneficially owned by them, subject to community property laws where applicable. To prevent dilution to the selling shareholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock; or as a result of anti-dilution provisions contained in the debentures and warrants.
Name	Number of Shares Beneficially Owned Before the Offering	Number of Shares Being Offered		Percentage of Stock Owned After the Offering
Omicron Master Trust (1)	6,222,060	3,150,000	(9)	*

Castle Creek Technology Partners LLC (2)(3)	3,541,545	1,181,250	(9)	*

Satellite Strategic Finance Partners,
Ltd. (4)	9,097,500	9,552,375	(9)	*

Satellite Strategic Finance Associates,
LLC (4)	21,357,285	6,197,625	(9)	4.2

Basso Multi-Strategy Holding Fund
Ltd.(5)	577,500	606,375	(9)	*

Basso Private Opportunity Holding Fund
Ltd. (6)	172,500	181,125	(9)	*

Iroquois Capital LP (7)	375,000	393,750	(9)	*

SG Private Banking (Suisse) SA (8)	1,087,500	1,141,875	(9)	*

Merriman Curhan Ford & Co. (2)	1,920,000	1,920,000		*

*	Less than 1%.

(1)
Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling shareholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-5) controls Omicron and Winchester.

(2)
This selling shareholder has identified itself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for disclosure regarding selling shareholders that are affiliates of a broker-dealer.

(3)
As investment manager under a management agreement, Castle Creek Partners, LLC may exercise dispositive and voting power with respect to the shares owned by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims beneficial ownership of such shares. Daniel Asher is the managing member of Castle Creek Partners, LLC. Mr. Asher disclaims beneficial ownership of the shares owned by Castle Creek Technology Partners LLC.

(4)
The discretionary investment manager of the selling shareholder is Satellite Asset Management, L.P. (“SAM”). The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabriel Nechamkin. SAM, SFM and each named individual disclaims beneficial ownership of the securities. SAM is the collateral agent under the Amended and Restated Intercreditor Agreement dated as of March 11, 2004, among Ener1, Inc., the purchasers of Ener1, Inc.‘s Senior Secured Convertible Debentures due March 2009 and the purchasers of Ener1, Inc.‘s Senior Secured Convertible Debentures due January, 2009.

(5)
Basso Capital Management, L.P. is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Asset Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(6)
Basso Capital Management, L.P. is the Investment Manager to Basso Private Opportunity Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(7)	Joshua Silverman exercises voting and dispositive power over the registrable securities held by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of these securities.

(8)	SG Private Banking (Suisse) SA is a subsidiary of SG Bank & Trust, Luxembourg, which is a wholly-owned subsidiary of Societe Generale, Paris, a publicly-held entity.

(9)
This number represents 105% of the shares issuable upon conversion of the debentures based on the initial conversion price of $1.00 and 105% of the shares issuable upon exercise of the warrants issued to the debenture holders.

PLAN OF DISTRIBUTION

        The shares offered by this prospectus are being offered on behalf of the selling shareholders. The shares may be sold or distributed from time to time by the selling shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

        The sale of the shares may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	or through the settlement of short sales;

•	through privately negotiated transactions; or

•	through any other legally available method.

In addition, any shares that qualify for resale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

         The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time pursuant to this prospectus

        These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In addition, the selling shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares which may be resold thereafter pursuant to this prospectus if the shares are delivered by the selling shareholders.

        Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The staff of the SEC is of the view that selling security holders who are registered broker dealers or affiliates of registered broker dealers may be underwriters under the Securities Act. The staff of the SEC is also of the view that any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of such compensation. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being registered in this prospectus. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. We have agreed to indemnify the debenture holders against certain liabilities arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), federal or state law.

        The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders may not effect any sale or distribution of the shares until after the prospectus has been appropriately amended or supplemented, if required.

        The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act, as amended if any such broker-dealers purchase shares as principal.

        We have agreed with the Debenture Holders to maintain the effectiveness of this registration statement until the earlier of (i) the date all of the common stock registered has been publicly sold or (ii) the date on which all of the common stock registered (other than commons tock held by our affiliates as such term is defiend in Rule 144(k) under the Securities Act) may be sold to the public under rule 144(k) (assuming that the common stock issuable upon exercise of warrants is issued pursuant to a cashless exercise). No sales may be made using this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. We can not assure you that the selling shareholders will sell any of the shares offered by this prospectus.

LEGAL PROCEEDINGS

        We receive communications from time to time alleging various claims. These claims include, but are not limited to, allegations that certain of our products infringe the patent rights of other third parties. We cannot predict the outcome of any such claims or the effect of any such claims on our operating results, financial condition, or cash flows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        Our directors and executive officers as of June 6, 2005 are as follows:

Name	Age	Position
Kevin P. Fitzgerald	48	Director, Chairman of the Board and Chief Executive Officer
Karl Gruns	57	Director
Mike Zoi	39	Director
Peter Novak	52	Director
Carlos E. Mendez-Penate	53	Director
Ludovico Manfredi	43	Director
Ronald N. Stewart	57	Executive Vice President, General Counsel and Secretary
James Calarco	49	Interim Chief Financial Officer, Controller
Pankaj Dhingra	44	President, Energy Group and President, EnerDel, Inc.

      Kevin P. Fitzgerald has been a director and Chief Executive Officer of Ener1 since September 2003. Prior to joining Ener1, he was President of Edison Advisors, LLC, an investment banking firm, from 2002 to 2003. From 2000 to 2001, Mr. Fitzgerald was President and Chief Executive Officer of Globaltron Corp., a public telecommunications company. Mr. Fitzgerald was President and Chief Executive Officer of Neff Corp., an industrial and construction equipment rental company, from 1995 to 2000. Mr. Fitzgerald has an undergraduate degree in Electrical Engineering and a Masters degree in Finance. As an engineer, Mr. Fitzgerald worked for General Dynamics and Sperry Corporation. Mr. Fitzgerald also worked at Deloitte & Touche for seven years.
        Karl Gruns has been a director of Ener1 since August 1999. He is a Certified Public Accountant. Since 2001, Mr. Gruns has owned and operated a management consulting practice in Germany for international clients. From 1998 to 2001, he was Chief Financial Officer of Infomatec Integrated Information Systems AG. Previously, Mr. Gruns owned and operated an audit and consulting practice, and he was formerly with KPMG Certified Public Accountants. He is Chairman of the Board for sportwetten.de AG, a publicly traded company in Germany.

        Mike Zoi has been a director of Ener1 since February 2002. Since 2001, he has been the President and a director of Ener1 Group. Since 1991, Mr. Zoi has worked with Dr. Peter Novak, focusing on bringing advanced electronic technologies to market. In 1998, Mr. Zoi worked with Dr. Novak to form On Power Battery s.r.l. (subsequently renamed Ener1 s.r.l.), an Italian company developing a research, development and production facility for advanced, lithium metal batteries in Italy. For the next three years, Mr. Zoi worked with Dr. Novak to manage the start-up business operations of Ener1 s.r.l., including negotiations with potential licensees for the technology, obtaining grant and loan financing for the start-up business, and relationships with vendors. In 2001, Mr. Zoi and Dr. Novak formed Ener1 Holdings, Inc. (now Ener1 Group, Inc.).

       Dr. Peter Novak has been a director of Ener1 since February 2002. Since 2001, he has been the Chief Technology Officer and a director of Ener1 Group. Since 1991, Dr. Novak has worked with Mike Zoi, focusing on bringing advanced electronic technologies to market. In 1998, Dr. Novak worked with Mr. Zoi to form On Power Battery s.r.l. (subsequently renamed Ener1 s.r.l.). Dr. Novak has been the “sole administrator”, a position equivalent to president, and sole director, for Ener1 s.r.l. Ener1 s.r.l. commenced development of a research, development and production facility for advanced lithium metal batteries in Italy in 1998. For the next three years, Dr. Novak worked with Mr. Zoi to manage the start-up business operations of Ener1 s.r.l. Dr. Novak was, during that period, and is now, primarily responsible for technology development. In that capacity, he performed and supervised research and development, developed numerous technologies for which patent applications are now in process at the United States Patent and Trademark office and elsewhere, and also assisted Mr. Zoi in the business matters referred to under Mr. Zoi’s background description above. In 2001, Dr. Novak and Mr. Zoi formed Ener1 Holdings, Inc. (now Ener1 Group, Inc.). As Chief Technology Officer of Ener1 Group, he is responsible for all technology development, licensing and patent matters. He also assists in the management of the business affairs of Ener1 Group.

        Carlos E. Mendez-Peñate has been a director of Ener1 since 2004. He is a partner in the law firm of Thompson & Knight LLP. From 1998 through 2004, he was a partner in the law firm of Coudert Brothers, LLP. Mr. Peñate is admitted to practice law in New York, Connecticut and Florida. His practice focuses on representation of multinational and foreign corporations, partnerships, and investment funds, in all aspects of mergers and acquisitions, financings, private equity investments, and securities offerings in Latin America and elsewhere; representation of multinational oil companies in emerging market investments; and representation of foreign high net worth families and individuals. Mr. Peñate graduated from the Yale undergraduate and law schools.

        Ludovico Manfredi has been a director and member of the Audit Committee since April 2005. Since 2000, Mr. Manfredi has been employed as a marketing and business development executive for Cheyne Capital, a London-based hedge fund management company. He is responsible for Cheyne Capital’s European strategic relationships and business development activities. Prior to joining Cheyne Capital, from 1997 through 1999, Mr. Manfredi founded and managed Newfield Group, a company active in soft commodities and investments in South America, the Caribbean and Western Europe. Previously, Mr. Manfredi worked in commodities trading with the European trading firms of Sucres et Denrees in Paris and Riz et Denrees in Paris and New York. Mr. Manfredi has an MBA from the Wharton School of Business, University of Pennsylvania, with a major in Finance and he received his initial degree from Institut d’Etudes Politiques de Paris, with a major in Economics and Finance.

        Ronald N. Stewart serves as our Executive Vice President, General Counsel and Secretary. He served as one of our directors from 2002 until April 21, 2005. He has been our General Counsel since April 2002 when he joined Ener1 Group and Ener1. He was also our Chief Executive Officer from May 2003 to September 2003 and our Chief Financial Officer from August 2003 to November 2003. He is Chief Operating Officer of Ener El Holdings (formerly known as EnerLook Health Care Solutions, Inc.). Prior to joining Ener1 Group and Ener1, from 1999 to 2002, Mr. Stewart was engaged in private law practice as a sole practitioner where he counseled clients primarily in mergers and acquisitions, corporate and securities matters, government and commercial contracts, and technology and software licensing. From August 1989 to April 1999, Mr. Stewart worked in the Office of General Counsel at ICF Kaiser International, Inc., an international consulting, engineering and construction firm, where he was vice president and assistant general counsel.

        James Calarco has been our interim Chief Financial Officer since May 4, 2005. Mr. Calarco is also our Controller, a position he has held since 2003. From 2001 to 2003, Mr. Calarco was Accounting and IT Manager for Rymax, Inc., a marketing and distribution company. Prior to this, Mr. Calarco was Financial Systems Administrator for Knight Securities LP. From 1992 through 2000, Mr. Calarco was an Accounting Manager and Senior Consultant with Deloitte & Touche.

        Pankaj Dhingra, President of our Energy Group, joined Ener1 in December 2004. During the period from 1999 to his appointment with the Company, Mr. Dhingra worked for Delphi Corporation. He was Assistant Finance Director, Delphi Energy and Chassis Division from 1999 to 2001 and Business Line Executive, Energy Management, from 2001 to 2004. From 1993 to 1999, Mr. Dhingra worked for General Motors Corporation in various financial and management positions, most recently as Director, Strategic Planning, for that company’s international operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below contains information as of May 15, 2005 about shareholders whom we believe are the beneficial owners of more than five percent (5%) of our outstanding common stock, as well as information regarding ownership of our common stock by our directors, our Chief Executive Officer, our other four most highly compensated executive officers during 2004 (our “named executive officers”) and our directors and named executive officers as a group. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock. As of May 20, 2005, there were 347,455,751 shares of our common stock outstanding. Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns. Except as otherwise noted below, the address of each person or entity named in the following table is c/o Ener1, Inc., 500 West Cypress Creek Road, Suite 100, Fort Lauderdale, Florida 33309.
Name	Amount of Beneficial Ownership	Percent of Class
Ener1 Group, Inc.(1)	393,495,776	90.62
Kevin P. Fitzgerald(2)	7,944,976	2.24
Karl Gruns (4)	242,000	*
Mike Zoi (3)(5)	2,339,438	*
Peter Novak (3)(6)	5,257,023	1.5
Ludovico Manfredi	0	*
Ronald N. Stewart (7)	620,000	*
Randall Paulfus (8)	66,667	*
Pankaj Dhingra	0	*
Elena Shembel(9)	217,667	*
All officers and directors as
A group (9 people) (3)	16,687,771	4.62
* Less than 1%.

(1)
Includes 86,751,183 shares issuable under outstanding warrants exercisable during the 60 day period following April 21, 2005. Ener1 Group also beneficially owns 2,500 shares of our Series B preferred stock, which is convertible into our common stock under the circumstances described in “Description of Securities - Series B Convertible Preferred Stock.” Mike Zoi, Dr. Peter Novak and Boris Zingarevich indirectly beneficially own 24.16%, 24.16% and 51.68%, respectively, of Ener1 Group’s outstanding securities.

(2)	Includes 7,567,976 shares issuable under outstanding options exercisable during the 60 day period following the date of the table.

(3) (4)
The amount of securities shown does not include any securities indirectly held through Ener1 Group.

 Includes 192,000 shares issuable under outstanding options exercisable during the 60 day period following the date of the table.

(5)	Includes 1,939,562 shares issuable under outstanding warrants exercisable during the 60 day period following the date of the table.

(6)	Includes 3,458,608 shares issuable under outstanding warrants exercisable during the 60 day period following the date of the table.

(7)	Includes 250,000 shares issuable under outstanding options exercisable during the 60 day period following the date of the table.

(8)	Includes 66,667 shares issuable under outstanding options exercisable during the 60 day period following the date of the table.

(9)	Includes 216,667 shares issuable under outstanding options exercisable during the 60 day period following the date of the table.

DESCRIPTION OF SECURITIES

General

        Ener1‘s authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 180,000 shares have been designated as Series B convertible preferred stock. As of May 20, 2005, 347,455,751 shares of common stock and 152,500 shares of Series B convertible preferred stock were outstanding.

Common Stock

        Each holder of common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding common stock will have the right to elect all of our directors and otherwise control the affairs of Ener1.

        Holders of common stock are entitled to receive dividends on a pro rata basis upon declaration of dividends by the Board of Directors, provided that required dividends, if any, on the preferred stock have been provided for or paid. Dividends are payable only out of funds legally available for the payment of dividends

        Upon a liquidation, dissolution or winding up of Ener1, holders of our common stock will be entitled to a pro rata distribution of the assets of Ener1, after payment of all amounts owed to Ener1‘s creditors, and subject to any preferential amount payable to holder of preferred stock, if any. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

Series B Convertible Preferred Stock

        Our Series B preferred stock has a liquidation value of $100 per share. Upon a liquidation, dissolution or winding up of Ener1, holders of Series B preferred stock will be entitled to be paid, before any distribution to the holders of common stock, a cash payment equal to the aggregate liquidation value of the Series B preferred stock. Dividends are payable to holders of Series B preferred:

•	Semi-annually, in arrears, on November 1 of each year beginning November 1, 2005;

•
For the first two years after issuance of the shares of Series B preferred, payment-in-kind, in the form of additional shares of Series B preferred at the rate of seven percent (7%) of the liquidation value;

•	Thereafter, in the form of cash at the rate of seven percent (7%) of the liquidation value; and

•	In the event that any dividends are not paid because not legally allowable or not available, dividends cumulate.

        In the event Ener1 files a registration statement to register an offering of common stock by the Company, a holder of Series B preferred has the right to convert the number of shares of Series B preferred equal to up to 50% of the unredeemed liquidation value of the holder’s Series B preferred stock into common stock, for the purpose of including the resulting common stock on the registration statement and for sale in the offering. The conversion ratio will be the liquidation value per share divided by the price per share established for Ener1‘s common stock in the offering.

        Ener1 has the right to redeem the Series B preferred stock at any time at 100% of the liquidation value, plus accrued and unpaid dividends. Holders of the Series B preferred stock will also have the option of requiring Ener1 to redeem the Series B preferred upon the liquidation of all of Ener1‘s senior secured debentures due January 20, 2009. Redemption at the holder’s option would occur in specified installments over time.

        Series B preferred stock has no voting rights, except as required by law. The consent of a holder of Series B preferred stock is required for any amendment or changes to the rights, preferences, privileges or powers of Series B preferred, or the issuance of any senior series of preferred stock.

Certain Florida Legislation

        Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person immediately after acquisition of such shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (1) at least 20% but less than 33-1/3% of all voting power; (2) at least 33-1/3% but less than a majority of all voting power; or (3) a majority or more of all voting power.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and By-laws

        Provisions of our Certificate of Incorporation and By-laws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or a takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

        Authorized and Unissued Preferred Stock. There are 4,850,000 authorized and unissued shares of preferred stock. Our Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred Stock and to establish the designations, powers, preferences and rights of each series of preferred stock. The existence of authorized and unissued preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in our best interests, the Board of Directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group or create a substantial voting block that might undertake to support the position of the incumbent Board of Directors.

        Special Meetings of Shareholders. The By-laws provide that special meetings of the shareholders of Ener1 may be called only by the Board of Directors of Ener1, the Chairman of the Board, the President or by holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. This provision will render it more difficult for shareholders to take action opposed by the Board of Directors.

        Amendment of Bylaws. Though our By-laws may only be altered, amended or repealed and new by-laws adopted by the Board of Directors, any by-law or amendment adopted by the Board may be altered, amended or repealed by vote of the shareholders entitled to vote on such by-law or amendment, or a new by-law may be adopted instead by the shareholders. The shareholders may prescribe in any by-law made by them that such by-law may not be altered, amended or repealed by the Board of Directors.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS

        Pursuant to Section 607.0850 of the Florida Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ener1 pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

        Our Amended and Restated Articles of Incorporation and By-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

        We have purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by Ener1.

BUSINESS

Overview

        We develop, and market lithium batteries and related products; technologies, materials and equipment for nanomanufacturing; and fuel cell components, systems and testing services. These three business lines, all of which are conducted principally through three operating subsidiaries, form our Energy Group. Through our subsidiary, EnerDel, Inc., which is a joint venture we formed with Delphi Corporation, we develop, and market lithium batteries, battery packs and components such as lithium battery electrodes and lithium electronic controllers for lithium battery packs that we develop. Through our wholly owned subsidiary, NanoEner, Inc., we develop technologies, materials and equipment for nanomanufacturing, i.e., manufacturing processes that operate on a microscopic level. Through our wholly owned subsidiary, EnerFuel, Inc., we develop fuel cell components and systems and provide testing services for fuel cell components.

        In October 2004, we acquired Delphi Corporation’s lithium battery patents and equipment, and hired the personnel from Delphi’s former lithium battery operations, as part of a transaction in which Delphi Corporation and Ener1 each contributed their respective lithium battery assets to EnerDel. We and Delphi hold 80.5% and 19.5% interests, respectively, in EnerDel. EnerDel has manufacturing facilities in Ft. Lauderdale, Florida (which we acquired when we purchased Ener1 Battery in September 2002) and Indianapolis, Indiana. All of our lithium battery operations are now conducted through EnerDel, including component, cell and battery production, testing, cell packaging, electronics and integration of the various battery related operational systems such as cells, battery packs and lithium electronic controllers. EnerDel is now developing and marketing lithium battery cells and battery packs in prototype quantities to customers for their evaluation.

        NanoEner, our nanotechnology subsidiary, has built prototype equipment that utilizes our vacuum deposition system (“VDS”) for depositing “thin film” materials onto battery electrodes as part of the battery cell manufacturing process. We believe that our VDS process should offer performance advantages and production cost savings for our lithium battery operations and certain fuel cell components, and possibly in other types of manufacturing that require deposition of materials with microscopic tolerances. We intend to utilize our thin films VDS process to make electrodes for our lithium batteries and market VDS licenses to battery and fuel cell manufacturers and other industries that need to manufacture on a microscopic scale.

        Our fuel cell operations are currently conducted through EnerFuel, Inc. We are in the process of building our first fuel cell prototypes that utilize technologies for which we have filed several patent applications since the last quarter of 2003. These technologies relate to fuel cell stacks, control systems, pressure regulators, solenoids, controls and sensors for fuel cell systems. If we are able to successfully build and test prototype fuel cell components and systems utilizing our technologies, we would then attempt to engage in pilot-scale production testing and limited manufacturing of certain fuel cell components. We have also developed fuel cell testing apparatus.

        In January 2005, we announced that we had signed a letter of intent to acquire Giner Electrochemical Systems, L.L.C. (“GES”), a Boston, Massachusetts company engaged in research, development and fabrication and sales of fuel cells, electrolyzers and other fuel cell related products and services. GES has contracts for research, development and products fabrication with several customers, including General Motors Corporation. GES also has 17 active patents, 9 pending patent applications and 3 provisional patent applications for various fuel cell technologies, including direct methanol fuel cells, electrolyzers and regenerative fuel cells. Closing of the transaction is subject to board approvals, satisfactory results of due diligence and negotiation and execution of definitive agreements. We can not assure you that we will enter into definitive agreements to purchase GES or that, if we do enter into such an agreement, we will be able to close the acquisition or that the closing will take place at any particular time.

        We also own 49% of Enerstruct, Inc., a joint venture with ITOCHU Corporation of Japan, which we formed to pursue technology development and marketing opportunities for lithium batteries in Japan. ITOCHU has also invested $4.5 million in our company in exchange for approximately 15.5 million shares of our common stock. We and ITOCHU have licensed to Enerstruct some of our respective battery technologies for use in Japanese markets and are actively working together to pursue those markets. EnerDel entered into an agreement with Enerstruct as of April 12, 2005, under which Enerstruct and EnerDel will jointly develop Enerstruct’s patent pending high-rate lithium battery technology and our VDS technology. Under the agreement, Enerstruct will also assist us in optimizing EnerDel’s production facilities in Ft. Lauderdale and Indianapolis and NanoEner’s pilot production facility in Ft. Lauderdale.

        We have a total of 90 full time employees. EnerDel has 56 full time employees. EnerFuel has 8 full time employees. NanoEner has 5 full time employees. We also employ 15 full time employees in our administrative offices and 6 full time employees in research and development.

Company History

        Founded in 1985 as Boca Research, Inc., Ener1, Inc., is a Florida Corporation, headquartered in Ft. Lauderdale, Florida. We changed are name during 2002, from Inprimis, Inc. to Ener1, Inc. Prior to 2002, we were engaged in computer-related engineering and consulting services and the development and marketing of associated hardware and software, particularly in the area of set top boxes for use in hotels and hospitals. These set top boxes were used as a platform for providing various menu-oriented software and communications services and capabilities for customers and patients of those institutions. This business was, to some extent, an outgrowth of our previous business of developing and marketing modems and network communications systems, devices and software.

        During the past three years, we have substantially changed our business lines. We have transformed from a computer hardware/software-oriented company to a clean energy technology company, a process that began shortly after the transfer of control of our company in early 2002.

        In January 2002, Ener1 Group, Inc., a privately held technology incubator headquartered in Ft. Lauderdale, Florida, purchased approximately 47 million shares of common stock in our company, which gave it ownership of 80% of our outstanding common stock after the purchase. As a result of subsequent transactions, Ener1 Group now owns approximately 88% of our outstanding common stock. Ener1 Group also has two representatives on our board of directors.

        In September 2002, we acquired from Ener1 Group its Ener1 Battery Company subsidiary, in return for a combination of stock and notes. Ener1 Battery Company was at the time engaged in research, development and marketing of lithium battery technologies. This acquisition provided us with several pending patents for various lithium battery technologies, a staff of research and development engineers, and land, building and lithium battery manufacturing equipment valued at about $20 million. The business of Ener1 Battery is now conducted by EnerDel.

        After the acquisition of Ener1 Battery, we changed our name to Ener1, Inc. and began to phase out of our software engineering and consulting/set top box business. In May 2003, we transferred substantially all of that business and related assets to one of our subsidiaries, then known as EnerLook Health Care Solutions, Inc. (“EnerLook”), which continued to pursue the development and marketing of set top box technologies, products and services to hotel and hospital customers. We transferred all of the assets of EnerLook to TVR Communications, LLC in return for a 5% interest therein in December 2004.

        In September 2003, we began a research and development program in fuel cells and related products and technologies. Since then, we have added several scientists and engineers to our fuel cell staff and filed five patents for various fuel cell technologies, systems and components.

Our Battery Business

Our Principal Products and Markets

        The principal market for our battery business consists of the users of high performance lithium batteries. Within this principal market, we are focusing on applications for our products in power tools, consumer appliances, uninterrupted power supply (“UPS”) and backup power, hybrid electric vehicles and other automotive applications, remote asset tracking of containers and other assets, electric propulsion for wheel chairs and other personal mobility devices, military applications and healthcare.

        Many of our products are in the design or prototype/evaluation sample stage, and most were acquired from Delphi Corporation when we formed EnerDel. We have delivered samples of some of our products to potential customers, and they are currently evaluating these samples.

        Our products and product designs consist of primary (non-rechargeable) battery cells, secondary (rechargeable) battery cells, battery packs and electronics for controlling the operation of the cells and packs.

      Primary Batteries

        Our MO Series of batteries is designed to provide power for automotive backup systems. We believe that this product will be able to yield a high level of power output and performs at lower temperatures than competing products. We are producing initial prototypes now for this product line.

        Our VO Series of batteries is being designed to produce a higher level of “energy density” than the MO Series and is targeted at upper atmosphere vehicles and other military applications. “Energy density” is basically the amount of power that a battery can deliver per unit of volume or weight. This is a common way for measuring battery capacity for putting out energy and is often stated in terms of watt-hours per kilogram (Wh/kg). A kilogram is 2.2 pounds in weight or approximately the mass of a liter of water. A watt-hour means the output of one watt for a period of one hour. The watt is a basic unit of measurement for power. A watt is equal to one joule per second. The joule is a basic measurement for energy, work or quantity of heat. One joule is the energy that is expended when a force of one newton is applied over a displacement of one meter in the direction of the force. A newton is the amount of force required to accelerate a mass of one kilogram at a rate of one meter per second squared.

      Secondary Batteries

        Our E Series of batteries is designed to provide sustained low-power, high energy capacity discharges. Target applications include storage of energy for standby power and certain military uses.

        Our P Series of batteries is designed to provide high-power pulses and/or a continuous high rate of discharge. Target applications include hybrid electric vehicles (i.e., vehicles that use batteries as a partial source of their power —“HEVs”), power tools and other devices that require frequent but relatively short, powerful bursts of power.

        Our EP Series of batteries is designed to produce sustained energy with high-power pulses. Target applications include electric vehicles, asset tracking devices, personal mobility devices, power tools and other consumer appliances.

      Lithium Electronic Controllers

        We have designed four models of our lithium electronic controllers (“LECs”— electronic circuit boards used in our battery packs) to provide electronic control of charging and discharging characteristics of our batteries and battery packs. Through the use of special algorithms implemented through electronic circuitry, these controllers are designed to regulate the operation of our batteries and battery packs to make them operate more efficiently and safely.

        Our LECs are designed to regulate cell voltage limits and cell temperature limits and provide protection from overcharge. They are also designed to indicate the state of charge and overall condition of the cells and/or pack, as well as a data bus for communications. The LEC also monitors each cell’s condition, and maintains the voltage balance among the cells making up the battery in order to optimize cell life. Based on customer requirements, the LEC may also be programmed to optimize charging, discharging and other operating characteristics.

      Battery Packs

        Our 12V4 Battery Pack is designed for use in asset tracking applications. We are now producing evaluation samples of this product for delivery to potential customers. Based on our initial testing, we believe this lithium battery product can offer a useful life of more than two times that of similar nickel-metal-hydride types of batteries and four times the useful life of lead-acid batteries. Since frequent battery replacement is not easy in asset tracking applications, we think this gives our 12V4 Battery Pack a competitive advantage.

        Our 24V Battery Pack is designed for use in wheel chairs and similar personal mobility devices. Our 18V Battery Pack is designed for use in power tools. We plan to have evaluation samples of these products to provide to potential customers during the second quarter of 2005.

        We also have 200 volt and 300 volt battery packs in development. We expect to be able to produce prototypes of the 200 volt pack in the third quarter of 2005 and the 300 volt pack during 2006.

Sales and Marketing

        We market our lithium battery products through internal marketing and technical sales personnel and through professional sales and marketing firms with whom we are negotiating formal marketing agreements. We expect that these agreements will require us to pay commissions to these firms ranging from 3% to 5%.

Engineering and Manufacturing Capabilities

        We have a lithium battery product engineering team consisting of 15 engineers, most of whom are former Delphi Corporation employees. Our team has substantial experience in lithium battery product development, including research and development, design, building of prototypes and testing. Their experience spans both automotive and non-automotive fields and includes high-voltage power systems.

        We also have manufacturing engineering capabilities, including standard quality control procedures, with ISO (International Standards Organization) certification in process. ISO certification is generally regarded as a reliable indicator of overall attention to quality control and we believe that this will be helpful in qualifying us as a vendor to certain customers because they are known to use this as a criteria in vendor selection. Our systems engineering experience includes all major areas of battery cell, battery pack and battery electronics design, testing and integration.

        We have two manufacturing facilities, one in Ft. Lauderdale, Florida, which is used mostly for primary battery products, and one in Indianapolis, Indiana, which is used for secondary battery products. The main characteristics of these two facilities are as follows.

        The Ft. Lauderdale plant has three primary lithium battery cell production lines that utilize sealed argon gas chambers. One of these production lines is currently used occasionally for research and development. Total plant capacity with future modifications and additional automated equipment is estimated at 8 million cells per year at full production levels. Our ISO certification for this facility is in process, in accordance with the most current standards.

        Our Indianapolis plant, acquired from Delphi in the EnerDel transaction, has a secondary lithium production line, dry room production facility and automated cell and battery pack production equipment. At this facility, we can also perform cell testing and high voltage battery pack testing. Current capacity of this plant is approximately 864,000 cells per year. There is also approximately 40,000 square feet available for expansion of this plant. ISO certification is also in process for this plant.

Testing and Quality Control

        Consistent with industry practice, we perform a wide range of safety and other testing for our battery products. This includes testing for nail penetration, bar crush, impact, overcharge, overdischarge, short circuit, thermal cycling, vibration, shock, altitude, salt, fog and humidity. All of our products are tested to industry standards for (1) mechanical tests for sealed portable secondary cells and batteries; (2) safety requirements for portable sealed secondary cells and batteries; (3) safety of primary and secondary lithium cells and batteries during transport; and (4) transportation of lithium cells and batteries.

        In the battery business, particularly lithium batteries, safety is a paramount concern. The potential for overheating, explosions and reactions to stress or impact must be carefully evaluated and eliminated to the fullest extent possible. In addition to the above testing, all of our batteries and battery packs are designed to include three distinct and independent levels of safety protection: (1) cell design — internal polymer shut-down separators cause improperly operating cells to be shut down; (2) electronic controls of cell charge and discharge control, temperature monitoring and circuitry; and (3) thermal shielding case materials surrounding the outside of the battery pack.

Competition

        The battery business is extremely competitive. Many of our competitors are larger companies with more capital and other resources than our company. The industry is subject to rapid technology changes that can result in sudden obsolescence of existing technology. Competition from low cost sources can result in downward pricing pressure, making it difficult to recover costs. We believe that survival and success in this industry depends on several factors: (1) revolutionary, as opposed to incremental, performance advantages; (2) ability to control costs; and (3) the ability to leverage technology advantages through strategic alliances and low cost manufacturing resources. We intend to establish offshore manufacturing capabilities within the next 2-3 years in order to keep volume production costs as low as possible, so that we can continue to competitively price our products. Through our association with Delphi in our EnerDel subsidiary and the manufacturing expertise gained from Delphi (which includes setting up offshore manufacturing facilities), we believe we will be able to control costs more effectively.

Potential Customers and Sales Cycles

        Most of the customers to which we market our lithium battery products are industrial corporations or value-added resellers. We also market to agencies and departments of the United States government. In both cases, the selling cycle can be quite long. There is often an iterative process involved, in which the customer tests and evaluates prototypes or samples, and we modify the product characteristics to match the particular requirements of the customer involved. Once this is done, the ability to manufacture the specific product involved at sufficient volumes for sufficiently low costs and with the required quality must be established. This process accentuates the importance of product engineering — an area in which we believe we have a competitive advantage because of the experience of our team of engineers.

Raw Materials, Suppliers and Customers

        We plan to have more than one source for most if not all of our battery raw material needs when we approach production quantities. Currently, we are producing battery cells and battery packs in prototype quantities only. We expect to ramp up to production quantities for some of our lithium battery products during the third quarter of 2005. The timing of this will depend in part on the success of our current marketing and sample evaluations being performed by certain of our potential customers.

        At this time, we cannot predict to what extent our sales, if and when they materialize, will or will not be dependent (and to what extent) on a single customer or small group of customers. Over the next year or two, a small number of customers may represent substantial portions of our sales because we will be at the beginning of the development curve for our customer base. Our plan is to try to offset this concentration risk through continuing marketing and sales to broaden our potential customer base and through protective terms in long term contract with those customers that do represent sizable portions of our total sales.

The Delphi-EnerDel Transaction

        On October 20, 2004, we and our Ener1 Battery Company subsidiary completed a series of transactions with Delphi Automotive Systems, LLC and Delphi Technologies, Inc., subsidiaries of Delphi Corporation, through which we formed a new company called EnerDel, Inc. As part of the transactions, we received 80.5% of EnerDel’s issued and outstanding shares of common stock in return for the contribution by us and our subsidiaries of the following assets to EnerDel:

•	$15 million in cash;

•
The right to use certain lithium battery manufacturing-related equipment in Ener1 Battery Company’s Ft. Lauderdale manufacturing facility, along with a nominally-priced purchase option for such equipment, exercisable only upon termination of the security interest held by the investors under our senior secured debentures due 2009;

•	Ener1 Battery’s battery-related intellectual property portfolio, which is licensed back to us for uses not related to lithium batteries, under an exclusive, perpetual and royalty-free license; and

•
Our Ener1 Ukraine subsidiary’s battery-related intellectual property portfolio, which is licensed back to us for uses not related to lithium batteries, under an exclusive, perpetual and royalty-free license.

In addition, Ener1 Battery agreed to make available to EnerDel space in Ener1 Battery’s building in Ft. Lauderdale. EnerDel also acquired the use of our vapor deposition technology for lithium battery uses.

        Also as part of the transactions, Delphi received:

•	19.5% of EnerDel's issued and outstanding shares of common stock;

•	8,000 shares of EnerDel’s 8.25% Series A Preferred Stock with an aggregate liquidation value of $8 million (the “Series A Preferred Stock”);

•	Immediately exercisable warrants, with a ten year term, to purchase up to 1.75 million shares of Ener1‘s common stock for $0.70 per share; and

•	Immediately exercisable warrants, with a ten year term, to purchase up to 5.25 million shares of Ener1‘s common stock for $1.00 per share.

        The Series A Preferred Stock was exchangeable, at any time prior to January 31, 2005, into up to 6,956,521 shares of our common stock, based on an exchange rate of 869.5652 shares of our common stock for each share of EnerDel Series A Preferred Stock. This exchange privilege expired without exercise. The Series A Preferred Stock is required to be redeemed by EnerDel for cash, at the liquidation value plus accrued and unpaid dividends upon certain circumstances (including the completion of an initial public offering of EnerDel’s common stock). If the Series A Preferred Stock is not voluntarily redeemed within four (4) years after issuance, then at the holder’s option, it must be redeemed by EnerDel at the liquidation value plus accrued and unpaid dividends in exchange for cash, an EnerDel promissory note, or a combination of both, at EnerDel’s option, such note to be payable in four equal quarterly installments and bearing interest at 8.25% per annum.

        Delphi contributed to EnerDel its lithium battery-related manufacturing equipment and its lithium battery-related patent portfolio, consisting of issued patents and pending patents, which are, in turn, licensed back to Delphi for uses not involving lithium batteries, under an exclusive, perpetual and royalty-free license. In addition, Delphi subleased to EnerDel those portions of Delphi’s Indianapolis facilities that contained its lithium battery operations.

        The EnerDel transactions provided us with access to numerous lithium battery products that have been extensively tested. In addition, we believe that there are several complementary aspects between our lithium battery operations and the assets that Delphi contributed to EnerDel. A summary of these is set forth below:

EnerDel Synergies

Ener1		Delphi
•	High discharge rate battery technologies	•	Long-life battery technologies

•	Primary battery technologies	•	Secondary battery technologies

•	Raw materials processing and cell production	•	Battery cell packaging expertise
capabilities

•	Access to Far East markets, (e.g., Japanese power	•	Good reputation and market ties in automotive
	sector)		and industrial markets

•	Nanotechnology for production of low cost, high	•	Manufacturing and systems integration expertise
discharge rate batteries

Our Nanotechnology Business

Nature of the Business

        Our nanotechnology business currently involves our development efforts associated with our VDS process. VDS is a manufacturing process that we have developed for depositing “thin films” in layers on substrates used to form manufactured components. Initially, we are testing our VDS process for building lithium battery electrodes. The VDS process is designed to facilitate precise deposition of the manufacturing materials in such a way as to increase efficiency of production while also increasing performance of the battery electrode.

        Our VDS process is implemented with computer controls to monitor and regulate key aspects of manufacturing at a precise micro-level. We believe that, if successful, this process, may be useful in many other types of products in addition to battery components. Generally, control of the micro-level aspects of manufacturing using nanotechnology processes allows for production of components that are cleaner, stronger, lighter, and more precise.

Our Application of Nanotechnology to Battery Manufacturing

        We are applying our VDS technology to production of batteries on a prototype basis. Our VDS process, as we apply it to battery manufacturing, uses a vacuum chamber into which we put a battery “substrate” (which is the material upon which we deposit materials to build the battery electrodes). Through a highly calibrated and flexible computer control program that allows micromanagement of key process parameters, we are able to precisely control the formation of battery electrodes. The VDS process makes it possible to add the electrode materials and precisely control their structure on the substrate for a smoother, more even and more complete coverage of the substrate surface, with less surface imperfections. We believe that this provides higher conductivity of electric current, which results in greater power output from the electrode. We think that additional benefits of this production process for battery electrodes include:

•	Efficient use of electrode materials to minimize waste;

•	Manufacturing at the "nano level" (fewer than 100 nanometers) for greater precision;

•	Low cost, rapid production of high-rate battery electrodes;

•	Higher possible battery discharge rates due to greater transmission of current;

•	Reduced costs due to (1) reduction of additives and process steps (i.e., coating, plasticizers, baking) and (2) fewer cells required in multi-cell packs;

•	Higher average voltage; and

•	Excellent adhesion and surface characteristics of electrodes.

Intellectual Property

        We have a patent application pending related to our VDS “thin films” deposition process and have set up a prototype manufacturing and testing facility in Ft. Lauderdale, which has produced samples of lithium battery electrodes that are being evaluated by potential customers and optimized by our scientists and engineers. We have also licensed this technology to Enerstruct, for nonexclusive use in Japan. As discussed above, EnerDel has recently signed a development agreement with Enerstruct to advance the development of Enerstruct’s high discharge rate battery technology, utilizing the VDS process.

Competition

        There are numerous companies involved in “nanotechnology,” and the term “nanotechnology” has a broad range of descriptions. We have defined our participation in this field initially in terms of the above-described efforts in lithium battery development. We believe that among the other companies participating in nanotechnology, broadly defined, there are many with greater resources than our company. We believe that our VDS process will allow significant performance advantages in our planned lithium batteries and are working to test the validity of our research in this area through prototypes.

Our Fuel Cell Business

Introduction

        Less than one year after entering the lithium battery business with our acquisition of Ener1 Battery Company in September 2002, we determined that fuel cell technologies represented a logical extension of our existing development work in batteries, solar cells and other energy storage devices. We believe that many of our technologies have applications to both batteries and fuel cells, so that our research in one of these areas may be leveraged in the other area. The market for fuel cell energy is driven largely by the need for a clean, efficient energy source due to environmental concerns, increasing costs and uncertainty of supply for fossil fuels.

        Fuel cells convert chemical energy into electrical power with fewer steps than other energy technologies. Fuel cells do not store energy, but convert it from one form to another and continue to operate as long as fuel is provided. The general advantages of fuel cells over other energy sources include clean, safe, quiet performance, high energy efficiency, low emissions and ease of operation. The range of potential applications for fuel cells is quite broad, including portable/battery substitution (portable appliances and power tools, small personal vehicles, consumer electronics, backup power), transportation (automotive, public transportation, commercial transportation, marine, military) and distributed power (to homes and small businesses, commercial and industrial sites, remote power (not on standard electrical grid systems)).

        We began our fuel cell research and development in mid-2003 and now have eight full time employees engaged in research and development of a broad range of fuel cell related technologies. We have filed five patent applications with the U.S. Patent and Trademark Office and begun work on prototypes to test these technologies. We expect our first fuel cell control system prototype to be completed in the third quarter of 2005. We have also built testing fixtures that we have sold to third parties through our investor and joint venture partner, ITOCHU Corporation, for use in testing fuel cell components. We plan to continue soliciting military and government research grants to continue developing hydrogen/oxygen fuel cell technologies.

        In March 2005, we were notified of a decision by the Florida Hydrogen Initiative to award to us a grant of $550,000 for 18 months to develop a renewable energy source that will power an entire rest area on an interstate highway. We plan to build a 10 kilowatt, integrated hydrogen fuel cell that will create energy from the byproducts of food waste from theme parks and orange peels from citrus processing. The grant will require us to spend an additional $550,000 of our own funds in cash or in-kind expenditures to qualify for the entire amount of the grant. We have applied for additional grants involving development of other fuel cell technologies.

Competition

        The markets for fuel cells and related products and systems are intensely competitive and the manufacturing of fuel cells is extremely capital-intensive. Among our most active potential competitors in the fuel cell business are companies such as Ballard, UTC Fuel Cell Division, Plug Power, Hydrogenics and Teledyne Energy Systems. Many of these companies have greater financial and marketing resources, greater name recognition and more experience in the fuel cell business than we have.

        We believe that if we can develop successful prototypes of our planned fuel cells, we will be able to obtain the resources to implement the manufacturing of those products or enter into strategic alliances with larger companies to license them to manufacture fuel cells. While other companies in the fuel cell business will undoubtedly be attempting to accomplish some of these same things, we believe that we have some competitive advantage over companies offering fuel cell technologies only because we have technologies in batteries, fuel cells and nanotechnology that we believe are complementary, providing us with the ability to offer a broader range of energy solutions, enhancing our fuel cell capabilities.

Research and Development

        In addition to issued patents and pending patent applications for technology developed internally over the past several years, we obtained additional issued patents and pending patent applications for various lithium battery technologies when we formed EnerDel. While we will continue to explore, expand and develop our existing and new lithium battery technologies, we also intend on shifting our focus toward prototyping, marketing, selling and production of products implementing technologies that we have already developed, substantially developed or acquired. Many of the secondary cell technologies gained in the EnerDel transaction, for example, are now in the design and prototype testing process and some have already been tested extensively for safety and operating characteristics. In the fuel cell business, we have several patent applications pending.

        In 2003 and 2004 we spent $1,402,192 and $18,012,332, respectively, in the aggregate, on research and development. The 2004 amount included $14,923,076 for a charge to research and development expense taken for the fair value of equipment, intangible assets and supplies transferred to EnerDel during the formation of EnerDel that were considered to be acquired for research and development purposes with no alternative future use (see Note 11 - Notes to Consolidated Financial Statements in Item 7 herein).

        We are also exploring potential licensing transactions for acquiring additional battery and fuel cell technologies that we believe are worthy of commercializing and that complement our existing technology portfolios.

Government Regulation and Approvals

        Certain aspects of production and transportation of batteries and fuel cells and their components or raw materials are regulated on the international, national and state levels, as well as by private commercial organizations. In addition to obtaining certain certifications that may be required on our products that we plan to sell on a standalone basis rather than in systems, there are various other approvals or certifications that we may need before we can sell certain of our proposed battery and fuel cell products such as “QPL” (Qualified Parts Laboratory - Crane, Indiana) for military sales and “UL” (Underwriters Laboratory) for sales generally. (Certain certifications, such as UL, may not be required for products imbedded into systems, e.g., for certain OEM applications.)

        Transportation of battery products is regulated by the U.S. Department of Transportation and other governmental departments and agencies. Their approvals may be required before we can ship our products on a commercial basis.

        In addition to the foregoing, we must comply with environmental regulations. While we believe that we have obtained all necessary environmental approvals and permits necessary for the current conduct of our operations, environmental regulations may become more stringent, increasing the cost of compliance and the risk of failure to comply. In particular, there are environmental laws that provide for strict, unlimited liability in connection with releases of “hazardous substances.” In the manufacturing of batteries and components and materials for batteries, we use a number of hazardous substances that are regulated by these environmental laws. While we believe that we have minimized environmental risks in our Ft. Lauderdale facility by operating with an essentially “closed” system - i.e., a system that is self-contained and that recycles substantially all of the materials used in the system, we are currently classified as a “small generator of hazardous waste” for that facility and operate in accordance with the regulations for this class of business. At this time, our costs for maintaining environmental, health and safety compliance are not material.

        We are currently in the process of obtaining ISO9001:2000 certification for various aspects of our lithium battery components manufacturing. Our ability to obtain this certification would indicate to our potential customers that we meet the independent international quality idea and maintenance standards that have been accepted by a substantial number of major manufacturing companies around the world. We view such certification as an important factor in establishing our credibility with our intended customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contain” forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 23E of the Securities Exchange Act of 1934, as amended, including statements about our beliefs and expectations. There are many risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. Potential factors that could cause actual results to differ materially from those discussed in any forward-looking statements include, but are not limited to, those stated below under the headings “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” as well as those described from time to time in our filings with the Securities and Exchange Commission.

        All forward-looking statements are based on information available to us on the date of this filing, and we assume no obligation to update such statements. The following discussion should be read in conjunction with our filings with the Securities and Exchange Commission and the consolidated financial statements included in this Annual Report.

Overview

        During 2003 and 2004, we devoted substantially all of our attention to the continued development of high energy lithium batteries and fuel cells and delivered several battery prototypes to prospective future customers.

        In the second quarter of 2003, we transferred certain assets of our former Digital Media division to EnerLook Solutions, Inc. (now Ener EL Holdings, Inc. -“EnerLook”) in order to consolidate within EnerLook our set top box business, which delivered interactive information and entertainment systems and services to customers in vertical markets such as hospitality and healthcare. As part of this restructuring, we transferred net assets in the amount of approximately $1.0 million to EnerLook Solutions. In the fourth quarter of 2003, we decided to discontinue our involvement in EnerLook’s business and on December 15, 2003, we entered into an arrangement with T. & V. Rental Co., Inc. (TVR) under which TVR would manage EnerLook’s business and fund its operations for a six-month period in return for any profits earned from that business. TVR also was granted an option to purchase the assets of EnerLook if specific conditions were met. Accordingly, our EnerLook segment was deemed to be held-for-sale and its revenues, expenses, assets and liabilities are classified as discontinued operations. TVR exercised its option to purchase the assets of EnerLook, and in December 2004 we sold substantially all of the assets of EnerLook to TVR Communications LLC, in return for a 5% ownership position in TVR which was valued at $115,000.

        We formed NanoEner, Inc. on April 2, 2004 to develop new markets and applications for our technologies to manufacture nanomaterials. We currently use our nanomaterials manufacturing technologies in the development of nanomaterials for lithium batteries and other high-energy storage devices.

        During 2004, we substantially completed equipping our battery manufacturing plant in Ft. Lauderdale, Florida and began preproduction activities. Also during 2004, we and Delphi Corporation formed a new company called EnerDel, Inc., of which we own 80.5% and Delphi owns 19.5%. Delphi contributed to EnerDel its lithium battery manufacturing equipment, and EnerDel is leasing the associated space in Indianapolis, Indiana from Delphi. Delphi also contributed to EnerDel its lithium battery patents and rights in its lithium battery patent applications. Our subsidiary, Ener1 Battery Company, contributed to EnerDel its rights in its lithium battery patent applications, and Ener1 Ukraine contributed to EnerDel its patents and rights in patent applications. We intend to conduct all of our future battery related operations through EnerDel.

        We formed a new subsidiary, EnerFuel, Inc., on October 29, 2004 to operate our fuel cell business.

        On March 14, 2005, we issued $14.225 million in aggregate principal amount of 7.5% senior secured convertible debentures due March 2009 and warrants to purchase 7,112,500 shares of our common stock in a private placement to accredited investors under Regulation D of the Securities Act of 1933, as amended. The interest rate of the debentures due March 2009 will increase to 15% per year if we fail to meet various milestones set forth in the debentures as of March 15, 2006, which include, among other things, requirements relating to listing our common stock on the Nasdaq National Market, the Nasdaq SmallCap Market or the New York Stock Exchange, and the price and trading volume of our common stock. The debentures are senior to our existing and future indebtedness and pari passu with our senior secured debentures due January 2009 issued in January 2004. The debentures due March 2009 mature on March 14, 2009.

        In January 2004, we issued $20,000,000 in aggregate principal amount of 5% senior secured convertible debentures due January 2009. The interest rate under these debentures is currently 15%. Our obligations under the debentures are collateralized by the land and building owned by the Battery Company. As part of the transaction, we issued warrants with a ten-year term to purchase a total of 16,000,000 common shares at an initial price of $2.51 per share.

        In applying the provisions of Accounting Principles Board Opinion No. 14, entitled "Accounting for Convertible Debt Issued with Stock Purchase Warrants," and Emerging Issues Task Force Release Nos. 98-5 and 00-27, we recorded a discount on the debentures due January 2009 in the amount of $20,000,000. This discount is being accreted to interest expense using the interest method over the life of the debentures (five years). As the effective interest rate, which is determined by dividing the actual interest rate on the convertible debentures by the discounted debt amount, approaches infinity, the interest expense to be recorded approximates the future cash payments. The remaining discount on the convertible debentures as of December 31, 2004 was $19,700,000, after conversion of $300,000 in principal amount of the debentures.

        Despite the discount we are required to record in our financial statements in accordance with the accounting pronouncements discussed above, we remain legally obligated to repay the aggregate principal amount of the outstanding debentures due January 2009 plus all accrued interest on the debentures at the rate(s) set forth in the debentures. As of December 31, 2004, $19,700,000 in aggregate principal amount of the debentures was outstanding.

Application of Critical Accounting Policies

        Deferred Tax Assets. We have recorded a deferred tax asset of approximately $43,595,000 at December 31, 2004, which is completely offset by a valuation allowance. Realization of approximately $17,000,000 of the deferred tax asset is limited to the extent we have offsetting income arising from appreciation of assets through January 2002, which we believe is unlikely. Realization of the balance of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income are modified.

        Long-lived Assets: We account for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, long-lived assets to be held are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment is determined when the sum of the undiscounted cash flows estimated to be generated by those assets is less than their carrying value. We recorded charges for asset impairment of $8.3 million in 2004.

        Stock Compensation: Options granted to employees under our stock option plans are accounted for by using the intrinsic method under APB Opinion 25, Accounting for Stock Issued to Employees (APB 25). In October 1995, the Financial Accounting Standards Board issued Statement No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), which defines a fair value base method of accounting for stock options. Certain aspects of the accounting standards prescribed by SFAS 123 are optional and therefore, we have continued to account for stock options under the intrinsic value method specified in APB 25. We have adopted the disclosure-only provisions of SFAS 123. Accordingly, compensation cost has been recognized for the stock option plans only when the exercise prices of employee stock options are less than the market prices or fair values of the underlying stock on the date of grant. If compensation cost had been determined based on the fair value at the grant date for all awards consistent with the provisions of SFAS 123, our net loss and loss per share would have been as indicated below:

Twelve Months Ended December 31,		Three Months Ended March 31, (Unaudited)
2003	2004	2005	2004
Net Loss as reported
Plus: compensation recorded
  for stock options issued
Less: proforma stock based
  employee compensation

Loss per share (including preferred stock dividends and accretion of discounts):
     Basic and diluted as
        reported
     Basic and diluted
        proforma
$ (8,917,848) $ 397,025 $ (363,031) $ (8,883,854) $ (0.03) $ (0.03)	$ (35,815,497) $ 714,090 $ (2,087,314) $ (37,188,721) $ (0.11) $ (0.11)	$ (6,184,765) $ 255,646 $ (920,272) $ (6,849,391) $ (0.02) $ (0.02)	$ (3,308,107) $ 48,585 $ (250,890) $ (3,510,412) $ (0.01) $ (0.01)

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (Statement 123(R)), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123) and which requires all share-based payments to employees, including grants of employee stock options, to be recognized at the date of grant in the income statement based on their fair values. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce our net operating cash flows and increase financing cash flows in periods after adoption. We expect to adopt Statement 123(R) on January 1, 2006.

Consolidated Results of Operations

        The following tables provide our selected consolidated results of operations for the indicated periods (in thousands of dollars):

	Twelve Months Ended December 31,		Three Months Ended March 31, (Unaudited)
	2003	2004	2005	2004
Net Sales	27	42	21	30
Cost of Goods Sold	31	10	--	10

Gross Profit	(4)	32	21	20
Operating Expense	7,300	38,942	6,732	3,193

Loss from Operations	(7,305)	(38,910)	(6,711)	(3,173)
Other Income and (Expense)	(7)	148	52	23
Equity Loss in EnerStruct	(227)	(591)	(169)	(156)
Minority Interest	--	--	643	--
Loss from Continuing Operations	(7,538)	(35,921)	(6,185)	(3,306)
Discontinued Operations	(1,380)	106	--	--
Income Taxes	--	--	--	(2)

Net Loss	(8,918)	(35,815)	(6,185)	(3,308)

Results of Operations For Three Months Ended March 31, 2004 and 2005

        Net Sales: We had no significant sales from continuing operations in either of the three month periods ended March 31, 2005 and 2004.

        Gross Profit (Loss): We had no significant gross profit or loss from continuing operations in either of the three month periods ended March 31, 2005 and 2004.

        Net Loss: The Company incurred a net loss of $6,184,765 and $3,308,108 for the three months ended March 31, 2005 and 2004, respectively. The net loss increased by 87% or $2.9 million, primarily due to: an increase of 342%, or $1.7 million, in research and development costs, mostly due to the acquisition and formation of EnerDel; an increase of $0.8 million from $0.00 in manufacturing pre-production costs related to the start-up of our production facilities in our Ft. Lauderdale manufacturing plant; an increase of 19%, or $0.5 million, in Selling, General and Administrative expenses; an increase of 236%, or $0.5 million, in interest expenses incurred in connection with interest payments made on the senior secured convertible debentures due January 2009; and offset by an increase of $0.6 million in Minority Interest resulting from the EnerDel transaction in October 2004.

        Research & Development Expenses (“R&D”): R&D expenses increased $1,743,990 during the three months ended March 31, 2005, from $509,633 to $2,253,623 when compared to the same period in 2004. This increase is primarily due to an increase of $1,248,157, in battery R&D resulting from the formation of EnerDel Inc; an increase of $282,561, in R&D conducted by NanoEner due to the purchase of VDS equipment for research and development; and an increase of $213,272, in Fuel Cell R&D to build sample fuel cell stacks.

        Selling, General, and Administrative Expenses (“SGA”): SG&A expenses increased 19.3%, or approximately $475,000, from $2,460,000 to $2,935,000 during the three months ended March 31, 2005, when compared to the same period in 2004. This increase is primarily due to an increase of 698%, or $288,000, in depreciation because of battery production lines being put into service during the quarter ended March 31, 2005; an increase of 71%, or $150,000, in outside services; an increase of 454%, or $143,000, in rent expense due to the acquisition of office space from Delphi; an increase of $74,000 from $0.00, in computer and IT costs to support the new engineering center in Indianapolis; an increase of 241%, or $55,700, in travel and travel related expenses due to the new office in Indianapolis; an increase of 715%, or $25,000, in postage expenses; an increase of 222%, or $25,000, in office supplies; and an increase of 2%, or $10,000 in all other expense categories partially offset by a decrease of 12.2%, or $112,000, in administrative salaries; a decrease of 23%, or $184,000, in professional fees.

        Manufacturing Pre-production Costs: Beginning in June 2004, we began preparing our battery manufacturing plant in Fort Lauderdale to begin production, in addition to continuing our research and development activities. Manufacturing pre-production cost for the three months ended March 31, 2005 and 2004 were $793,000 and $0 respectively. These expenses were incurred for implementing new manufacturing infrastructure, including new personnel, policies, and procedures.

Results of Operations For Years Ended December 31, 2003 and 2004

        Net Sales: We had no significant sales from continuing operations in 2003 or 2004

        Gross Profit: We had no significant gross profit from continuing operations in 2003 or 2004

        Net Loss: We incurred a net loss for the twelve months ended December 31, 2004 of $35,815,497. The net loss increased 301%, or $26.9 million due primarily to the increased size and scope of our organization which resulted in: an increase of 58% or $2.9 million in Selling, General and Administrative Expenses; an increase of 120%, or $1.7 million in research and development costs; an increase of 62%, or $0.6 million in interest expense; $8.3 million in asset impairment charges; $3.3 million in manufacturing expenses (which are further discussed in “Preproduction Expense” below); and, $14.9 million in charges to research and development for assets acquired for use in research and development efforts by EnerDel from Delphi Corporation and for which there was deemed to be no alternative future use. (See Note 11 to the Notes to our Consolidated Financial Statements for a further discussion of the charges resulting from the acquisition of research & development assets for which there was deemed to be no alternative future use.)

        Preproduction Expense: During 2004, we incurred $3.3 million for expenses related to the start-up of our production facilities in our Ft. Lauderdale, Florida manufacturing plant. These expenses were for labor, materials and overhead consumed in the efforts, including training, to make our equipment and personnel ready to produce our products for sale. There was no such preproduction activity in 2003.

        Research and Development Expenses: In 2003, we incurred $1.4 million for R&D expenses related to our battery and fuel cell businesses. In 2004 we incurred $18.0 million for R&D expenses; $ 1.8 million was for our battery business; $0.9 million was for our fuel cell business; $0.4 million was for our nanotechnology business; and, $14.9 million was for charges to R&D expense taken for the fair value of equipment, intangible assets and supplies transferred to our new subsidiary, EnerDel, Inc. (EnerDel), during the formation of EnerDel that were considered to be acquired for R&D purposes with no alternative future use.

        Selling, General and Administrative Expenses. SG&A related to continuing operations were $5.0 million in 2003, and $7.8 million in 2004, a year to year increase of $2.9 million. This increase in SG&A was primarily due to an increase of 58% or $1.4 million in wages and related payroll taxes; an increase of 128% or $1.0 million in professional fees; an increase of 509% or $0.5 million in outside services; an increase of 94% or $0.2 million in insurance expenses; an increase of 100% or $0.1 million in recruiting expenses; an increase of 19% or $42,000 in travel expenses; offset by a decrease of 47% or $0.1 million in public relations expenses; a decrease of 20% or $0.1 million in rent and utilities; and, a net decrease of 31% or $0.2 million in all other expense categories.

        We and our majority shareholder, Ener1 Group, Inc., have shared some common facilities, personnel, and other resources. Allocation of expenses is made between these companies, utilizing systematic methods. These expenses, which were included in selling, general, and administrative expenses, were as follows for 2003 and 2004.

	2003	2004
1st Quarter	$211,580	$29,542
2nd quarter	193,516	(17,100)
3rd Quarter	86,062	50,312
4th Quarter	0	(2,661)
Total	$491,158	$60,093

Loss from Asset Impairment: In 2004 we recorded a charge to earnings to recognize the impairment of a portion of our manufacturing related assets, the use of which was transferred to EnerDel. The amount of this charge was $8.3 million. In connection with our acquisition of new research and development and manufacturing equipment as part of the formation of EnerDel, management determined that we would conduct certain manufacturing activity at our newly acquired facilities in Indianapolis and certain other manufacturing activity at our existing facilities in Ft. Lauderdale. Due to this reallocation of intended use of our manufacturing capabilities, we no longer expected to recognize revenues and positive net cash flows in excess of the equipment carrying values from the use of our equipment located in Ft. Lauderdale. The carrying value of the equipment was reduced to its estimated fair market value.

          Loss from Operations Held for Disposal: In 2004 we recorded a net gain of $105,572 on disposal of assets that were held for disposal. This gain was recorded as a result of the December 7, 2004 closing on the sale of substantially all of the assets of our 49% owned subsidiary EnerLook Healthcare Solutions, Inc. In 2003, the loss from operations held for disposal was $1.4 million. (See Notes 2 & 8 to the Notes to our Consolidated Financial Statements for a further discussion of our operations held for disposal).

        Provision for Income Taxes: The effective tax rate in 2003 and 2004 was zero percent, due to increases in the deferred tax asset valuation allowance.

Liquidity and Capital Resources

        As of December 31, 2004, we had working capital of $11.8 million. As of March 31, 2005, our working capital was $19.0 million, which included $21 million consisting of cash and equivalents, offset by $2 million in current liabilities. During the period from December 31, 2004 through March 31, 2005, our working capital increased by $7.2 million. This increase was primarily the result of the receipt of net proceeds of $13.1 million from the sale of our senior secured convertible debentures due March 2009 and warrants to purchase our common stock.

        We had negative cash flows from operations of $5.4 million in 2003, $13.9 million in 2004, and $6.3 million for the three months ended March 31, 2005. Our total net losses were $8.9 million in 2003, $35.8 million in 2004 and $6.2 million for the three months ended March 31, 2005. We financed our operations during 2003, 2004 and 2005 primarily through the issuance of debt and equity securities.

        In March 2005 we raised additional capital through the private placement of $14,225,000 in aggregate principal amount of our senior secured convertible debentures due March 2009 , 2,500 shares of our Series B perferred stock and warrants to purchase shares of common stock. We used a portion of the proceeds of the offerings to pay the expenses of the offerings and we expect to use the remaining proceeds to fund general working capital requirements. We believe the remaining proceeds from these private placements will be sufficient to fund our operations during the remainder of 2005. The continued development of our energy-related technology and products will require significant additional capital investment and, as a result, we expect to continue to incur negative cash flows during 2005. We will require additional capital within the next twelve months to support the activities of EnerDel, EnerFuel and NanoEner. We intend to seek additional financing, which may take the form of equity or debt funding. We cannot assure you that any such required capital will be available on terms acceptable to us, if at all, and, at such time or times as it we require it. If additional financing is not obtained, such a condition, among others, will give rise to substantial doubt about our ability to continue as a going concern for a reasonable period of time.

        We regularly evaluate acquisitions of businesses, technologies, or products complementary to our business. In the event that we decide to pursue one or more acquisitions, including, e.g., the acquisition of GES, our remaining cash balances may be utilized to finance such acquisitions, and additional sources of liquidity, such as debt or equity financing, will in all likelihood be required for such acquisitions or to meet additional resulting working capital needs. We cannot assure that additional capital beyond the amounts forecasted will not be required or that any such additional required capital will be available on terms acceptable to us, if at all, at such time or times as required by us.

Commitments and Contingencies

        We receive communications from time to time alleging various claims. These claims include, but are not limited to, allegations that certain of our products infringe the patent rights of third parties. We cannot predict the outcome of any such claims or the effect of any such claims on our Company’s operating results, financial condition, or cash flows.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ener1 Group, Inc. Acquisition of Control of Ener1, Inc.

        In December 2001, we entered into a Securities Purchase Agreement with Ener1 Group under which Ener1 Group acquired a controlling interest in our company. Two of our directors, Mr. Zoi and Dr. Novak each indirectly beneficially own 24.16% of Ener1 Group’s outstanding securities. Under the Securities Purchase Agreement, Ener1 Group agreed to purchase 47,126,416 shares of our common stock at a price of $.0254634 per share, for the original purchase price of $1,200,000. The shares purchased by Ener1 Group represented 80% of the issued and outstanding capital stock of our company at the time. On January 3, 2002, we issued 12,500,001 shares of our common stock to Ener1 Group, representing a majority of our issued and outstanding common on that date and a convertible promissory note in the principal amount of $481,785; and placed 15,708,821 shares into escrow. We issued the remaining 34,626,418 shares of our common stock to Ener1 Group, on March 15, 2002 following: (1) the automatic conversion of the convertible promissory note issued to Ener1 Group into 18,917,597 shares of our common stock and (2) the release from escrow of 15,708,821 shares of our common stock. Each of these events took place upon the approval of our shareholders of an amendment to our Articles of Incorporation to increase in the number of our authorized shares of common stock, which was obtained on March 11, 2002.

        On February 22, 2002, the original purchase price was reduced by $200,000 to $1,000,000 under the terms of the Agreement because we did not meet specific shareholder equity targets as of December 31, 2001. To pay this amount, we issued a one-year promissory note bearing interest at 8% to Ener1 Group. In November 2003, the debt represented by this note together with other obligations we had to Ener1 Group and others was exchanged for shares of our common stock, warrants and notes. See “— Debt Exchange Agreement with Ener1 Group, Mr. Zoi and Dr. Novak” for a description of this exchange.

Loans and Advances to Us from Ener1 Group

        Ener1 Group has made various loans, advances and capital contributions to us since it first acquired a majority interest in Ener1 in early 2002. With the exception of approximately $1,000,000 of accrued interest on some of these loans, all of these loans were satisfied when they were exchanged for our common stock and warrants in November 2003, pursuant to our Debt Exchange Agreement with Ener1 Group, Mr. Zoi and Dr. Novak. As part of this exchange, we issued promissory notes to Ener1 Group, Mr. Zoi and Dr. Novak in aggregate principal amount of approximately $1,000,000 representing the amount owed in accrued interest on advances. These notes were paid in full using the proceeds of our issuance in January 2004 of our 5% senior secured convertible debentures due January 2009.

Additional Ener1 Group Investments in Ener1

        Beginning in May 2002, Ener1 Group made capital contributions to us totaling $2,000,000 to fund the operations of our (now former) Digital Media Technologies Division. In connection with these capital contributions, in September 2002 we issued the following securities to Ener1 Group:

(a)
       80,000 shares of our Series A Preferred Stock, par value $0.01 per share. Each preferred share automatically converted into 50 shares of our common stock in October 2002 upon the amendment of our Articles of Incorporation to increase our authorized shares.

(b)	Warrants to purchase up to 20,597,015 shares of our common stock with an exercise price of $0.08 per share. These warrants have a 10-year term. None of these warrants have been exercised.

Ener1 Battery Equipment Acquisitions and Related Loan Transactions

        In June 2002, Ener1 Battery acquired from Ener1 Group manufacturing equipment with an aggregate value of approximately $13,488,000 in a series of transactions from Ener1 s.r.l., an Italian company. Mr. Zoi and Dr. Peter Novak and companies controlled by them own 99% of the outstanding securities of Ener1 s.r.l. The equipment acquired was valued at the lower of the net book value of Ener1 s.r.l in such equipment or fair market value. In connection with these acquisitions, Ener1 Battery assumed promissory notes originally payable by Ener1 s.r.l. to (1) Mr. Zoi, for $139,994.87 and $148,552.46, respectively, (2) Dr. Novak, for $394,949.24 and $902,774.22, respectively, (3) ZN, LLC (a company controlled by Mr. Zoi and Dr. Novak), for $371,555.56 and (4) Tavricheskiy Bank, for $1,200,000, plus accrued interest. In November, 2002, Ener1 Battery obtained an additional loan from Tavricheskiy Bank for $400,000, of which approximately $371,555.56 was used to pay off the note to ZN, LLC. As part of the transactions under which Ener1 Battery acquired this equipment from Ener1 Group, Ener1 Battery issued a promissory note to Ener1 Group for $5,500,000 at 10% annual interest. This note was cancelled in exchange for stock, warrants and notes under our Debt Exchange Agreement with Ener1 Group in November 2003.

        When Ener1 Battery received the equipment described above, the equipment was subject to a security interest in favor of Meliorbanca Gallo S.p.A., an Italian bank, securing Ener1 s.r.l.‘s obligations in connection with loans previously made to Ener1 s.r.l. In March 2003, the Meliorbanca loans were restructured into a new loan agreement in which the Meliorbanca’ security interest in Ener1 Battery’s equipment was limited to 5,000,000 Euros (approximately US$6,000,000). We, Ener1 Group, Ener1 Battery, Mr. Zoi and Dr. Novak were all named as guarantors of the Ener1 s.r.l. obligations under the March 2003 loan agreement.

        The Meliorbanca loan was paid in full in January, 2004, and Meliorbanca’s security interest in Ener1 Battery’s equipment, and all of the guarantors’ obligations to Meliorbanca, were released. The equipment is now pledged as security for Ener1 Battery’s guaranty of Ener1‘s obligations under the $20,000,000 in aggregate principal amount of senior secured convertible debentures due January 2009 that we issued in January 2004.

Our Acquisition of Ener1 Battery from Ener1 Group

        On September 6, 2002, we entered into a merger agreement with Ener1 Group pursuant to which we acquired 100% of the outstanding capital stock of Ener1 Battery from Ener1 Group. As a result of the acquisition, Ener1 Group’s ownership of our common stock increased to 96.1% of our then outstanding shares and approximately 96.8% of our fully diluted common share equivalents, after giving effect to exercise of all warrants and mandatory conversion of our Series A Convertible Preferred Stock issued in connection with the acquisition.

In exchange for 100% of the stock in Ener1 Battery, we paid the following consideration to Ener1 Group:

(a)	50,000,000 shares of our common stock.

(b)
       3,930,000 shares of our Series A Preferred Stock, par value $0.01 per share. The preferred stock had the rights, preferences and designations set forth in the Certificate of Designations included as Exhibit A to the merger agreement. In October 2002, the Series A Preferred Stock automatically converted into 196,500,000 shares of our common stock after we amended our articles of incorporation to increase the number of our authorized shares of common stock.

(c)	Warrants to purchase up to 48,402,985 shares of our common stock at an exercise price of $0.08 per share. The warrants have a 10-year term. None of these warrants have been exercised.

(d)
       A $1,161,850 promissory note payable to Ener1 Group, bearing interest at 10% per annum and due on September 1, 2003. In November 2003, this note and other obligations was exchanged for our common stock, warrants and notes, along with other obligations we had to Ener1 Group and others.

In connection with the merger transaction, Ener1 Group made capital contributions to Ener1 Battery totaling $4,700,000.

Allocation of Expenses to Us from Ener1 Group

        We share office space with Ener1 Battery and Ener1 Group. During 2003 and a portion of 2004, we and Ener1 Battery utilized Ener1 Group personnel for various administrative and other functions, which included the services of Mike Zoi and Peter Novak. A portion of Ener1 Group’s expenses for such office space and personnel was allocated to us based on the usage by us and Ener1 Battery. Our portion of these expenses, including Ener1 Battery’s pro rata share of these expenses, was $491,158 in 2003 and $60,093 in 2004.

Payments to Mr. Zoi and Dr. Novak

        In November 2003, we reimbursed Ener1 Group, $128,586 and $113,915, representing our allocated share of expenses incurred by Ener1 Group for the annual salaries, automobile allowances and insurance benefits paid by Ener1 Group in 2002 to Mr. Zoi and Dr. Novak, respectively. At the same time, we also reimbursed Ener1 Group $82,516 and $71,862, representing our allocated share of expenses incurred by Ener1 Group in 2003 for the salaries, automobile allowances and insurance benefits paid to Mr. Zoi and Dr. Novak, respectively. In July 2003, we began making payments directly to Mr. Zoi and Dr. Novak, including annual compensation of $250,000 and $250,000, respectively, and their automobile allowances and insurance benefits. We will continue making these payments directly to Mr. Zoi and Dr. Novak in return for their services. We paid $46,450 and $32,125 for insurance benefits during 2004 for Mike Zoi and Peter Novak respectively.

Debt Exchange Agreement with Ener1 Group, Mr. Zoi and Dr. Novak

        In November 2003, we issued 17,027,579 shares of common stock and warrants to purchase up to 18,494,767 shares of our common stock (warrants to purchase 9,247,383 shares were issued with an exercise price of $1.50 per share and warrants to purchase 9,247,384 shares were issued with an exercise price of $2.00 per share) in satisfaction of approximately $13,300,000 in debt including $11,700,000 in debt owed to Ener1 Group (including $4,800,000 in intercompany advances from Ener1 Group), $300,000 in debt owed to Mr. Zoi and $1,300,000 in debt owed to Dr. Novak. These funds were advanced by Ener1 Group, Mr. Zoi and Dr. Novak to fund our operations. The accrued interest on the debt which was exchanged as of the date of the Debt Exchange was converted into two year promissory notes issued to Ener1 Group, Mr. Zoi and Dr. Novak with principal amounts equal to the accrued interest on the notes, totaling approximately $1,000,000. These notes were all paid in full with proceeds from our 5% Senior Secured Debentures issued in February 2004. As a result of the exchange, Ener1 Group received 14,829,288 shares and warrants to purchase up to 16,107,061 shares of common stock, Mr. Zoi received 399,876 shares and warrants to purchase up to 434,330 shares of common stock, and Peter Novak received 1,798,415 shares and warrants to purchase up to 1,953,376 shares of common stock.

Additional Investment by Ener1 Group

        In November 2003, Ener1 Group purchased an additional 1,388,889 shares of common stock from us and warrants to purchase up to 1,505,232 shares (warrants to purchase 752,616 shares were issued with an exercise price of $1.50 per share and warrants to purchase 752,616 shares were issued with an exercise price of $2.00 per share), for an aggregate purchase price of $1,000,000.

        Pursuant to an agreement dated October 15, 2004, in March, 2005, at the Company’s request, Ener1 Group purchased 2,500 of the Company’s Series B Preferred shares, and warrants to purchase 138,890 shares of the Company’s common stock, for an aggregate purchase price of $250,000. Pursuant to the terms of the agreement, we paid one-third of this aggregate purchase price to Ener1 Group as a fee for Ener1 Group’s assistance in obtaining financing commitments from Ener1 Group and Cofis Compagnie Fiduciarie S.A.

BZINFIN S.A. Loans to Ener1 Group

        Our parent company, Ener1 Group, has, from time to time, had loans from its principal investor, BZINFIN, S.A.,. Mr. Boris Zingarevich, who is a director of Ener1 Group, is an officer of BZINFIN and controls BZINFIN. Mr. Zoi and Dr. Novak, also directors of Ener1 Group and directors of our company, own all of the outstanding securities of ZN, LLC, which, together with BZINFIN, owns 100% of Ener1 Group.

        BZINFIN formerly held assignments of the rights to three of Ener1 Battery’s five pending battery-related patent applications at the U.S. Patent and Trademark Office as collateral for the loans from BZINFIN to Ener1 Group, the proceeds of which were used to finance Ener1 Battery’s operations. BZINFIN also had a security interest in Ener1 Battery’s battery manufacturing equipment as collateral securing Ener1 Group’s obligations under a $1,000,000 loan to Ener1 Group dated January 2003. One of the collateral assignments was released in connection with the purchase of our stock by ITOCHU Corporation in July 2003. The other two collateral assignments and the equipment security interests were fully released in connection with our issuance in January 2004 of our senior secured convertible debentures due January 2009.

Provision of Services to and by Ener1 Group

        During 2004 and 2005, we provided various services and the use of our employees to Ener1 Group. We billed Ener1 Group and its subsidiaries for the actual cost of these services and employees. Similarly, during 2004 and 2005, we used various services and employees of Ener1 Group and its subsidiaries, and Ener1 Group billed us for the actual cost of these services and employees. During 2004, Ener1 Group and its subsidiaries billed us $127,585 and we billed Ener1 Group and its subsidiaries $187,678, in each case for services and employees of the other party. During the three months ended March 31,3005, Ener1 Group and its subsidiaries billed us $309 and we billed Ener1 Group and its subsidiaries $27,830, in each case for services and employees of the other party.

Merger of Ener1 Acquisition Corp. into Splinex Technology Inc.

        In January 2005, in accordance with an Agreement and Plan of Merger dated as of June 9, 2004, as amended, Ener1 Acquisition Corp., our wholly-owned subsidiary, was merger with and into Splinex Technology Inc. In the merger, we received 5,000,000 shares of Splinex common stock, and declared a dividend to distribute these shares to our shareholders. We paid $150,000 of expenses incurred in connection with the Registration Statement filed by Splinex to register our dividend of the shares of Splinex common stock issued in the merger. Approximately 95% of Splinex’s outstanding common stock is owned by Splinex, LLC. Two of our directors, Dr. Peter Novak and Mike Zoi, beneficially own an aggregate of 25% of the voting membership interests (and an aggregate of 25.5% of the economic membership interests) of Splinex, LLC. Two of our directors, Kevin P. Fitzgerald and Peter Novak, are also directors of Splinex. Dr. Novak was also the President of Splinex from its inception February 7, 2004 to August 31, 2004.

Investments by Satellite Asset Management, L.P. in Ener1

        Satellite Asset Management, L.P. beneficially owns 30,350,000 shares of our common stock as a result of purchases by it and its affiliates, Satellite Strategic Finance Associates, LLC and Satellite Strategic Finance Partners Ltd., of our senior secured convertible debentures due January 2009, our senior secured convertible debentures due March 2009, and warrants to purchase our common stock issued in connection with the purchase of these debentures. Satellite Asset Management, L.P. also acts as collateral agent with respect to the collateral securing our obligations under our senior secured convertible debentures due January 2009 and our senior secured convertible debentures due March 2009.

PROPERTIES
Description of Property

        Our headquarters are located in a new 9,000 square foot facility in Ft. Lauderdale, Florida that we leased beginning in February 2004. The facility was finished to our office layout specifications and contains additional space for expansion. The lease is for a term of six years, and the monthly rent is currently approximately $11,000 plus operating costs. In April 2005, we entered into a 5 year and 2 month operating lease for office facilities located in New York, New York. The lease provides for fixed rent of $426,240 per annum.

        Ener1 Battery owns a manufacturing facility, consisting of land and a 22,000 square foot building located in Ft. Lauderdale, Florida. This building is 25 years old, and we have added more than $500,000 in improvements to make the building suitable for our lithium battery manufacturing equipment. Ener1 Battery has guaranteed our performance of our obligations under $20 million of senior secured convertible debentures due January 2009 that we issued in January 2004. The real property and manufacturing facility owned by Ener1 Battery, as well as the production equipment located at the manufacturing facility, is pledged to secure the obligations of Ener1 Battery under this guarantee. As of March 31, 2005, $19,700,000 in aggregate principal amount of our these senior secured convertible debentures due January 2009 was outstanding.

        Some of our computers, additional office equipment and other equipment of ours and our subsidiaries are subject to security interests granted in connection with our receipt of purchase money financing or refinancing for this equipment.

        Beginning in October 2004 EnerDel subleased 56,219 square feet of manufacturing and office space in Indianapolis, Indiana from Delphi Automotive Systems, LLC. EnerDel’s Indianapolis lithium battery manufacturing equipment is located in this facility. This lease expires in January 2007. The monthly rent is $45,636.89. At the expiration of the lease term, EnerDel is required to reimburse Delphi for $487,129 for certain improvements allocated to the leasehold premises, unless the landlord agrees to extend the lease term.

        NanoEner leases 1,720 square feet of industrial and office space approximately one mile from our headquarters in Ft. Lauderdale, Florida. This space is used primarily for NanoEner’s prototype equipment and operations. The initial term of the lease expires during the summer of 2005.

Investment Policies

        We do not have specific limitations on the percentage of our assets that may be invested in any one investment. There is no specific shareholder vote requirement regarding changes in this policy. Generally, we acquire assets primarily for operating purposes and not for capital gains or income per se.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Our common stock was traded on The NASDAQ Stock Market® until October 2001. As of October 29, 2001, our shares were quoted on the OTC Bulletin Board under the ticker symbol INPM. On October 23, 2002, we amended our Articles of Incorporation to change our name from Inprimis, Inc. to Ener1, Inc. Our stock is traded on the Over-the-Counter Bulletin Board under the symbol ENEI. On June 3, 2005 the closing sales price of our common stock was $0.45.

        The OTC Electronic Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the counter (OTC) equity securities. OTC Electronic Bulletin Board securities are traded by a community of registered market makers that enter quotes and trade reports.

        The following table sets forth the high and low prices for our common stock for the period indicated as reported by the OTC Electronic Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Fiscal Quarter Ended	High	Low
March 31, 2003	$0.10	$0.03
June 30, 2003	$0.65	$0.05
September 30, 2003	$0.90	$0.24
December 31, 2003	$2.05	$0.58
March 31, 2004	$2.00	$0.66
June 30, 2004	$1.00	$0.45
September 30, 2004	$0.75	$0.42
December 31, 2004	$1.06	$0.42
March 31, 2005	$0.90	$0.53
April 1, 2005-	$0.64	$0.37
June 6, 2005

        As of May 12, 2005, there were 347,455,751 shares of common stock outstanding held by approximately 320 shareholders of record. This number does not include beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

        We have not paid any dividends during the last two fiscal years and do not anticipate paying any cash dividends on our common stock. The terms of our senior secured convertible debentures due January 2009 and our senior secured convertible debentures due March 2009 restrict our ability to pay dividends on our common stock until we have met certain milestones set forth in the debentures or until less than $100,000 in aggregate principal amount of the debentures remains outstanding.

Equity Compensation Plan Information

The following table provides information regarding common stock authorized for issuance under Ener1‘s equity compensation plans as of December 31, 2004:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans
Approved by Security Holders	5,182,000	$0.63	3,676,503
Equity Compensation Plans Not
Approved by Security Holders	15,446,659	$0.53	2,203,243
Total	20,628,659	$0.55	5,879,746

        Two of our equity compensation plans have not been approved by our shareholders, the Chief Executive Officer Option Plan and the Advisory Board Option Plan. The terms of the Chief Executive Officer Option Plan are set forth in our Employment Agreement dated as of September 8, 2003 with Kevin Fitzgerald, our Chief Executive Officer. Under this option plan, on September 8, 2003, we issued to Mr. Fitzgerald an option to purchase 9,716,716 shares of our common stock at an exercise price of $0.30 per share, vesting ratably in equal amounts on the first day of each month for a period of 36 months, beginning October 1, 2003. Under this option plan, on December 31, 2004, we issued to Mr. Fitzgerald an option to purchase 5,159,943 shares of our common stock, at an exercise price of $0.97 per share, vesting ratably in each of the 24 months following December 31, 2004. We also agreed to grant to Mr. Fitzgerald, on December 31, 2005, an option to purchase a number of shares equal to 0.5% of our then fully diluted common stock as of that date, at an exercise price equal to $1 billion divided by the number of our fully diluted shares of common stock on that date, vesting ratably in each of the 24 months following that date.

        Options to purchase a total of 220,000 shares have been granted in connection with the Advisory Board Option Plan; no additional shares are reserved for issuance in connection with this plan. This plan provides for the grant of options to members of our Advisory Board, or to the entities with whom our Advisory Board members are affiliated. The members of our Advisory Board provide advice to our executives and Board of Directors regarding industry matters and company marketing strategy. The terms of these option grants were determined by our Board of Directors, in their sole discretion, including, without limitation, the number of shares subject to an option and the applicable exercise price, vesting schedule and term. Each of the options granted under this plan has a ten year term, vests over a two year period and an exercise price equal to fair market value of our common stock on the date of grant.

        An option to purchase of 100,000 shares have been granted in connection with the 2004 Advisory Board Option Plan; no additional shares are reserved for issuance in connection with this plan. This plan provides for the grant of options to a member of our Advisory Board. The members of our Advisory Board provide advice to our executives and Board of Directors regarding industry matters and company marketing strategy. The terms of this option grant was determined by our Board of Directors, in their sole discretion, including, without limitation, the number of shares subject to the option and the applicable exercise price, vesting schedule and term. The option granted under this plan has a ten year term, vests over a three year period and an exercise price equal to fair market value of our common stock on the date of grant.

EXECUTIVE COMPENSATION

        The following table shows the compensation earned by our Chief Executive Officer during 2004 and our other four most highly compensated executive officers (our “named executive officers”) for each of 2004, 2003 and 2002.

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Award(s)	Securities Underlying Options	All Other Compensation
Kevin Fitzgerald,	2004	$343,911	$550,000	$13,461	(2)	--	5,409,943	--
Chief executive Officer (1)	2003	$78,685		$111,605	(3)	64,800	9,716,716	--

Ronald Stewart,	2004	$179,167	$75,000	$19,258	(2)	--	500,000	--
Executive VP, General	2003	$126,000	$4,000	$37,755	(5)	$12,600	70,000	--
Counsel and Secretary, and Former Chief Executive Officer(4)	2002	$115,000	--	--		--	--	$1,167	(6)

Randall Paulfus,	2004	$145,690	$3,000	$10,109	(2)	--	--	--
Chief Financial Officer (7)	2003	$21,125	--	--		--	200,000	--

Pankaj Dhingra	2004	$13,654	$75,000	$481	(2)	--	1,000,000	--	(9)
President, Energy Group(8)

Dr. Elena Shembel,	2004	$170,625	$50,000	$6,731	(2)	--	650,000	--
Vice President(10)	2003	$104,388	--	--		--	--	$5,384	(6)
	2002	$73,333	--	$8,675	(11)	--	--	--

(1)	Mr. Fitzgerald joined Ener1 in September 2003 as our Chief Executive Officer and is paid an annual salary of $350,000.

(2)	Amount represents accrued vacation earned and automobile allowance.

(3)	Includes $108,000, which represents the fair market value as of the date of grant of a stock grant of 300,000 shares, and payment of 3,605 for accrued and unused vacation.

(4)
Mr. Stewart became our Executive Vice President in 2003. He was our Chief Executive Officer from May 2003 to September 2003 and our Chief Financial Officer from August 2003 to November 2003. He has been our General Counsel since 2002.

(5)	Includes $21,000, which represents the fair market value as of the date of grant of a stock grant of 300,000 shares and payment of $10,729 for accrued and unused vacation and $6,026 car allowance.

(6)	Includes Ener1‘s contribution to the executive officer’s account under the Ener1 401(k) plan.

(7)
Mr. Paulfus joined Ener1 in November 2003 as our Chief Financial Officer and is paid an annual salary of $155,833. In connection with Mr. Paulfus’ employment, Tatum CFO Partners was paid $30,167 in 2004. Mr. Paulfus resigned as our Chief Financial Officer on April 29, 2005.

(8)	Mr. Dhingra joined Ener1 in December of 2004 as President of EnerDel, Inc. His annual salary is $300,000.

(9)	Mr. Dhingra was granted 2,000,000 options in EnerDel, Inc. on December 15, 2004.

(10)
Ms. Shembel became our Vice President in July 2003. Prior to that, she was our Director of Research and Development. She remains our Vice President, but as of October 2004 she is no longer an executive officer.

(11)	Includes $8,675, which represents the fair market value as of the date of grant of a stock grant of 28,917 shares.

Option Grants in Last Fiscal Year

        The following table sets forth information with respect to the grant of options to purchase shares of our common stock during 2004 that were made to the named executive officers.

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise or Base Price ($/Share)	Expiration Date
Kevin Fitzgerald	5,159,943	51.85	0.97	12/31/2014
Kevin Fitzgerald	250,000	2.42	0.15	1/29/2014
Ronald Stewart	500,000	4.99	0.10	2/13/2014
Elena Shembel	650,000	6.46	0.10	2/13/2014
Randall Paulfus	--	--	--	--
Pankaj Dhingra	1,000,000	9.99	0.50	2/13/2014

Option Exercises and Year-End Option Values

The following table sets forth information with respect to the exercise by the named executive officers of options to purchase shares of our common stock during 2004 and the value of in-the-money options held by the named executive officers as of December 31, 2004.

Aggregated Option Exercises in 2004 and
2004-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/ at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End($) Exercisable/Unexercisable
Kevin Fitzgerald	--	--	4,173,632/10,953,027	$1,980,857/$2,741,500
Ronald Stewart	70,000	$68,950	250,000/250,000	$167,500/$167,500
Elena Shembel	--	--	0/650,000	$0/$435,500
Randall Paulfus	--	--	66,667/133,333	$667/$1,333
Pankaj Dhingra	--	--	0/1,000,000	$0/$270,000

Employment agreements

        We entered into an Employment Agreement with Kevin P. Fitzgerald to become our Chief Executive Officer, Director and Chairman of our Board of Directors, effective as of September 8, 2003, for a term lasting until December 31, 2005, with automatic annual renewals thereafter unless terminated by us or Mr. Fitzgerald. Under the Employment Agreement, we are obligated to pay Mr. Fitzgerald a beginning annual salary of $250,000. Pursuant to the Employment Agreement, Mr. Fitzgerald was granted options to purchase 9,716,716 shares of common stock at an exercise price of $0.30 per share, vesting ratably in equal amounts on the first day of each month for a period of 36 months, beginning October 1, 2003. The Employment Agreement also provides that we will award additional options to him: (1) on December 31, 2004, equal to 1% of the then fully diluted common stock as of that date, at an exercise price equal to $500,000,000 divided by the number of fully diluted shares of common stock as of that date, vesting ratably in each of the 24 months following that date; and (2) on December 31, 2005 equal to 0.5% of the then fully diluted common stock as of that date, at an exercise price equal to $1 billion divided by the number of fully diluted shares of common stock as of that date, vesting ratably in each of the 24 months following that date. On December 31, 2004, pursuant to his Employment Agreement, Mr. Fitzgerald was awarded options to purchase 5,159,943 shares of common stock at an exercise price of $0.97 per share which vest ratably in each of the following 24 months. The Employment Agreement also provides for cash bonuses to Mr. Fitzgerald, including a bonus of $250,000 if the market capitalization of our company reaches $200,000,000 on rolling 30-day average basis, and an increase in annual compensation to $350,000 if Mr. Fitzgerald obtains additional financing for us of $3,000,000 or more. Both of these events have occurred.

        On November 5, 2003, we entered into an employment agreement with Randall Paulfus, our former Chief Financial Officer. Mr. Paulfus’ base salary under the agreement was $145,833 per year. In addition, Mr. Paulfus was granted options to purchase up to 200,000 shares of our common stock with vesting of 66,667 shares a year for the next three years. The agreement provided that if we terminated Mr. Paulfus other than for “cause”, we would pay severance in an amount of one month’s salary during the first three months of employment and two months’ salary after the first three months of employment. The agreement terminated following Mr. Paulfus' resignation in April 2005.

        In connection with the employment of Mr. Paulfus, we entered into a Resource Agreement with Tatum CFO Partners, LLP. We agreed to pay a fee to Tatum CFO Partners of 20% of all amounts paid to Mr. Paulfus for salary or severance and in the event Mr. Paulfus is paid a bonus, we agreed to pay an additional 30% of such amount to Tatum. This agreement has terminated.

        On December 6, 2004 we entered into an employment agreement with Pankaj Dhingra, under which Mr. Dhingra serves as President of our Energy Group (consisting of our subsidiaries, EnerDel, Inc., EnerFuel, Inc. and NanoEner, Inc.) and President of EnerDel, Inc. Mr. Dhingra’s employment under the employment agreement commenced on December 15, 2004 and is for a term of 3 years.

        Under the agreement, Mr. Dhingra will receive a base salary of $300,000 per year and be eligible to earn an annual bonus equal to up to 100% of his base salary, based on the achievement of certain business and personal performance objectives to be mutually agreed upon by Mr. Dhingra and our board. On December 15, 2004, Mr. Dhingra became entitled to receive options to purchase 1,000,000 shares of our common stock at an exercise price of $.50 per share, vesting in three equal annual installments, beginning one year from the option grant, and 2,000,000 shares of the common stock of our EnerDel, Inc. subsidiary at an exercise price equal to the net book value per share of EnerDel common stock outstanding at the time of the option grant, vesting in three equal annual installments beginning one year from the option grant. If and when the cumulative revenue of our Energy Group reaches $50 million, we will grant to Mr. Dhingra options to purchase an additional 1,000,000 shares of EnerDel common stock at an exercise price equal to two times the net book value per share of EnerDel common stock on December 15, 2004. If Mr. Dhingra’s employment is terminated without cause by us, or for “good reason” (as defined in the employment agreement) by Mr. Dhingra, we will pay him an amount equal to one year’s base salary and the pro rata portion of any annual performance bonus earned as of the termination date. Mr. Dhingra agreed not to compete with our Energy Division or solicit for employment any of the Energy Division’s employees during the term of the employment agreement and for one year following termination of his employment in certain circumstances.

Director Compensation

        Directors who are employees of Ener1, namely, Mr. Fitzgerald and Mr. Stewart, receive salaries from us for their services as our officers. On January 1, 2003, we issued 50,000 shares of our common stock, $.01 par value, to Mr. Gruns, as compensation for his services as our director. Mr. Gruns is paid $10,000 per calendar quarter for his services as our outside director, plus $2,500 per quarter for his services as Chairman and Sole Member of our Audit Committee and specific cash amounts for his services on specific projects as our Independent Director. He also receives 50,000 options for our common stock each year as part of his director’s compensation for each additional year in which he serves as our director. He received $30,000 and 100,000 options for his services as a director in 2004, $10,000 for his services as Chairman and Sole Member of the Audit Committee during that period, and $5,000 for his services on specific projects as our Independent Director, all during 2004. During 2003, Mr. Zoi and Dr. Novak received annual compensation of $250,000 each and insurance benefits, as well as annual automobile allowances of $0 and $31,560, respectively. Dr. Novak and Mr. Zoi will continue to receive this compensation from Ener1 in 2005.

        Carlos E. Mendez-Peñate received 100,000 options (vesting one third per year for each of the next three years) upon his appointment as director. He is paid $10,000 per quarter for his services as our outside director and received options to purchase 50,000 shares (beginning December 31, 2005) for each additional year he serves as our outside director.

        Ludovico Manfredi received 110,000 options (vesting one third per year for each of the next three years) upon his appointment as director. He is paid $10,000 per quarter for his services as our outside director and received options to purchase 50,000 shares (beginning December 31, 2006) for each additional year he serves as our outside director.

        All directors are reimbursed for expenses incurred to attend Board and Committee meetings. Other than as described in these paragraphs, our directors do not receive compensation for their services as directors.

LEGAL MATTERS

        Adorno & Yoss, LLP has delivered an opinion as to the validity of the common stock offered by this prospectus.

EXPERTS

        The consolidated financial statements of Ener1 as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 appearing in this registration statement have been audited by Kaufman, Rossin & Co., independent certified public accountants, as set forth in their report dated April 13, 2004, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form SB-2 with the SEC, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, and statements contained in this prospectus concerning the provisions of any document are not necessarily complete. For further information about Ener1 and the common stock offered under this prospectus, you should read the registration statement, including its exhibits.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

        Our Internet web site is http://www.ener1.com. The reports we file with or furnish to the SEC, including our annual report and quarterly reports, are available free of charge on our web site.

ENER1, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(In thousands except share data)
March 31, 2005
ASSETS
Current assets
Cash and equivalents	$20,978
Prepaid expenses and other current assets	219
Due from related parties (Note 11)	148
Total current assets	21,345
Property and equipment, net	13,213
Investment in EnerStruct (Notes 4, 10)	1,016
Debenture costs	1,034
Other assets (Note 3,)	237
Total assets	$36,845

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses (Note 6)	$1,979
Current portion of bank installment loan (Note 8)	23
Liabilities of discontinued operations (Note 3)	307
Total current liabilities	2,309
Bank installment loan payable (Note 8)	85
$19,700 senior secured convertible debenture, net of discount of
$19,700 attributable to warrants and beneficial conversion features
(Note 9)	--
$14,225 senior secured convertible debenture, net of discount
attributable to warrants (Note 15)	11,306
Total Liabilities	13,700
Commitments and contingencies (Note 17)
Redeemable preferred stock (Notes 13 and 16)	16,251
Minority interest (Note 12)	3,227
Stockholders' equity
Common stock, par value $.01 per share, 750,000,000
shares authorized, 347,455,751 issued and outstanding	3,475
Additional paid-in capital	102,526
Accumulated deficit	(102,334)
Total stockholders' equity	3,667
Total liabilities and stockholders' equity	$36,845

See notes to condensed consolidated financial statements.

ENER1, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited)
(In thousands except share data)
	Three Months Ended March 31,
	2005	2004
Net sales	$21	$30
Cost of goods sold	--	10

Gross profit	21	20
Operating expenses:
Research and development	2,254	510
Selling, general and administrative	2,935	2,460
Manufacturing pre-production costs	793	--
Interest expense	750	223

Total operating expenses	6,732	3,193
Loss from operations	(6,711)	(3,173)
Non-operating income (expense)
Other income (expense), net	52	23

Equity in loss on investment in EnerStruct (Notes 4,10)	(169)	(156)

Total non-operating income (expense)	(117)	(133)

Loss before minority interest, income taxes and discontinued operations
	(6,828)	(3,306)
Minority interest (Note 12)	643	--
Income Taxes	--	--

Loss from continuing operations	(6,185)	(3,306)

Loss from operations held for disposal (Note 3)	--	(2)

Net Loss	$(6,185)	$(3,308)

Preferred stock dividends and accretion of discounts (Note 16)	(987)	--

Net Loss attributable to common stockholders	$(7,172)	$(3,308)

Weighted average shares outstanding	347,455,751	346,445,509
Loss from continuing operations - basic and diluted	$(0.02)	$(0.01)
Loss from discontinued operations - basic and diluted	$--	$--
Net loss per share - basic and diluted	$(0.02)	$(0.01)

See notes to condensed consolidated financial statements.

ENER1, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands except share data)
	Three Months Ended March 31,
	2005	2004
Cash and equivalents provided by (used in):
Operating activities:
Net loss	$(6,185)	$(3,308)
Accretion of discount on debentures (Note 15)
Depreciation and amortization	329	41
Loss on disposal of assets
Minority interest (Note 12)
Equity in loss from investment in EnerStruct (Notes 4,10)	169	156
Changes in assets and liabilities	(325)	(1,229)
Changes in assets and liabilities of assets held for
disposal (Note 3)	--	(105)
Compensation expense for stock and options issued for
services	282	457
Net cash used in operating activities	(6,338)	(3,988)

Investing activities:
Purchases of machinery and equipment	(153)	(327)
Net cash used in investing activities	(153)	(327)

Financing activities:
Repayment of related party notes	--	(1,041)
Repayment of bank installment loan	(6)	--
Proceeds from sale of preferred stock (Note 14)	250	--
Payment of guaranteed related party debt (Note 8)	--	(2,200)
Repayment of mortgage note payable (Note 8)	--	(704)
Repayment of bank loan (Note 8)	--	(1,600)
Proceeds from issuance of senior secured debentures,
net of costs (Notes 9 and 15)	13,134	18,527
Proceeds from exercise of employee stock options	--	18
Proceeds from exercise of warrants (Note 10)	--	1,050

Net increase in cash and equivalents	6,887	9,735
Beginning balance as of January 1,	14,091	200

Ending balance as of March 31,	$20,978	$9,935

See notes to condensed consolidated financial statements.

ENER1, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements for Ener1, Inc. (“Ener1” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB for quarterly reports under Section 13 or 15 (d) of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. The audited financial statements at December 31, 2004, which are included in the Company’s Annual Report on Form 10-KSB, should be read in conjunction with these condensed consolidated financial statements.

2.     GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced net operating losses since 1997 and negative cash flows from operations since 1999 through March 31, 2005, and has an accumulated deficit of $102.2 million as of March 31, 2005. It is likely that the Company’s operations will continue to incur negative cash flows through March 31, 2006, and additional financing will be required to fund the Company’s planned operations. If additional financing is not obtained, such a condition, among others, will give rise to substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.     NATURE OF BUSINESS and DISCONTINUED OPERATIONS

Nature of Business

Ener1‘s primary lines of business consist of the development and marketing of advanced lithium batteries and certain battery components such as electrodes, fuel cell components, fuel cell testing apparatus and nanotechnology-related manufacturing processes and materials. The Company’s current business focus is the result of changes over the past several years arising from new investments in the Company, changes in research and development activities and the acquisition of a battery business from its majority shareholder in 2002.

Ener1 is a Florida corporation founded in 1985. Ener1 was formerly named Inprimis, Inc. and before that it was named Boca Research, Inc. During 2002 and 2003, the Company manufactured set-top boxes and related network communications products through subcontractors and marketed those products to the hospitality and healthcare markets through its 49% owned subsidiary EnerLook Solutions, Inc. (f/k/a EnerLook Health Care Solutions, Inc. and now known as Ener EL Holdings, Inc.) (“EnerLook”), and to other markets through its former Digital Media Technologies Division. In 2003, the majority of the assets in the Digital Media Technologies Division were transferred to EnerLook (see “Discontinued Operations and Sale of Assets of EnerLook” below).

In January 2002, Ener1 Group, Inc. (“Ener1 Group”) acquired a majority interest in the Company and as a result of subsequent transactions, owned approximately 88% of the outstanding common stock of the Company as of March 31, 2005.

One of Ener1 Group’s subsidiaries, Ener1 Battery Company (“Ener1 Battery” or the “Battery Company”), became a wholly owned subsidiary of the Company on September 6, 2002 when the Company acquired 100% of its outstanding capital stock from Ener1 Group. Ener1 Battery’s business of developing and marketing lithium ion and other lithium technology batteries is now operated by the Company’s EnerDel subsidiary (see below).

Concurrent with the acquisition of the Battery Company in 2002, the Company began to transition its business away from the set-top box and engineering services businesses of its Digital Media Technologies Division and EnerLook and to focus instead on the clean energy business and lithium batteries in particular. In addition, in 2003 the Company began developing fuel cell components and systems. The Company has also developed a fuel cell testing fixture using technologies contained in one of its pending patent applications.

In January 2002, the Company began to develop products for neutralizing the harmful effects of electromagnetic radiation in electric power transmission lines and equipment through its wholly owned subsidiary, Ener1 Technologies, Inc. (“Technologies”). Technologies has a license to use a patent held by Vector Energy Corporation (a subsidiary of Ener1 Group) in connection with development of such products. Technologies is a development stage company and it has not recorded any revenue since its formation. Technologies suspended activities in 2003 and has no ongoing activities at this time. The Company has not determined if or when it may resume activities in Technologies.

In August 2003, the Company formed a joint venture company, named EnerStruct, Inc., with ITOCHU Corporation of Japan to pursue technology development and marketing opportunities for lithium batteries in Japan. The Company and ITOCHU have each licensed to EnerStruct some of their respective battery technologies for use in Japanese markets.

On September 12, 2003, the Battery Company finalized the acquisition of Ener1‘s research and development partner company in Ukraine, known as Ener1 Ukraine (“Ener1 Ukraine”). Ener1 Ukraine conducts research and development activities for the Company at facilities in Ukraine. Ener1 Ukraine’s battery-related patents and rights in patent applications were assigned to EnerDel in October 2004.

The Company formed NanoEner, Inc. (“NanoEner”) on April 2, 2004 to develop new markets and applications for Ener1‘s proprietary technologies to manufacture nanomaterials. Ener1 currently uses these technologies in the development of nanomaterials for lithium batteries and other high-energy storage devices.

On October 20, 2004, the Company and a unit of Delphi Corporation each contributed lithium battery related assets to EnerDel, Inc., which was formed on October 18, 2004 in connection with that transaction. The Company owns 80.5% of the outstanding stock of EnerDel, and Delphi owns 19.5%. All of the Company’s lithium battery business has been conducted through EnerDel since its formation.

The Company formed a new subsidiary, EnerFuel, Inc., on October 29, 2004 through which the Company conducts its fuel cell related operations.

Discontinued Operations

Effective December 2003, the Company’s Digital Media/EnerLook segment was deemed by the Company to be held-for-sale, and certain of the revenues, expenses, assets and liabilities of this segment were classified as discontinued operations. Substantially all remaining resources were redirected to the Company’s continuing operations, accordingly, these costs are included in continuing operations.

On December 15, 2003, the Company, EnerLook, Ener1 Group and T.& V. Rental Co., Inc. (“TVR”) entered into an arrangement pursuant to which (1) TVR agreed to manage EnerLook’s business for up to six months in return for any profits earned by EnerLook, (2) EnerLook was granted the option, exercisable at any time on or before June 15, 2004, to acquire 100% of TVR’s outstanding stock for $16,000,000 in cash, plus 4,000,000 shares of the Company’s stock held by Ener1 Group; and (3) TVR was granted the option to acquire substantially all of the assets of EnerLook in exchange for 5% of a limited liability company that would own all the respective assets of TVR and EnerLook, such option to become exercisable if EnerLook did not exercise the option described in clause (2) above. EnerLook did not exercise the option described in clause (2) and on June 15, 2004, TVR notified EnerLook of TVR’s intent to exercise its option to acquire substantially all of the assets of EnerLook, and shortly thereafter the EnerLook employees were transferred to, and became the employees of, TVR Communications, LLC, a limited liability company formed by TVR to hold all of TVR’s assets and EnerLook’s assets. The Company, EnerLook, Ener1 Group and TVR Communications, LLC entered into an Asset Purchase Agreement dated as of September 30, 2004, providing for the sale of substantially all of EnerLook’s assets to TVR Communications, LLC, in exchange for a 5% membership interest in TVR Communications, LLC. The asset sale to TVR closed on December 7, 2004.

TVR paid EnerLook approximately $550,000 to fund EnerLook’s operations from December 15, 2003 through June 15, 2004 and the 5% membership interest acquired by the Company as part of the December 7, 2004 asset sale to TVR was valued at $115,000.

4.     SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include Ener1, Inc. and its wholly owned subsidiaries: Ener1 Battery Company; Ener1 Technologies, Inc; EnerNow Technologies, Inc.; Boca Research of Delaware, Inc.; Boca Research International, Inc.; Boca Research Holland B.V.; Boca Research (UK) Limited; Boca Research International Holdings Ltd.; Boca Global, Inc.; AppsCom, Inc.; Ener1 Ukraine; EnerDel, Inc. (80.5% owned); NanoEner, Inc.; and EnerFuel, Inc. It also includes as discontinued operations the Company’s 49% owned subsidiary, EnerLook Solutions, Inc. Intercompany accounts and transactions have been eliminated in consolidation. EnerDel, NanoEner, EnerFuel, and Ener1 Ukraine (see above) have ongoing operations. The Battery Company operations are limited as of October 20, 2004 to holding real estate, the use of which is made available to EnerDel under certain agreements. Ener1 Technologies has also conducted operations, but is not currently active.

Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Loss Per Share: Basic loss per share excludes dilution and is computed by dividing the loss attributable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted loss per share is computed by dividing income or loss available to common stockholders by the sum of the weighted average number of common shares outstanding for the period and dilutive potential common shares outstanding unless consideration of such dilutive potential common shares would result in anti-dilution. Common stock equivalents were not considered in the calculation of diluted loss per share as their effect would have been anti-dilutive for the three month periods ended March 31, 2005 and 2004.

Stock Compensation: Options granted to employees under the Company’s Stock Option Plans are accounted for by using the intrinsic method under APB Opinion 25, Accounting for Stock Issued to Employees (APB 25). In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), which defines a fair value base method of accounting for stock options. Certain aspects of the accounting standards prescribed by SFAS 123 are optional and therefore, the Company has continued to account for stock options under the intrinsic value method specified in APB 25. The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Accordingly, compensation cost has been recognized for grants under the stock option plans only when the exercise prices of employee stock options are less than the market prices or fair values of the underlying stock on the date of grant. If compensation cost had been determined based on the fair value at the grant date for all awards consistent with the provisions of SFAS 123, the Company’s net loss and loss per share would have been as indicated below for the three month periods ended March 31, 2005 and 2004:
	2005	2004
Net loss, as reported	$(6,185)	$(3,308)
Plus: compensation recorded for stock options issued	256	49
Less: proforma stock based employee compensation, net of tax	(920)	(251)

Net loss, proforma	$(6,849)	$(3,510)

Loss per share (including preferred stock dividends and accretion of discounts):
Basic and diluted as reported	$(0.02)	$(0.01)
Basic and diluted proforma	$(0.02)	$(0.01)

Investment in EnerStruct: The Company’s 49% investment in EnerStruct is accounted for in accordance with the equity method (See Note 10).

Research and Development: Research and Development Costs, including the cost of equipment and other assets used in research and development activities that do not have alternative future use, are expensed as incurred.

Income Taxes: The Company provides for income taxes in accordance with the liability method. Deferred income tax assets and liabilities are computed for differences between the financial statement carrying values and the tax bases of assets and liabilities and carryforwards that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Recently Issued Accounting Pronouncements and Interpretations:

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43.” SFAS No.151 amends the guidance in ARB No. 43, “Inventory Pricing,” for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) requiring that those items be recognized as current-period expenses regardless of whether they meet the criterion of “so abnormal.” This statement also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005. Management does not expect this statement to have a material impact on the Company’s consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, which is effective for fiscal periods beginning after June 15, 2005. In the past, the net book value of the assets relinquished in a non-monetary transaction was used to measure the value of the assets exchanged. Under SFAS No. 153, assets exchanged in a non-monetary transaction will be valued at fair value instead of the net book value of the asset relinquished, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. The adoption of SFAS No. 153 is not anticipated to have a material effect on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (Statement 123(R)), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123(R) supersedes APB Opinion No 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized at the date of grant in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective at the beginning of the first interim or annual period beginning after December 15, 2005. The impact of adoption of Statement 123(R) cannot be accurately predicted at this time because it will depend on levels of share-based payments in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of the standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in the note above. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options. The Company expects to adopt Statement 123(R) on January 1, 2006.

5.     SEGMENT REPORTING

As of March 31, 2005, the Company is organized based upon the following segments: Digital Media Division / EnerLook (which is classified as discontinued operations), EnerDel, Inc., EnerFuel, Inc., NanoEner, Inc., Ener1 Battery Company, and, Ener1 Technologies, Inc. EnerDel, Inc. develops and markets advanced lithium batteries. EnerFuel, Inc. develops and markets fuel cells and fuel cell systems. NanoEner, Inc. is developing nanotechnology related manufacturing processes and materials. Ener1 Battery Company provides facilities to EnerDel, Inc. Ener1 Technologies, Inc. had no activities during either of the three month periods ended March 31, 2004 and 2005.

The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies.” Transactions between segments, consisting principally of product sales and purchases, are recorded at the consummated sales price. The Company evaluates the performance of its segments and allocates resources to them based on anticipated future contribution.

	Three months ended March 31,
	2005 ($000)	2004 ($000)
Sales
Discontinued operations	--	142
EnerDel	6	--
EnerFuel	15	--
Battery	--	30
Net Sales	21	172

Net Loss
Corporate	(3,004)	(2,593)
Discontinued operations	--	(2)
Battery	(51)	(438)
EnerDel	(3,215)	--
NanoEner	(288)	--
EnerFuel	(270)	(275)
Minority interest	643	--
Net Loss	(6,185)	(3,308)

Assets
Corporate	13,974	12,130
Discontinued operations	--	123
Battery	1,370	22,337
EnerDel	21,487	--
NanoEner	6	--
EnerFuel	8	--
Ener1 Technologies, Inc.	--	10
Assets	36,845	34,600

6.     ACCRUED EXPENSES

Accrued expenses principally consists of accrued salaries, and related benefits and accrued professional fees, which are included in accounts payable and accrued expenses on the accompanying condensed consolidated balance sheet.

7.     CONSOLIDATION OF 49% SUBSIDIARY (ENERLOOK)

When formed in February 2002, EnerLook Health Care Solutions, Inc. was formed as a 51% subsidiary of the Company. EnerLook’s name was changed to EnerLook Solutions, Inc. in May 2003 and then to Ener EL Holdings, Inc. in December 2004. In early 2003, EnerLook issued 333,333 shares of common stock to Solution Investment Group, LLC in exchange for $250,000 and 125,000 shares to an employee, reducing the Company’s ownership to approximately 49%. Ener1 Group owns approximately 43% of the outstanding common stock of EnerLook. Since EnerLook was formed, the Company has consolidated EnerLook’s results of operations and its balance sheet as part of the Company’s consolidated financial statements. Ownership of a subsidiary below 51% is most often recorded under the equity method of accounting, rather than consolidating the subsidiary’s results of operations with the less than 51% parent company, as it is presumed that the less than 51% parent company does not control the subsidiary. The Company has elected to continue consolidating this subsidiary as part of its financial statements because the Company and Ener1 Group are related parties which exercise substantial control over the activities of EnerLook and own an aggregate of 92% of EnerLook’s outstanding common stock. Management believes that the reduction in its ownership percentage of EnerLook’s common stock from 51% to 49% does not materially reduce the control the Company exercises over EnerLook’s operations. Effective December 15, 2003, EnerLook’s operations were deemed to be discontinued operations.

In the second quarter of 2003, the Company transferred certain assets of its Digital Media division to EnerLook in order to consolidate the Company’s set top box business, which delivered interactive information and entertainment systems and services to customers in vertical markets such as hospitality and healthcare. As part of this restructuring, the Company transferred net assets in the amount of approximately $1.0 million to EnerLook, resulting in an intercompany receivable from EnerLook in the amount of $1.0 million. In December 2003, management decided to discontinue the operations of this segment and conveyed operating control of this operating segment to T. & V. Rental Co., Inc. (TVR) a third party. In December, 2004 the Company sold substantially all of the assets of EnerLook to TVR.

8.     DEBT AND DEBT GUARANTEES:

In January 2004, the Company issued $20,000,000 in aggregate principal amount of senior secured convertible debentures due January 2009, and warrants to purchase up to 16,000,000 shares of common stock, in a private placement. In connection with the issuance of the debentures, the Company was required to have all security interests in the land, building, patents, and production equipment owned by the Battery Company released. In order to effect this release, in January 2004, the Company paid: $2,200,000 to Meliorbanca Gallo S.P.A. to satisfy certain obligations of Ener1 S.R.L. an Italian company related to the Company by common ownership; $704,000, representing all of the outstanding balances due to Interbay Funding on a mortgage note collateralized by the land and building owned by the Battery Company; and $1,600,000 to Saint Petersburg Joint Stock Bank Tavrichesky to satisfy two notes which were secured by a pledge of a patent owned by Ener1 Ukraine, which is a 100% subsidiary of Ener1 Battery.
In March 2004, the Battery Company obtained a loan secured by a vehicle. The total amount due under the loan as of March 31, 2005 is $108,767 plus interest payable over 5 years in equal monthly payments of approximately $2,600.

On March 11, 2005, the Company issued $14,225,000 in aggregate principal amount of senior secured convertible debentures due March 2009 and warrants to purchase up to 7,112,500 shares of common stock, in a private placement (See Note 15) .

9.     SENIOR SECURED CONVERTIBLE DEBENTURES DUE 2009

In January 2004, the Company issued $20,000,000 in aggregate principal amount of senior secured convertible debentures due January 2009. The interest rate under these debentures is currently 15%. The Company’s obligations under the debentures are collateralized by the land and building owned by the Battery Company, as well as by certain battery production equipment owned by the Battery Company and used by EnerDel. The debentures are convertible into common stock of Ener1 at a current conversion price of $1.233 per share. As part of the transaction, the Company issued warrants with a ten-year term to purchase a total of 16,000,000 common shares at the current exercise price of $2.37 per share. Proceeds from the sale were used to pay expenses of the sale and repay debt, including $1,040,817 owed to related parties. Direct costs associated with the debentures of approximately $1,473,000, including $1,200,000 of investment banking fees, were incurred.

Accounting Principles Board Opinion No. 14, entitled “Accounting for Convertible Debt Issued with Stock Purchase Warrants,” provides that the portion of the proceeds from debt securities issued with detachable stock purchase warrants that is allocable to the warrants should be accounted for as paid-in capital. The allocation should be based on the relative fair values of the two securities at time of issuance. Any resulting discount or premium on the debt securities should be accounted for as such. In addition, Emerging Issues Task Force Release Nos. 98-5 and 00-27 state that any embedded beneficial conversion features present in convertible securities should be valued separately at issuance. The embedded beneficial conversion feature should be recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. That amount should be calculated at the commitment date as the difference between the effective conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. The Emerging Issues Task Force observed that in certain circumstances, the intrinsic value of the beneficial conversion feature may be greater than the proceeds allocated to the convertible instrument. In those situations, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the convertible instrument. For convertible instruments that have a stated redemption date (such as debt and mandatorily redeemable preferred stock) the discount resulting from recording a beneficial conversion option should be accreted from the date of issuance to the stated redemption date of the convertible instrument. In the event of early conversion or default, the remaining discount would be recognized as interest expense during the period in which such early conversion or default occurs.

In applying the provisions of the above pronouncements, the Company recorded a discount on the convertible debentures in the amount of $20,000,000. This discount is being accreted to interest expense using the interest method over the life of the debentures (five years). As the effective interest rate, which is determined by dividing the actual interest rate on the convertible debentures by the discounted debt amount, approaches infinity, the interest expense to be recorded approximates the future cash payments. Total interest expense on the debentures for the three month periods ended March 31, 2004 and 2005 was $208,333 and $660,770, respectively. The remaining discount on the convertible debentures as of March 31, 2005 was $19,700,000, after conversion of $300,000 of debentures.

Interest expense related to the accretion of the discount for the calendar years ending after December 31, 2004 is expected to be as follows and would be accelerated upon early conversion or default of the instrument:

Year ended December 31, 2005	$-0-
Year ended December 31, 2006	$-0-
Year ended December 31, 2007	$-0-
Year ended December 31, 2008	$-0-
Year ended December 31, 2009	$19,700,000

Subject to the conditions and limitations specifically provided in the Securities Purchase Agreement under which the debentures were sold, the holders of the debentures have the right to convert, at any time and from time to time after the issue date, all or any part of the outstanding and unpaid principal amount of the debentures into shares of the common stock of the Company. During the year ended December 31, 2004, $300,000 in principal amount of the debentures was converted into common stock of the Company at the conversion price of $1.25 per share in accordance with the terms and conditions of the debentures.

Under the terms of the debentures, interest is due quarterly and the interest rate was to remain at 5% if the Company achieved certain milestones set forth in the debentures by July 19, 2004. The Company did not achieve these milestones and, as a result, the interest rate charged on the debentures was increased to 7.5%, effective July 19, 2004. In addition, the Company did not achieve certain milestones as of January 21, 2005, and accordingly, the interest rate increased to 15%.

Notwithstanding the financial statement presentation required by the above pronouncements, the Company remains legally obligated to repay the aggregate principal amount of the outstanding debentures plus all accrued interest thereon at the rate(s) set forth in the debentures. As of December 31, 2004, $19,700,000 in aggregate principal amount of the debentures was outstanding. The principal amount of any debentures that are converted to common stock of the Company pursuant to the terms of the debentures shall not be deemed outstanding immediately following such conversion.

10.     ITOCHU CORPORATION INVESTMENT and INVESTMENT in ENERSTRUCT

On July 25, 2003, the Company entered into a Subscription and Investment Agreement with ITOCHU Corporation, under which the Company issued 14,000,000 shares of its common stock in a private sale to ITOCHU Corporation at a price of $0.25 per share, for $3.5 million. In addition, the Company granted the following options to ITOCHU to increase its ownership of common stock at the following prices: During the six month period from July 25, 2003 through January 24, 2004, ITOCHU had the option to purchase up to 12,461,861 shares of common stock, for $0.70 per share. During January 2004, ITOCHU exercised a portion of these options and purchased 1,500,000 shares for $1,050,000. During the period from January 25, 2004 through January 31, 2005, ITOCHU had the option to purchase up to 9,346,396 shares of common stock for $4.00 per share. These options expired unexercised on January 31, 2005.

Using the proceeds of the ITOCHU investment, the Company invested $2,003,339 in a new Japanese company called EnerStruct, Inc. (“EnerStruct”), in exchange for a 49% ownership interest in EnerStruct. ITOCHU owns the remaining 51% of EnerStruct, for which it invested $1,100,000 plus equipment totaling approximately $500,000. At March 31, 2005, the Company’s original investment in EnerStruct was reduced by $986,953 which represents the Company’s share of EnerStruct’s losses through that date.

In connection with the foregoing activities, the Company and Ener1 Battery have entered into a license agreement with ITOCHU and EnerStruct and agreed to provide EnerStruct with an exclusive license (for Japan only) to use the technologies covered by two of Ener1 Battery’s pending patent applications. In July 2004, this license became non-exclusive. In October 2004, this license was transferred to EnerDel. ITOCHU has also licensed to EnerStruct, on an exclusive basis, several of its patents relating to its lithium battery technologies. In April 2005, EnerDel entered into an agreement with EnerStruct, under which EnerDel paid EnerStruct $1 million in prepayment for engineering services related to optimization of EnerDel’s lithium battery production lines and further development of EnerStruct’s high-rate battery technology. If development of this technology is successfully completed, use of such technology would be licensed to EnerDel on terms set forth in the agreement and certain other terms to be negotiated at that time.

Summarized information of EnerStruct is as follows as of March 31, 2005 and for the three month period then ended:

Cash	$985,697
Total assets	1,423,332
Total liabilities	37,340
Net loss	$344,999

11.     RELATED PARTY TRANSACTIONS:

Ener1 Group and its subsidiaries have from time to time used various services and employees of the Company. The Company billed Ener1 Group and its subsidiaries for the actual cost of these services and employees. Similarly, the Company has from time to time used various services and employees of Ener1Group and its subsidiaries, and Ener1 Group has billed the Company for the actual cost of these services and employees. As of March 31, 2005, the net balance due to the Company from Ener1 Group and its subsidiaries was $89,824.

The Company, its wholly owned subsidiary, Ener1 Acquisition Corp. (“Acquisition”), and Splinex Technology, Inc. (“Splinex”) entered into a Merger Agreement dated as of June 9, 2004, and subsequently amended, providing for the merger of Acquisition into Splinex. Upon closing, which occurred in January 2005, the Company received 5,000,000 shares of Splinex common stock, which represented 5% of the then outstanding shares of Splinex common stock, and, in accordance with the Merger Agreement, the Company declared a dividend to distribute these shares to the Company’s shareholders of record as of January 17, 2005. The Company recorded the amount of this dividend as $150,000. Closing of the merger was subject to the satisfaction of certain conditions, including, among others, the effectiveness of the registration statement on Form S-1 filed on June 24, 2004 by Splinex with the Securities and Exchange Commission to register the dividend by the Company of the shares of Splinex common stock to be issued in the merger.

Two of the Company’s directors, Dr. Peter Novak and Mike Zoi, collectively beneficially own 75% of the outstanding common stock of Ener1 Group, Inc., which owns approximately 88% of the outstanding common stock of the Company. Novak and Zoi also beneficially own an aggregate of 25% of the voting membership interests (and an aggregate of 25.5% of the economic membership interests) of Splinex, LLC, which holds approximately 95% of the outstanding common stock of Splinex. The remaining membership interests of Splinex, LLC are held by Mikhail Zingarevich (a director of Splinex and the brother of Boris Zingarevich, a 25% shareholder of Ener1 Group), who beneficially owns 12.75% of the economic membership interests (and 12.5% of the voting membership interests) of Splinex, LLC and Alexander Malovik, who beneficially owns 50% of the voting membership interests (and 49% of the economic membership interests) of Splinex, LLC.

Two of the Company’s directors, Kevin P. Fitzgerald and Peter Novak, are also directors of Splinex. Dr. Novak was also the President of Splinex from its inception February 7, 2004 to August 31, 2004.

12.     ENERDEL FORMATION

On October 26, 2004, the Company combined certain of its lithium battery assets with those of Delphi Automotive Systems, LLC and Delphi Technologies, Inc. (collectively, “Delphi”) into a newly organized Delaware corporation, EnerDel, Inc. (“EnerDel”). The Company completed the transactions pursuant to, among other documents, a Formation, Subscription and Stockholders’ Agreement (the “Formation Agreement”) between the Company and Delphi, dated as of October 20, 2004. Pursuant to the Formation Agreement, the Company received 80.5% of EnerDel’s issued and outstanding shares of common stock in consideration for the contribution by the Company and its subsidiaries of the following assets to EnerDel:

•	$15 million in cash;
•
the right to use certain lithium battery related equipment in Ener1 Battery Company’s Ft. Lauderdale manufacturing facility valued at $11,938,315, along with a nominally-priced purchase option for such equipment, which option is exercisable only upon termination of the security interest granted in favor of the holders of the Debentures;

•	Ener1 Battery’s battery-related intellectual property portfolio, which is licensed to Ener1 for non-lithium battery uses under an exclusive, perpetual and royalty-free license; and
•	Ener1 Ukraine’s battery-related intellectual property portfolio, which is licensed to Ener1 for non-lithium battery uses under an exclusive, perpetual and royalty-free license.

In addition, Ener1 Battery agreed to make available to EnerDel space in Ener1 Battery’s building in Fort Lauderdale containing Ener1 Battery’s above-described battery related equipment. Ener1 also caused to be licensed to EnerDel certain vapor deposition technology for use in connection with EnerDel’s lithium battery-related operations.

Pursuant to the Formation Agreement, Delphi received:

•	19.5% of EnerDel's issued and outstanding shares of common stock;
•	8,000 shares of EnerDel’s 8.25% Series A Preferred Stock with an aggregate face and liquidation value of $8 million (the “Series A Preferred Stock”) (see Note 16);
•	immediately exercisable warrants with a ten year term to purchase up to 1.75 million shares of the Company’s common stock for $0.70 per share; and
•	immediately exercisable warrants with a ten year term to purchase up to 5.25 million shares of the Company’s common stock for $1.00 per share.

The Series A Preferred Stock was exchangeable, at any time prior to January 31, 2005, at the option of the holder, into up to 6,956,521 shares of Ener1 common stock, based on an exchange rate of 869.5652 shares of our common stock for each share of Series A Preferred Stock. This exchange right was not exercised.

The Series A Preferred Stock must be redeemed by EnerDel for cash, at the liquidation value plus accrued and unpaid dividends upon certain circumstances (including the completion of an initial public offering of EnerDel’s common stock). If the Series A Preferred Stock is not redeemed within four (4) years after issuance, then at the holder’s option, it may be redeemed by EnerDel at the liquidation value plus accrued and unpaid dividends in exchange for cash, an EnerDel promissory note, or a combination of both, at EnerDel’s option, such note to be payable in four equal quarterly installments and bearing interest at 8.25% per annum.

In consideration of the foregoing, Delphi contributed to EnerDel its lithium battery-related equipment valued at $8,517,600 and its lithium battery-related patent portfolio valued at $5,100,000, which is licensed back to Delphi for non-lithium battery uses under an exclusive, perpetual and royalty-free license. In addition, Delphi entered into an agreement with EnerDel pursuant to which EnerDel subleased those portions of Delphi’s Indianapolis facilities that contained lithium battery operations.

Pursuant to the Registration Rights Agreement dated as of October 20, 2004, between the Company and Delphi Automotive, the EnerDel shares of common stock issued in the transaction and the shares of the Company’s common stock issuable upon exercise of the above-described warrants are subject to certain demand and piggyback registration rights. In addition, pursuant to the Formation Agreement, the Company and Delphi have agreed to provide one another with certain tag-along rights and rights of first refusal in the event either party desires to sell any of its respective EnerDel securities received in the transaction.

A number of the assets transferred from Delphi and Ener1 during the formation of EnerDel were considered to be assets to be used in Research and Development Activities (R&D) because the assets were being used in product development and prototyping efforts at the time of the transfer. The Company anticipates that EnerDel will continue to use the transferred assets in R&D activities on future product development and prototyping projects and alternatively EnerDel intends to use certain of the transferred assets for production of lithium batteries in response to anticipated future customer orders. As such uses are contingent upon the successful completion of current R&D projects and/or receipt of such orders, this equipment was expensed to R&D upon acquisition in accordance with SFAS No.2.

Statement of Financial Accounting Standards No. 2 “Accounting for Research and Development Costs” requires that assets to be used in R&D activities are to be immediately charged to income unless an “alternative future use” for the asset exists. AICPA Practice Aid, “Assets Acquired in a Business Combination to be Used in Research and Development Activities” states that for an asset acquired for use in an R&D activity to have an alternative future use: (a) “it is reasonably expected that the combined enterprise will use the asset acquired in the alternative manner” and that the asset “embodies an anticipated capacity singly or in combination with other assets, to contribute directly or indirectly to future net cash flows (“economic benefit”) from that alternative use;” (b) “the combined enterprise’s use of the asset acquired is not contingent on further development of the asset subsequent to the acquisition date (that is, the asset can be used in the alternative manner in the condition in which it existed at the acquisition date),” and (c) “is identified by the acquiring company at the acquisition date.”

Though the Company intends to use the equipment in future product development projects and for future production it is unable to specifically identify the projects or products at this time due to the indeterminable nature of specific future customer needs and therefore does not meet the requirement in (c) above for “alternative future uses.” Similarly, because of the currently indeterminable nature of future customer needs, the Company cannot project the “economic benefit” of specific future R&D projects or of future anticipated customer production and therefore the Company does not meet the requirement in (a) above for “alternate uses,” Finally, because future specific customer requirements may require modification, or further development, of the transferred assets before future product development projects or customer production can commence, the Company does not meet the requirement in (b) above.

Consequently, due to the inability to meet the requirements for “alternate future uses” above, the Company has charged Research and Development (R&D) expense for the value of the certain assets that were transferred to EnerDel at its formation.

13.     SALE of SERIES B PREFERRED STOCK and WARRANTS to PURCHASE COMMON STOCK

In order to finance its contribution of $15 million in cash to EnerDel (see Note 12), the Company entered into a Subscription Agreement as of October 15, 2004, with Cofis Compagnie Fiduciaire S.A., a Swiss trust company (“Cofis”). The securities issued pursuant to the Subscription Agreement are beneficially owned by an affiliate of Ener1 Group, Inc., the Company’s majority shareholder.

The Company issued the following securities to Cofis in exchange for an aggregate purchase price of $15 million in cash:

•	150,000 shares of Series B 7% Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”) (see Note 16);
•	a warrant to purchase 4,166,666 shares of common stock at an exercise price of $1.25 per share; and
•	a warrant to purchase 4,166,666 shares of common stock at an exercise price of $1.50 per share.

The Series B Preferred has a liquidation preference of $100.00 per share. Dividends accrue on each share of Series B Preferred at the annual rate of seven percent of the liquidation value and are payable semi-annually, beginning November 1, 2005. Dividends are payable in the form of additional shares of Series B Preferred for the first two years following issuance of the Series B Preferred and in cash thereafter, and, as of March 31, 2005, there was an accrued dividend payable recorded of $463,151 payable to Cofis.

If the Company files a registration statement with the SEC to register an offering of Common Stock, the holder of the Series B Preferred shall have the right to convert that number of shares of Series B Preferred equal to up to 50% of the then-unredeemed aggregate liquidation value of said Series B Preferred into Common Stock in order to include such Common Stock in the registration statement. The conversion ratio shall be established by dividing the liquidation value per share of Series B Preferred by the price established for the Common Stock in the offering. These rights to convert the Series B Preferred and to include the Common Stock issued upon conversion in the registration statement are subject to the discretion of the underwriters for the offering.

The Series B Preferred is redeemable by the Company at any time in part or whole at 100% of the liquidation value, plus accrued and unpaid dividends. Any such redemption at Ener1‘s option would only be effected with consent of holders of the Company’s senior secured debentures due 2009, pursuant to the terms of the documents related to those debentures. The Series B Preferred is redeemable at the option of the holder once 100% of those debentures are converted or repaid.

Each of the warrants has a term of ten years and may be exercised in whole or in part at any time prior to the expiration of the warrants. The exercise price must be paid in cash. The holder of the warrants may not transfer the warrants without Ener1‘s consent.

14.     AGREEMENT WITH ENER1 GROUP

Effective as of October 15, 2004, the Company entered into an agreement with Ener1 Group, Inc., its majority shareholder, under which Ener1 Group agreed to purchase, from time to time, at the Company’s request, up to 30,000 shares of the Series B Preferred at a purchase price of $100.00 per share (or an aggregate purchase price of $3 million), which includes warrants to purchase up to 833,334 shares of its common stock at an exercise price of $1.25 per share, and warrants to purchase up to 833,334 shares of its common stock at an exercise price of $1.50 per share.

If the Company requires Ener1 Group to purchase any of the Series B Preferred and warrants pursuant to this agreement, it will pay Ener1 Group a fee equal to one third of the aggregate purchase price for the securities purchased specifically by Ener1 Group, in return for Ener1 Group’s assistance in arranging the sales of Series B Preferred.

In March 2005, at the Company’s request, Ener1 Group purchased 2,500 of the Company’s Series B Preferred shares, and warrants to purchase 138,890 shares of the Company’s common stock, for an aggregate purchase price of $250,000.

15.     7.5% SENIOR SECURED CONVERTIBLE DEBENTURES DUE 2009

On March 11, 2005, the Company entered into a securities purchase agreement under which Ener1 agreed to issue $14,225,000 in aggregate principal amount of 7.5% Senior Secured Convertible Debentures due March 2009 (the “Debentures”) and Warrants to purchase 7,112,500 shares of common stock of Ener1. The securities were issued on March 14, 2005. The net proceeds of the issuance was $13,133,781 after direct placement costs of $1,091,219. The Debentures mature on March 14, 2009. Interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31, beginning March 31, 2005. The interest rate will increase to 15% per year if Ener1 fails to meet certain milestones as of the first anniversary of the date of issuance of the Debentures.

The Debentures are convertible by the holder at any time prior to maturity into shares of common stock of the Company, initially at $1.00 per share, subject to adjustment upon certain events, including as a result of the sale of equity securities by the Company at a price below the conversion price. The Company may require that a specified amount of the principal of the Debentures be converted if the milestones are satisfied for a period of 22 consecutive trading days.

At any time on or after March 14, 2008, Ener1 may prepay some or the entire principal of the Debentures at a price of one hundred and three percent (103%) of the amount of unpaid principal, plus accrued interest. Upon certain change in control events or upon an event of default (as defined in the Debentures) a holder may require the Company to repurchase such holder’s Debentures in cash at the price specified in the Debentures.

The Debentures are senior to the Company’s existing and future indebtedness and pari passu with the Company’s Senior Secured Debentures due 2009 issued in January 2004 (the “Existing Debentures”). The Security Agreement provides that the Company will grant a security interest in favor of the investors in certain collateral if certain events occur.

In connection with the issuance of the Debentures, the Company issued warrants to purchase the Company's common stock to the investors to purchase an aggregate of up to 4,267,500 shares of common stock at $1.15 per share and an aggregate of up to 2,845,000 shares of common stock at $1.25 per share (the “Warrants”). The initial exercise prices are subject to adjustment upon certain events, including as a result of the sale of equity securities by the Company at a price below the exercise price.

A discount on the debentures of approximately $2,953,000 was recorded to additional paid in capital based on the relative fair value of the warrants issued to the investors who purchased the Debentures. This discount will be amortized to interest expense over the life of the Debentures using the interest method.

The Company also agreed to issue Warrants to purchase up to 426,750 shares of common stock with an exercise price of $1.00 to SG Cowen & Co., LLC, which acted as placement agent for the private placement. The fair market value of the warrants was determined to be $213,375 and was recorded as deferred debenture costs.

The Warrants are exercisable (in whole or in part) at any time on or before March 14, 2010.

If the Company or any of its subsidiaries issue capital stock prior to March 15, 2006, the purchasers of the Debentures have the right, with certain exceptions, to purchase up to twenty percent of the capital stock issued by Ener1 or its subsidiary.

The Company will be required to make certain payments to the holders of the Debentures and the Warrants if certain deadlines with respect to the registration of the resale of the common stock underlying the Debentures and Warrants are not met or if the shelf registration statement effecting such registration is otherwise unavailable for the resale of the securities.

16.     REDEEMABLE PREFERRED STOCK

EnerDel Series A Preferred Stock

On October 20, 2004, the Board of Directors of EnerDel Inc. approved the creation of EnerDel Series A Preferred Stock. The shares of such series were designated: Non Voting, Cumulative and Redeemable Series A Preferred Stock, with a par value of $ 0.01, and a liquidation value of $1,000. There are 500,000 shares authorized and 8,000 shares outstanding at March 31, 2005.

The holders of EnerDel Series A Preferred Stock are entitled to receive dividends as declared by the Board of Directors of EnerDel at the rate of 8.25% of the liquidation value per share, per annum, payable in cash annually, commencing on December 31, 2005, and thereafter on the last day of December of each year that any EnerDel Series A Preferred Stock is outstanding.

The shares of Series A Preferred Stock are redeemable as follows: a) EnerDel may acquire shares in the market; b) if EnerDel proposes to register shares of common stock under the Securities Act of 1933, then EnerDel must redeem all Series A Preferred Stock in full, including all accrued and unpaid dividends for cash, from the proceeds received from the closing of such completed public offering; c) all EnerDel Series A Preferred Stock must be redeemed in full, including all accrued and unpaid dividends, concurrently with and out of the proceeds of the completion of any public offering for cash registering EnerDel Common Stock for stockholders of EnerDel that have contractual rights to require EnerDel to register shares of common stock as part of such proposed registration; d) in the event that EnerDel has not redeemed all shares of EnerDel Series A Preferred Stock on or before the 4th anniversary of the date of the certificate, then the holder(s) of the EnerDel Series A Preferred Stock shall have the option to require EnerDel company to redeem all of the EnerDel Series A Preferred Stock within 10 days after notifying the company of their exercise of such option.

The initial carrying amount of the EnerDel Series A Preferred Stock was recorded at its fair value of $3,700,000. The carrying amount of the EnerDel Series A Preferred Stock was increased by $598,442 due to accretion of the discount, and by $292,932 due to accrued dividends through March 31, 2005. The carrying amount of the EnerDel Series A Preferred Stock at March 31, 2005 was $4,591,374.

Ener1, Inc. Series B Convertible Preferred Stock

On October 13th, 2004, the Board of Directors of Ener1, Inc. approved the creation of Ener1 Series B Convertible Preferred Stock. The shares of such series were designated: Series B Convertible Preferred Stock, with a par value of $0.01, and a liquidation value of $100. There are 180,000 shares authorized and 152,500 shares outstanding at March 31, 2005.

The Ener1 Series B Convertible Preferred Stock ranks: a) junior to any other class or series of capital stock of Ener1 hereafter created, specifically ranking by it's terms, senior to the Ener1 Series B Convertible Preferred Stock; b) senior to Ener1‘s common stock; c) senior to any class or series of capital stock hereafter created not specifically ranking by it’s terms senior to the Ener1 Series B Convertible Preferred Stock; and, d) pari passu with any class or series of capital stock created specifically ranking by its terms on parity with the Ener1 Series B Convertible Preferred Stock.

The holders of Ener1 Series B Convertible Preferred Stock are entitled to dividends payable semi-annually, in arrears, on November 1 of each year during which the Ener1 Series B Convertible Preferred Stock is outstanding, beginning November 1, 2005. For the first two years after issuance of the Ener1 Series B Convertible Preferred Stock, dividends are to be paid-in-kind, in the form of additional shares of Ener1 Series B Convertible Preferred Stock, at the rate of 7.0% of the liquidation value; thereafter, dividends are to be paid in cash at the rate of 7.0% of the liquidation value. The dividends are cumulative.

The shares of Ener1 Series B Convertible Preferred Stock are redeemable by Ener1 at any time in part or whole at 100% of the liquidation value, plus accrued and unpaid dividends. The Ener1 Series B Convertible Preferred Stock is redeemable by the holder when 100% of the Company’s Senior Secured Debentures due January 20, 2009 (Note 10) are liquidated. If liquidation of the Senior Secured Debentures occurs in full before January 20, 2009, redemption shall be in 24 equal monthly installments beginning 30 days from the date of notice by the holder.

On October 15, 2004, the Company entered into a subscription agreement with Cofis Compagnie Fiduciaire S.A., for the sale of 150,000 shares of the Ener1 Series B Convertible Preferred Stock, warrants to purchase 4,166,666 shares of the Company’s common stock at an exercise price of $1.25 and warrants to purchase 4,166,666 shares of the Company’s common stock at an exercise price of $1.50 per share for an aggregate consideration of $15,000,000.

The initial carrying amount of the Ener1 Series B Convertible Preferred stock was recorded at its fair value. The company, utilizing the Black Scholes Model calculated the discount on the preferred stock attributed to the warrants that were issued in connection with the preferred stock to be $4,666,666. The carrying amount of $10,333,334, which is net of discounts, was recorded as Redeemable Preferred Stock. The carrying amount will be periodically increased by accretion of the discount and dividends charged to Paid-in-Capital.

In March, 2005 The Company issued to Ener1 Group 2,500 shares of Series B Convertible Preferred stock at a purchase price of $100 per share in accordance with the financing agreement the Company has with Ener1 Group described in Note 14. Purchase of the Series B Preferred entitled Ener1 Group to receive warrants to purchase 69,445 shares of the Company’ common stock at an exercise price of $1.25 per share and warrants to purchase 69,445 shares of the Company’s common stock at $1.50 per share. The initial carrying amount of the Series B Convertible Preferred stock was recorded at its fair value. The Black Scholes Model was used to calculate the discount on the preferred stock attributable to the warrants, which was determined to be $97,223. The carrying amount of $152,777, which is net of discounts, was recorded as Redeemable Preferred Stock. The carrying amount is periodically increased by accretion of the discount to interest expense and dividends accrued. The carrying amount of Ener1 Group’s Series B Convertible Preferred stock at March 31, 2005 was $161,146.

The carrying amount of the aggregate outstanding Ener1 Series B Convertible Preferred Stock at March 31, 2005 was $11,659,344, consisting of the original net fair value of $10,486,111, accretion of the discount of $705,481, and accrued dividends of $467,752.

The table below is an explanation of the components of redeemable preferred stock as of March 31, 2005

	Ener1 Series B	EnerDel Series A	Total
Carrying amount	$10,486,111	$3,700,000	$14,186,111
Accumulated accretion of discounts	705,481	598,442	1,303,923
Cumulative dividends	467,752	292,932	760,684
	$11,659,344	$4,591,374	$16,250,718

17.     COMMITMENTS AND CONTINGENCIES

Litigation

The Company receives communications from time to time alleging various claims. These claims include, but are not limited to, allegations that certain of the Company’s products infringe the patent rights of other third parties. The Company cannot predict the outcome of any such claims or the effect of any such claims on the Company’s operating results, financial condition, or cash flows.

Lease Commitments

In April 2005 the Company entered into a 5 year and 2 month operating lease for office facilities located at 712 Fifth Avenue, New York, New York. The lease provides for fixed rent of $426,240 per annum through the balance of the lease term.

18.        STOCK and OPTION ISSUANCES DURING QUARTER ENDED MARCH 31, 2005

Effective March 1, 2005, pursuant to a financing commitment agreement between the Company and Ener1 Group, (Note 14), the Company issued 2,500 shares of Series B Convertible Preferred Stock to Ener1 Group.

Effective March 1, 2005, as part of the financing commitment agreement between the Company and Ener1 Group, the Company also issued warrants to purchase 69,445 shares of the Company’s common stock at an exercise price of $1.25 per share, and warrants to purchase 69,445 shares of the Company’s common stock at an exercise price of $1.50 per share.

Effective March 14, 2005, pursuant to the issuance of a convertible debenture in the amount of $7,122,000, (Note 14), 2,136,600 shares of warrants to purchase common stock at an exercise price of $1.15 and 1,424,400 shares at an exercise price of $1.25 were granted to Satellite Strategic Finance Partners, Ltd.

Effective March 14, 2005, pursuant to the issuance of a convertible debenture in the amount of $2,878.000, (See Note 14), 863,400 shares of detachable warrants at an exercise price of $1.15 and 575,600 shares of detachable warrants at an exercise price of $1.25 were granted to Satellite Strategic Finance Associates, LLC.

Effective March 14, 2005, pursuant to the issuance of a convertible debenture in the amount of $2,000,000, (See Note 14), 600,000 shares of detachable warrants at an exercise price of $1.15 and 400,000 shares of detachable warrants at an exercise price of $1.25 were granted to Omicron Master Trust.

Effective March 14, 2005, pursuant to the issuance of a convertible debenture in the amount of $750,000, (See Note 14), 225,000 shares of Series A detachable warrants at an exercise price of $1.15 and 150,000 shares of Series B detachable warrants at an exercise price of $1.25 were granted to Castle Creek Technology Partners, LLC.

Effective March 14, 2005, pursuant to the issuance of a convertible debenture in the amount of $725,000, (See Note 14), 217,500 shares of detachable warrants at an exercise price of $1.15 and 145,000 shares of detachable warrants at an exercise price of $1.25 were granted to SG Private Banking (Suisse) S.A.

Effective March 14, 2005, pursuant to the issuance of a convertible debenture in the amount of $385,000, (See Note 14), 115,500 shares of detachable warrants at an exercise price of $1.15 and 77,000 shares of detachable warrants at an exercise price of $1.25 were granted to Basso Multi-Strategy Holding Fund, Ltd.

Effective March 14, 2005, pursuant to the issuance of a convertible debenture in the amount of $115,000, (See Note 14), 34,500 shares of detachable warrants at an exercise price of $1.15 and 23,000 shares of detachable warrants at an exercise price of $1.25 were granted to Basso Private Opportunity Holding Fund, Ltd.

Effective March 14, 2005, pursuant to the issuance of a convertible debenture in the amount of $250,000, (See Note 14), 75,000 shares of detachable warrants at an exercise price of $1.15 and 50,000 shares of detachable warrants at an exercise price of $1.25 were granted to Iroquois Capital LP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders

Ft. Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of Ener1, Inc. and Subsidiaries (the “Company”) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 10 of the financial statements, the Company issued $20,000,000 in aggregate principal amount of senior secured convertible debentures due in 2009, and recorded a discount on the debentures of $20,000,000 related to the issuance of warrants to purchase common stock of the Company and beneficial conversion features. Accordingly no monetary amount is reflected as a liability on the accompanying balance sheet, although $19,700,000 in aggregate principal amount of the debentures was outstanding at December 31, 2004.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ener1, Inc. and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Kaufman, Rossin & Co., P.A.

Miami, Florida

April 13, 2005

ENER1, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$14,090,858
Prepaid expenses	189,659
Due from related parties	118,638
Total current assets	14,399,155

Property and equipment, net (Note 5)	13,389,911
Investment in EnerStruct (Note 14)	1,185,364
Other Investments	265,000
Other assets	177,656
TOTAL ASSETS	$29,417,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,012,042
Accrued expenses and other liabilities (Note 7)	1,289,151
Current portion of bank installment loan payable (Note 9)	22,731
Liabilities of discontinued operations (Note 2)	306,907
Total current liabilities	2,630,831
Long Term Liabilities
Bank installment loan payable (Note 9)	91,583
$19,700,000 senior secured convertible debenture, net of discount of $19,700,000
attributable to warrants and beneficial conversion features (Note 10)	--
Total Liabilities	2,722,414

Commitments and contingencies (Note 18)	--
Redeemable preferred stock (Notes 11,12 & 20)	15,021,345
Minority Interest (Note 11)	3,951,139
Stockholders' equity:
Common stock, $.01 par value:
750,000,000 shares authorized and 347,455,751 shares issued and outstanding	3,474,558
Additional paid-in capital	100,246,447
Accumulated deficit	(95,998,817)
Total stockholders' equity	7,722,188
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,417,086

See notes to consolidated financial statements.

ENER1, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year ended December 31,
	2003	2004
Net sales (Note 22)	$26,739	$41,800
Cost of sales	31,069	10,283

Gross profit (loss)	(4,330)	31,517
Operating expenses:
Research and development (Note 11)	1,402,192	18,012,332
Selling, general and administrative	4,955,665	7,835,128
Manufacturing pre-production costs	--	3,281,821
Interest expense	942,425	1,523,401
Loss on impairment of assets (Note 17)	--	8,288,959
Total operating expenses	7,300,282	38,941,641

Loss from operations	(7,304,612)	(38,910,124)
Non-operating income (expense):
Interest income	1,352	113,469
Other income (expense), net	(7,458)	147,507
Equity in loss on investment in EnerStruct (Note 14)	(227,038)	(590,936)
Total non-operating income (expense)	(233,144)	(329,960)

Loss before minority interest, income taxes and discontinued operations	(7,537,756)	(39,240,084)
Minority interest (Note 11)	--	3,319,015
Income taxes (Note 6)	--	--

Loss from continuing operations	(7,537756)	(35,921,069)
Gain (Loss) from operations held for disposal (Note 2)	(1,380,092)	105,572

Net Loss	$(8,917,848)	$(35,815,497)
Preferred stock dividends and accretion of discounts (Note 12)	--	(904,214)

Net loss applicable to common stockholders	$(8,917,848)	$(36,719,711)

Weighted average shares	319,227,643	347,089,054
Loss from continuing operations including preferred stock dividends and accretion
of discounts - basic and diluted	$(.02)	$(.11)
Loss from discontinued operations - basic and diluted	$(.01)	$(.00)
Net loss per share - basic and diluted	$(.03)	$(.11)

See notes to consolidated financial statements.

ENER1, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004
	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2002	309,447,020	$ 3,094,470	$54,826,449	$ (49,065,472)	$8,855,447
Employee stock purchase plan	4,000	40	128		168
Employee stock options exercised	1,052,346	10,524	43,494		54,018
Sale of common stock	14,000,000	140,000	3,360,000		3,500,000
Investment in Enerlook Healthcare Solutions by minority interest			86,752		86,752
Stock issued for services	2,328,917	23,289	483,120		506,409
Capital contributions by majority Stockholder (Note 16)			908,747		908,747
Stock options issued for services and compensation due to variable options			397,025		397,025
Stock and warrants issued in exchange for Debt (Note 15)	17,027,579	170,276	11,495,963		11,666,239
Sale of common stock and warrants to majority stockholder (Note 15)	1,388,889	13,889	986,111		1,000,000
Guarantee of related party debt (Note 9)				(2,200,000)	(2,200,000)
Net Loss				(8,917,848)	(8,917,848)
Balance at December 31, 2003	345,248,751	$ 3,452,488	$72,587,789	$ (60,183,320)	$15,856,957
Employee stock options exercised	407,000	4,070	17,680		21,750
Exercise of stock options (Note 14)	1,500,000	15,000	1,035,000		1,050,000
Discount on issuance of senior secured debentures,net of related placement costs of $1,473,438 (Note 10)			18,526,562		18,526,562
Conversion of senior secured debentures to common stock	240,000	2400	297,600		300,000
Warrants issued in connection with convertible preferred stock (Note 12)			4,666,666		4,666,666
Common stock and stock options issued for services (Note 19)	60,000	600	1,312,239		1,312,839
Accretion of discount on preferred stock (Note 20)			(595,162)		(595,162)

ENER1, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004  (Continued)

Accrued dividends on preferred stock (Notes 12 & 20)			(309,052)		(309,052)
Warrants issued in connection with the formation of EnerDel, Inc. (Note 11)			3,725,143		3,725,143
Discount on stock issued to minority stockholder (Note 11)			(1,018,018)		(1,018,018)
Net Loss				(35,815,497)	(35,815,497)
Balance at December 31, 2004	347,455,751	$ 3,474,558	$100,246,447	$ (95,998,817)	$7,722,188

See notes to consolidated financial statements.

ENER1, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	2003	2004
OPERATING ACTIVITIES
Net loss	$(8,917,848)	$(35,815,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	127,500	200,567
Amortization of discount on senior subordinated debentures		300,000
Foreign currency transaction loss	3,279	--
Non-Cash research and development expenses (Note 11)		15,096,294
Asset impairment (Note 17)		8,288,959
Equity in loss from investment in EnerStruct (Note 14)	227,038	590,936
Compensation expense for stock and options issued for services (Note 19)	904,583	1,312,839
Minority interest (Note 11)	--	(3,319,019)
Non cash proceeds from sale of assets held for disposal (Note 2)	--	(115,000)
Change in assets and liabilities:
(Increase) decrease in:
Trade receivables	(26,739)	26,739
Prepaid expenses and other assets	102,239	(222,309)
Operating assets held for disposal (Note 2)	3,151,947	137,220
Increase (decrease) in:
Accounts payable	(288,146)	(362,578)
Accrued expenses and other liabilities (Note 7)	355,139	76,206
Liabilities and minority interest related to assets held for disposal (Note 2)	(1,009,712)	(140,480)

Net cash used in operating activities	(5,370,720)	(13,945,123)

INVESTING ACTIVITIES
Investment in EnerStruct (Note 14)	(2,003,339)	--
Investment in Splinex	--	(150,000)
Capital expenditures (Notes 4 & 5)	(876,485)	(1,053,687)

Net cash used in investing activities	(2,879,824)	(1,203,687)

ENER1, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FINANCING ACTIVITIES
Repayment of related party notes (Note 15)	--	(1,040,817)
Repayment of guaranteed related party debt (Note 9)	--	(2,200,000)
Repayment of mortgage payable (Note 9)	(27,357)	(703,896)
Repayment of short term note payable	(595,000)	--
Repayment of bank loan (Notes 9 & 10)	--	(1,600,000)
Repayment of bank installment loan (Note 9)	--	(14,246)
Proceeds from issuance of common stock to majority stockholder and employees	1,054,185	--
Proceeds from sale of stock to ITOCHU Corporation (Note 14)	3,500,000	--
Proceeds from advances from stockholders	4,228,210	--
Proceeds from exercised employee stock options	--	21,750
Proceeds from sale of preferred stock and warrants (Note 12)	--	15,000,000
Proceeds from exercise of options (Note 14)	--	1,050,000
Proceeds from issuance of senior secured convertible debentures, net of
costs of $1,473,438 (Note 10)	--	18,526,562
Proceeds from minority investment in subsidiary	85,602	--

Net cash provided by financing activities	8,245,640	29,039,353

Net increase (decrease) in cash and cash equivalents	(4,904)	13,890,543

Cash and cash equivalents at beginning of year	205,219	200,315
Cash and cash equivalents at end of year	$200,315	$14,090,858

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
	2003	2004
Cash paid during the year for
Income taxes	$--	$--
Interest	206,750	1,236,803
Non-cash investing and financing activities:
Advances from stockholders converted to additional paid in capital (Note 16)	908,747	--
Loans and advances from stockholders converted to stock and additional
Paid in capital (Note 16)	11,666,239	--
Interest payable to related parties converted to debt (Note 15)	1,040,818	--
Reduction in property and equipment and accounts payable for adjustment
to purchase price of equipment	234,163	--
Equipment purchased not paid for as of year end	157,682	--
Reduction in property and equipment and due to stockholder	450,767	--
Intellectual property contributed by minority interest stockholder (Note 11)	--	5,100,000
Equipment contributed by minority interest stockholder (Note 11)	--	8,517,600
Supplies contributed by minority interest stockholder (Note 11)	--	143,476
Accrued dividends on preferred stock (Notes 11 & 12)	--	309,052
Accretion of discounts on preferred stock	--	595,162
Warrants issued in connection with the formation of EnerDel, Inc	--	3,725,143
Discount on stock issued to minority stockholder	$--	$1,018,018
See notes to consolidated financial statements.

ENER1, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     NATURE OF BUSINESS

Nature of Business

Ener1’s primary lines of business consist of the development and marketing of advanced lithium batteries and certain battery components such as electrodes, fuel cells, fuel cell systems and components and nanotechnology-related manufacturing processes and materials. The Company’s current business line focus is the result of changes over the past several years arising from new investments in the Company, changes in research and development activities and acquisition of a battery business from its majority shareholder in 2002.

Ener1 is a Florida corporation founded in 1985. Ener1 was formerly named Inprimis, Inc. and before that it was named Boca Research, Inc. During 2002 and 2003, the Company manufactured set-top boxes and other digital entertainment products through subcontractors and marketed those products to the hospitality and healthcare markets through its 49% owned subsidiary EnerLook Solutions, Inc. (f/k/a EnerLook Health Care Solutions, Inc. and now known as Ener EL Holdings, Inc.)(“EnerLook”), and to other markets through its former Digital Media Technologies Division. In 2003, the majority of the assets in the Digital Media Technologies Division were transferred to EnerLook (see “Discontinued Operations and Sale of Assets of EnerLook” below).

In January 2002, Ener1 Group, Inc. (“Ener1 Group”) acquired a majority interest in the Company and as a result of subsequent transactions, owned, along with its affiliates, approximately 88% of the outstanding common stock of the Company as of March 31, 2005.

One of Ener1 Group’s subsidiaries, Ener1 Battery Company (“Ener1 Battery” or the “Battery Company”), became a wholly owned subsidiary of the Company on September 6, 2002 when the Company acquired 100% of its outstanding capital stock from Ener1 Group. Ener1 Battery’s business of developing and marketing lithium ion and other lithium technology batteries is now operated by the Company’s EnerDel subsidiary (see below).

Concurrent with the acquisition of the Battery Company in 2002, the Company began to transition its business away from the set-top box and engineering services businesses of its Digital Media Technologies Division and EnerLook and to focus instead on the clean energy business and lithium batteries in particular. In addition, the Company recently began developing fuel cells and systems and components for fuel cells, and the fuel cell operations of the Company have continued to expand through 2004.

In January 2002, the Company began to develop products for neutralizing the harmful effects of electromagnetic radiation in electric power transmission lines and equipment through its wholly owned subsidiary, Ener1 Technologies, Inc. (“Technologies”). Technologies is a development stage company and it has not recorded any revenue since its formation.

In August 2003, the Company formed a joint venture company, named EnerStruct, Inc., with ITOCHU Corporation of Japan to pursue technology development and marketing opportunities for lithium batteries in Japan. The Company and ITOCHU have each licensed to EnerStruct some of their respective battery technologies for use in Japanese markets.

On September 12, 2003, the Battery Company finalized the acquisition of Ener1’s research and development partner company in Ukraine, known as Ener1 Ukraine (“Ener1 Ukraine”). Ener1 Ukraine conducts research and development activities for the Company at facilities in Ukraine. Ener1 Ukraine’s battery-related patents and rights patent applications were assigned to EnerDel in October 2004.

The Company formed NanoEner, Inc. (“NanoEner”) on April 2, 2004 to develop new markets and applications for Ener1’s proprietary technologies to manufacture nanomaterials. Ener1 currently uses its nanomaterials manufacturing technologies in the development of nanomaterials for lithium batteries and other high-energy storage devices.

On October 20, 2004, the Company and a unit of Delphi Corporation each contributed lithium battery related assets to EnerDel, Inc., which was formed on October 18, 2004 in preparation for that transaction. The Company owns 80.5% of the outstanding stock of EnerDel, and Delphi owns 19.5%. All of the Company’s lithium battery business has been conducted through EnerDel since its formation.

The Company formed a new subsidiary, EnerFuel, Inc., on October 29, 2004 for use in conducting the Company’s fuel cell related operations.

2.    DISCONTINUED OPERATIONS AND SALE OF ASSETS OF ENERLOOK

On December 15, 2003, the Company, EnerLook, Ener1 Group and T.& V. Rental Co., Inc. (“TVR”) entered into an arrangement pursuant to which (1) TVR agreed to manage EnerLook’s business for up to six months in return for any profits earned by EnerLook, (2) EnerLook was granted the option, exercisable at any time on or before June 15, 2004, to acquire 100% of TVR’s outstanding stock for $16,000,000 in cash, plus 4,000,000 shares of the Company’s stock held by Ener1 Group; and (3) TVR was granted the option to acquire substantially all of the assets of EnerLook in exchange for 5% of a limited liability company that would own all the respective assets of TVR and EnerLook, such option to become exercisable if EnerLook did not exercise the option described in clause (2) above. EnerLook did not exercise the option described in clause (2) and on June 15, 2004, TVR notified EnerLook of TVR’s intent to exercise its option to acquire substantially all of the assets of EnerLook, and the EnerLook employees became employees of TVR Communications, LLC, a limited liability company formed by TVR to hold all of TVR’s and EnerLook’s assets. The Company, EnerLook, Ener1 Group and TVR Communications, LLC entered into an Asset Purchase Agreement dated as of September 30, 2004, providing for the sale of substantially all of EnerLook’s assets to TVR Communications, LLC, in exchange for a 5% membership interest in TVR Communications, LLC. The asset sale to TVR closed on December 7, 2004.

TVR paid EnerLook approximately $550,000 to fund EnerLook’s operations from December 15, 2003 through June 15, 2004 and the 5% membership interest acquired from the December 7, 2004 asset sale to TVR was valued at $115,000, which amount is included in gain (loss) from operations held for disposal on the accompanying consolidated statements of operations.

The Company’s Digital Media/EnerLook segment was deemed by the Company to be held-for-sale, and certain of the revenues, expenses, assets and liabilities of this segment were classified as discontinued operations. Substantially all remaining resources were redirected to the Company’s continuing operations, accordingly, these costs are included in continuing operations.

3.     SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include Ener1, Inc. and its wholly owned subsidiaries: Ener1 Battery Company; Ener1 Technologies, Inc; EnerNow Technologies, Inc.; Boca Research of Delaware, Inc.; Boca Research International, Inc.; Boca Research Holland B.V.; Boca Research (UK) Limited; Boca Research International Holdings Ltd.; Boca Global, Inc.; AppsCom, Inc.; Ener1 Ukraine; EnerDel, Inc. (80.5% owned); NanoEner, Inc.; and EnerFuel, Inc. It also includes as discontinued operations the Company’s 49% owned subsidiary, EnerLook Solutions, Inc. Intercompany accounts and transactions have been eliminated in consolidation. EnerDel, NanoEner, EnerFuel, and Ener1 Ukraine (see above) have ongoing operations. The Battery Company operations are limited as of October 20, 2004 to holding real estate, the use of which is made available to EnerDel under certain agreements. Ener1 Technologies has also conducted operations, but is not currently active.

Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

The Company has recorded a deferred tax asset of approximately $43,595,000 at December 31, 2004, which is completely offset by a valuation allowance. Realization of approximately $17 million of the deferred tax asset is limited to offsetting income arising from appreciation of assets through January 2002, which the Company believes is unlikely. Due to the change in control in 2002, realization of the balance of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income are modified.

Cash and Cash Equivalents: The Company considers liquid instruments purchased with a maturity of three months or less to be cash and cash equivalents. The Company may, in the normal course of operations, maintain cash balances in excess of federally insured limits.

Property and Equipment: Property and equipment are recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts, while replacement, maintenance and repairs, which do not extend the lives of the respective assets, are charged to expense in the period incurred.

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset Category

	Ener1, Inc.	Battery Company	EnerDel, Inc.	Ener1 Technologies
Building	Na	39 years	Na	Na
Building improvements	Na	Na	5 to 39 Years	Na
Furniture and fixtures	5 years	Na	5 years	Na
Equipment and machinery	5 years	Na	5 years	Na
Battery plant equipment	Na	Na	10 Years	Na
Computer and office equipment	3 years	Na	3 years	Na
Software	3 years	Na	3 years	Na
Automobile	3 years	Na	Na	Na
Telephone equipment	5 years	Na	7 years	Na

Long-lived Assets: The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, long-lived assets to be held are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment is determined when the sum of the undiscounted cash flows estimated to be generated by those assets is less than their carrying value. See note 17 for a discussion of asset impairment.

Loss Per Share: Basic loss per share excludes dilution and is computed by dividing the loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted loss per share is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period and dilutive potential common shares outstanding (all related to outstanding stock options and warrants discussed in Note 19) unless consideration of such dilutive potential common shares would result in anti-dilution. Common stock equivalents were not considered in the calculation of diluted loss per share as their effect would have been anti-dilutive for the years ended December 31, 2003 and 2004. Securities that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted loss per share because their effect was anti-dilutive are discussed in Note 19.

Stock Compensation: Options granted to employees under the Company’s Stock Option Plans are accounted for by using the intrinsic method under APB Opinion 25, Accounting for Stock Issued to Employees (APB 25). In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), which defines a fair value base method of accounting for stock options. Certain aspects of the accounting standards prescribed by SFAS 123 are optional and therefore, the Company has continued to account for stock options under the intrinsic value method specified in APB 25. The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Accordingly, compensation cost has been recognized for the stock option plans only when the exercise prices of employee stock options are less than the market prices or fair values of the underlying stock on the date of grant. If compensation cost had been determined based on the fair value at the grant date for all awards consistent with the provisions of SFAS 123, the Company’s net loss and loss per share would have been as indicated below for the years ended December 31, 2003 and 2004:

	2003	2004
Net loss, as reported	$(8,917,848)	$(35,815,497)
Plus: compensation recorded for stock options and variable options	397,025	714,090
Less: proforma stock based employee compensation	(363,031)	(2,087,314)

Net loss, proforma	$(8,883,854)	$(37,188,721)

Loss per share (including preferred stock dividends and accretion of discounts):
Basic and diluted as reported	$(.03)	$(0.11)
Basic and diluted proforma	$(.03)	$(0.11)

Investment in EnerStruct: The Company’s 49% investment in EnerStruct is accounted for on the equity method (See Note 14).

Research and Development Costs, including the cost of equipment and other assets used in research and development activities that do not have alternative future use, are expensed as incurred.

Income Taxes: The Company provides for income taxes in accordance with the liability method. Deferred income tax assets and liabilities are computed for differences between the financial statement carrying values and the tax bases of assets and liabilities and carryforwards that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Issuance or sale of stock by subsidiary: Changes in the Company’s equity in a subsidiary caused by issuances or sales of the subsidiary’s stock are accounted for as capital transactions.

Recently Issued Accounting Pronouncements and Interpretations:

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” and revised it in December 2003. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46R was effective for the first interim period ending after March 15, 2004 for all new and existing variable interest entities. The adoption of this Statement did not have a material impact on the consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends the guidance in ARB No. 43, “Inventory Pricing, ” for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) requiring that those items be recognized as current-period expenses regardless of whether they meet the criterion of “so abnormal.” This statement also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005. Management does not expect this statement to have a material impact on the Company’s consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, which is effective for fiscal periods beginning after June 15, 2005. In the past, the net book value of the assets relinquished in a non-monetary transaction was used to measure the value of the assets exchanged. Under SFAS No. 153, assets exchanged in a non-monetary transaction will be at fair value instead of the net book value of the asset relinquished, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. The adoption of SFAS No. 153 is not anticipated to have a material effect on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (Statement 123(R)), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123(R) supersedes APB Opinion No 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized at the date of grant in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective at the beginning of the first interim or annual period beginning after December 15, 2005. The impact of adoption of Statement 123(R) cannot be accurately predicated at this time since it will depend on levels of share-based payments in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of the standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in the note above. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options. The Company expects to adopt Statement 123(R) on January 1, 2006.

Reclassifications: Certain prior year amounts have been reclassified to conform to the fiscal 2004 presentation.

  Fair Value of Financial Instruments: The carrying value of cash and cash equivalents, trade receivables, accounts payable, and accrued expenses and other liabilities approximates fair value due to the short term maturity of these instruments or the fact that they are carried at fair value, as applicable. The carrying value of the bank installment loan approximates fair value as the interest rates are not significantly different from the current market rates available to the Company for similar type loans. The fair value of the Senior Secured Convertible Debentures approximates the face amount based upon a discounted cash flow analysis using the Company’s incremental borrowing rate for similar types of borrowing arrangements. The carrying value of redeemable preferred stock approximates fair value.

Foreign Currency Transactions: The recorded balances that are required to be paid in foreign currencies at December 31, 2004 are adjusted to reflect the exchange rate at the balance sheet date.

4.     SEGMENT REPORTING

As of December 31, 2004 the Company is organized based upon the following segments: Digital Media Division / EnerLook (which is classified as discontinued operations), EnerDel, Inc., EnerFuel, Inc., NanoEner, Inc., Ener1 Battery Company, and Ener1 Technologies, Inc. EnerDel, Inc. develops and markets advanced lithium batteries. EnerFuel, Inc. develops and markets fuel cells and fuel cell systems. NanoEner, Inc. is developing nanotechnology related manufacturing processes and materials. Ener1 Battery Company provides equipment and facilities to EnerDel, Inc.

The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies.” Transactions between segments, consisting principally of product sales and purchases, are recorded at the consummated sales price. The Company evaluates the performance of its segments and allocates resources to them based on anticipated future contribution.
	2003	2004
Net sales
Ener1 Battery Company	26,739	41,800
Discontinued Segments	2,682,418	--
Net sales	2,709,157	41,800
Interest expense
Corporate	177,649	1,523,401
Ener1 Battery Company	764,776	--
Interest expense	942,425	1,523,401
Depreciation and amortization expense
Corporate	620	73,157
Ener1 Battery Company	124,028	112,005
Ener1 Technologies, Inc.	2,852	--
EnerDel, Inc.	--	14,565
EnerFuel	--	156
NanoEner	--	684
Discontinued Segments	130,861	--
Total depreciation and amortization expense	258,361	200,567

Net loss
Corporate	(3,981,863)	(9,250,224)
Minority interest	--	3,319,015
Ener1 Battery Company	(3,412,806)	(11,048,923)
Ener1 Technologies, Inc.	(143,087)	(22,357)
EnerDel, Inc.	--	(17,251,347)
EnerFuel	--	(923,689)
NanoEner	--	(743,544)
Discontinued Segments	(1,380,092)	105,572
Net loss	(8,917,848)	(35,815,497)

Assets
Corporate	2,152,944	2,938,192
Ener1 Battery Company	22,136,918	1,393,459
Ener1 Technologies, Inc.	9,540	--
EnerDel, Inc.	--	25,075,741
EnerFuel	--	8,705
NanoEner	137,220	989
Total assets	24,436,622	29,417,086

Capital expenditures
Corporate	11,566	306,246
Ener1 Battery Company	864,919	614,281
EnerDel, Inc.	--	116,786
EnerFuel	--	2,101
NanoEner	--	14,273
Discontinued Segments	2,353

Total capital expenditures	878,838	1,053,687

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2004::

	Corporate Division	Battery Company	EnerDel, Inc.	Ener1 Technologies, Inc.	Total
Building		1,545,412			1,545,412
Building/Leasehold Improvements	14,195		656,890		671,085
Software	44,991		22,932		67,923
Computer and office equipment	102,826		106,596		209,422
Furniture and fixtures	48,894		10,170		59,064
Machinery and equipment	76,835		10,776,314	(1)	10,853,149
Telephone equipment	1,431		19,942		21,373
Automobile	173,575				173,575
Total Cost	462,747	1,545,412	11,592,844		13,601,003
Less: Accumulated Depreciation	74,347	122,180	14,565		211,092
Net property and equipment	388,400	1,423,232	11,578,279		13,389,911

(1)	Principally all held for production and not currently being used or depreciated.

The building and certain machinery and equipment owned by the Battery Company (which machinery and equipment are substantively owned by EnerDel) are pledged as security under the terms of the Company’s senior secured convertible debentures due January 2009 (see Note 10).

Depreciation expense for property and equipment for the years ended December 31, 2003 and 2004 was $127,500 and $200,567, respectively.

6.     INCOME TAXES

Deferred income tax assets in the accompanying balance sheet as of December 31, 2004 are attributable to the following items:

Goodwill	2,001,000
Depreciation, amortization and start-up costs	120,000
Federal and state net operating loss carryforwards	32,666,000
Impairment losses	3,119,000
R&D expenses taken on equipment and intellectual property	5,616,000
Other	73,000
Gross deferred tax asset	43,595,000
Valuation allowance	43,595,000

The Company has Federal and Florida net operating loss carryforwards available to offset future taxable income of approximately $84 million and $75 million, respectively. The federal net operating loss carryover will begin to expire in 2018, while the Florida net operating loss carryforward will begin to expire in 2011. Due to the change in ownership in January 2002, carryforwards approximating $51 million are subject to substantial restrictions and may only be utilized to offset approximately $40,000 of annual taxable income as well as any unrealized appreciation on assets existing at the time of the ownership change.

A valuation allowance is provided when it is more likely than not that some portion of the Company’s deferred tax assets will not be realized. Management has evaluated the available evidence about the Company’s future taxable income and other possible sources of realization of deferred tax assets, and as a result, the valuation allowance was increased by $22.1 million in the year ended December 31, 2004. The valuation allowance recorded in the financial statements reduces deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

                The components of income taxes (benefit) in the accompanying statements of operations are as follows:

	2003	2004
Federal:
Current	$0	$0
Deferred	0	0
Total	$0	$0

State:
Current	$0	$0
Deferred	0	0
Total	$0	$0

The Company's effective income tax rate differs from the statutory federal rate of 35% as follows:
	2003		2004
Statutory rate applied to loss before income taxes	35.0%		35.0%
Decrease in income taxes (benefit) resulting from:
Rate differential	(1	.0)%	(1	.0)%
Valuation allowance	(40	.0)%	(39	.0)%
State income tax benefit	6.0%		5.0%

7.     ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities principally consist of accrued salaries, bonuses and related benefits and accrued professional fees.

8.     CONSOLIDATION OF 49% SUBSIDIARY (ENERLOOK SOLUTIONS, INC.)

When formed in February 2002, EnerLook was a 51% subsidiary of the Company. In early 2003, EnerLook issued 333,333 shares of common stock to Solution Investment Group, LLC in exchange for $250,000 and 125,000 shares to an employee, reducing the Company’s ownership to 49%. Ener1 Group owns 43% of the outstanding common stock of EnerLook. Since EnerLook was formed, the Company has consolidated EnerLook’s results of operations and its balance sheet as part of the Company’s consolidated financial statements. Ownership of a subsidiary below 51% is most often recorded under the equity method of accounting, rather than consolidating the subsidiary’s results of operations with the less than 51% parent company, as it is presumed that the less than 51% parent company does not control the subsidiary. The Company has elected to continue consolidating this subsidiary as part of its financial statements because the Company and Ener1 Group are related parties which exercise substantial control over the activities of EnerLook and own an aggregate of 92% of EnerLook’s outstanding common stock. Management believes that the reduction in its ownership percentage of EnerLook’s common stock from 51% to 49% does not materially reduce the control the Company exercises over EnerLook’s operations. Effective December 15, 2003, EnerLook’s operations were deemed to be discontinued operations.

In the second quarter of 2003, the Company transferred certain assets of its Digital Media division to EnerLook in order to consolidate the Company’s set top box business, which delivers interactive information and entertainment systems and services to customers in vertical markets such as hospitality and healthcare. As part of this restructuring, the Company transferred net assets in the amount of approximately $1.0 million to EnerLook, resulting in an intercompany receivable from EnerLook in the amount of $1.0 million. In December 2003, management decided to discontinue the operations of this segment and conveyed operating control of this operating segment to T. & V. Rental Co., Inc. (TVR) a third party. In December, 2004 the Company sold substantially all of the assets of EnerLook to TVR (see Note 2).

9.     DEBT AND DEBT GUARANTEES

At December 31, 2003, the Battery Company was the mortgagor under a mortgage note payable to Interbay Funding, LLC in the amount of $703,896. The mortgage note was collateralized by the land and building owned by the Battery Company.

Also at December 31, 2003, the Battery Company was indebted under two loan agreements with Saint Petersburg Joint Stock Bank Tavricheskiy, in the amounts of $1,200,000 and $400,000, respectively. The obligations under the $1,200,000 note were secured by a pledge of a patent owned by Ener1 Ukraine, which is a 100% subsidiary of Ener1 Battery. The $400,000 note was unsecured. The combined principal balances on both notes as of December 31, 2003 totaled $1,600,000.

The majority of the Company’s equipment had certain liens against it as of December 31, 2003, as described below. As of December 31, 2003, Ener1 s.r.l., an Italian company related to the Company by common ownership (“the Italian Company”), had a loan outstanding to Meliorbanca Gallo S.p.A.(“the Italian Bank”) in the amount of EURO 1,877,685. Ener1, Ener1 Group, the Battery Company and two individuals who were directors of all three companies, were guarantors of this loan. The Italian Company’s obligations to the Italian Bank in the amount of EURO 5,000,000 were secured by a pledge of specified battery production equipment of the Battery Company, which had been transferred from the Italian Company to the Battery Company in a series of transactions prior to the Company’s acquisition of the Battery Company. The U.S. dollar value of this collateral was approximately $6,200,000 at December 31, 2003.

In January 2004, the Company issued $20,000,000 in aggregate principal amount of senior secured convertible debentures due January 2009, and warrants to purchase up to 16,000,000 shares of common stock, in a private placement (Note 10). In connection with the issuance of the debentures, the Company was required to have all security interests in the land, building, patents, and production equipment owned by the Battery Company released. In order to effect this release, in January 2004, the Company paid $2,200,000 to the Italian Bank to satisfy the Italian Company’s obligations, and paid all of the outstanding balances due to Interbay Funding and to Petersburg Joint Stock Bank Tavricheskiy.

In March 2004, the Battery Company obtained a loan secured by a vehicle. The total amount due under the loan is $125,000 plus interest payable over 5 years in equal monthly payments of approximately $2,600.

10.     SENIOR SECURED CONVERTIBLE DEBENTURES DUE 2009

In January 2004, the Company issued $20,000,000 in aggregate principal amount of 5% senior secured convertible debentures due January 2009. The interest rate under these debentures is currently 15%. The Company’s obligations under the debentures are collateralized by the land and building owned by the Battery Company, as well as by certain battery production equipment owned by the Battery Company and substantively transferred to EnerDel. The debentures are convertible into common stock of Ener1 at an initial conversion price of $1.25 per share. As part of the transaction, the Company issued warrants with a ten-year term to purchase a total of 16,000,000 common shares at an initial price of $2.51 per share. Proceeds from the sale were used to pay expenses of the sale and repay debt, including $1,040,817 owed to related parties. Direct costs associated with the debentures of approximately $1,473,000, including $1,200,000 of investment banking fees, were incurred.

Accounting Principles Board Opinion No. 14, entitled “Accounting for Convertible Debt Issued with Stock Purchase Warrants,” provides that the portion of the proceeds from debt securities issued with detachable stock purchase warrants that is allocable to the warrants should be accounted for as paid-in capital. The allocation should be based on the relative fair values of the two securities at time of issuance. Any resulting discount or premium on the debt securities should be accounted for as such. In addition, Emerging Issues Task Force Release Nos. 98-5 and 00-27 state that any embedded beneficial conversion features present in convertible securities should be valued separately at issuance. The embedded beneficial conversion feature should be recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. That amount should be calculated at the commitment date as the difference between the effective conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. The Emerging Issues Task Force observed that in certain circumstances, the intrinsic value of the beneficial conversion feature may be greater than the proceeds allocated to the convertible instrument. In those situations, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the convertible instrument. For convertible instruments that have a stated redemption date (such as debt and mandatorily redeemable preferred stock) the discount resulting from recording a beneficial conversion option should be accreted from the date of issuance to the stated redemption date of the convertible instrument. In the event of early conversion or default, the remaining discount would be recognized as interest expense during the period in which such early conversion or default occurs.

In applying the provisions of the above pronouncements, the Company recorded a discount on the convertible debentures in the amount of $20,000,000. This discount is being accreted to interest expense using the interest method over the life of the debentures (five years). As the effective interest rate, which is determined by dividing the actual interest rate on the convertible debentures by the discounted debt amount, approaches infinity, the interest expense to be recorded approximates the future cash payments. Total interest expense on the debentures for the twelve months ended December 31, 2004 was $1,195,392. Interest expense recorded related to the accretion of the discount for the year ended December 31, 2004 was $300,000. The remaining discount on the convertible debentures as of December 31, 2004 was $19,700,000, after early conversion of $300,000 of debentures.

Interest expense related to the accretion of the discount for the calendar years ending after December 31, 2004 is expected to be as follows and would be accelerated upon early conversion or default of the instrument:

Year ended December 31, 2005	$-0-
Year ended December 31, 2006	$-0-
Year ended December 31, 2007	$-0-
Year ended December 31, 2008	$-0-
Year ended December 31, 2009	$19,700,000

Subject to the conditions and limitations specifically provided in the Securities Purchase Agreement under which the debentures were sold, the holders of the debentures have the right to convert, at any time and from time to time after the issue date, all or any part of the outstanding and unpaid principal amount of the debentures into shares of the common stock of the Company. During the year ended December 31, 2004, $300,000 in principal amount of the debentures was converted into common stock of the Company at the conversion price of $1.25 per share in accordance with the terms and conditions of the debenture. The discount associated with the conversion of $300,000 of principal was $300,000 and was recognized as interest expense in accordance with generally accepted accounting principles.

Under the terms of the debentures interest is due quarterly and the interest rate was to remain at 5% if the Company achieved certain milestones set forth in the debentures by July 19, 2004. The Company did not achieve these milestones and, as a result, the interest rate charged on the debentures was increased to 7.5%, effective July 19, 2004. In addition, the company did not achieve certain milestones as of January 21, 2005 and accordingly, the interest rate increased to 15%.

Notwithstanding the financial statement presentation required by the above pronouncements, the Company remains legally obligated to repay the aggregate principal amount of the outstanding debentures plus all accrued interest thereon at the rate(s) set forth in the debentures. As of December 31, 2004, $19,700,000 in aggregate principal amount of the debentures was outstanding. The principal amount of any debentures that are converted to common stock of the Company pursuant to the terms of the debentures shall not be deemed outstanding immediately following such conversion.

11.     ENERDEL FORMATION

On October 26, 2004, the Company combined its lithium battery assets with those of Delphi Automotive Systems, LLC and Delphi Technologies, Inc. (collectively, “Delphi”) into a newly organized Delaware corporation, EnerDel, Inc. (“EnerDel”). The Company completed the transactions pursuant to, among other documents, a Formation, Subscription and Stockholders’ Agreement (the “Formation Agreement”) by and between the Company and Delphi, dated as of October 20, 2004. Pursuant to the Formation Agreement, the Company received 80.5% of EnerDel’s issued and outstanding shares of common stock in consideration for the contribution by the Company and its subsidiaries of the following assets to EnerDel:

•	$15 million in cash;
•
the right to use certain lithium battery related equipment in Ener1 Battery Company’s Ft. Lauderdale manufacturing facility valued at $11,938,315, along with a nominally-priced purchase option for such equipment, which option is exercisable only upon termination of the security interest granted in favor of the holders of the Debentures;

•	Ener1 Battery’s battery-related intellectual property portfolio, which is licensed to Ener1 for non-lithium battery uses under an exclusive, perpetual and royalty-free license; and
•	Ener1 Ukraine’s battery-related intellectual property portfolio, which is licensed to Ener1 for non-lithium battery uses under an exclusive, perpetual and royalty-free license.

In addition, Ener1 Battery agreed to make available to EnerDel space in Ener1 Battery’s building in Fort Lauderdale containing Ener1 Battery’s above-described battery related equipment. Ener1 also caused to be licensed to EnerDel certain vapor deposition technology for lithium battery use.

Pursuant to the Formation Agreement, Delphi received:

•	19.5% of EnerDel's issued and outstanding shares of common stock;
•	8,000 shares of EnerDel’s 8.25% Series A Preferred Stock with an aggregate face and liquidation value of $8 million (the “Series A Preferred Stock”) (see Note 20);
•	immediately exercisable warrants with a ten year term to purchase up to 1.75 million shares of the Company's common stock for $0.70 per share; and
•	immediately exercisable warrants with a ten year term to purchase up to 5.25 million shares of the Company’s common stock for $1.00 per share.

This transaction resulted in a charge to additional paid in capital of approximately $1 million resulting from Ener1’s contribution of assets in excess of its proportionate ownership.

The Series A Preferred Stock was exchangeable, at any time prior to January 31, 2005, at the option of the holder, into up to 6,956,521 shares of Ener1 common stock, based on an exchange rate of 869.5652 shares of our common stock for each share of Series A Preferred Stock. The holder of the Series A Preferred Stock did not exercise its option to exchange its shares into Ener1 common stock.

The Series A Preferred Stock must be redeemed by EnerDel for cash, at the liquidation value plus accrued and unpaid dividends upon certain circumstances (including the completion of an initial public offering of EnerDel’s common stock). If the Series A Preferred Stock is not redeemed within four (4) years after issuance, then at the holder’s option, it may be redeemed by EnerDel at the liquidation value plus accrued and unpaid dividends in exchange for cash, an EnerDel promissory note, or a combination of both, at EnerDel’s option, such note to be payable in four equal quarterly installments and bearing interest at 8.25% per annum.

In consideration of the foregoing, Delphi contributed to EnerDel its lithium battery-related equipment valued at $8,517,600 and its lithium battery-related patent portfolio valued at $5,100,000, which is licensed back to Delphi for non-lithium battery uses under an exclusive, perpetual and royalty-free license. In addition, Delphi entered into an agreement with EnerDel pursuant to which EnerDel subleased those portions of Delphi’s Indianapolis facilities that contain lithium battery operations.

Pursuant to the Registration Rights Agreement dated as of October 20, 2004 by and between the Company and Delphi Automotive, the EnerDel shares of common stock issued in the transaction and the shares of its common stock issueable upon exercise of the EnerDel warrants are subject to demand, piggyback and other registration rights. In addition, pursuant to the Formation Agreement, the Company and Delphi have agreed to provide one another with certain tag-along rights and rights of first refusal in the event either party desires to sell any of its respective EnerDel securities received in the transaction.

A number of the assets transferred from Delphi and Ener1 during the formation of EnerDel were considered to be assets to be used in Research and Development Activities (R&D) because the assets were being used in product development and prototyping efforts at the time of the transfer. It is anticipated that EnerDel will continue to use the transferred assets in R&D activities on future product development and prototyping projects and alternatively EnerDel intends to use certain of the transferred assets for production of lithium batteries in response to anticipated future customer orders. As such uses are contingent upon the successful completion of current R&D projects, this equipment was expensed to R&D upon acquisition in accordance with SFAS No.2.

Statement of Financial Accounting Standards No.2 Accounting for Research and Development Costs” require that assets to be used in R&D activities are to be immediately charged to income unless an “alternative future use” for the asset exists. AICPA Practice Aid, “Assets Acquired in a Business Combination to be Used in Research and Development Activities” states that for an asset acquired for use in an R&D activity to have an alternative future use; (a) “it is reasonably expected that the combined enterprise will use the asset acquired in the alternative manner” and that the asset “embodies an anticipated capacity singly or in combination with other assets, to contribute directly or indirectly to future net cash flows (“economic benefit”) from that alternative use;” (b) “the combined enterprise’s use of the asset acquired is not contingent on further development of the asset subsequent to the acquisition date (that is, the asset can be used in the alternative manner in the condition in which it existed at the acquisition date),” and (c) “is identified by the acquiring company at the acquisition date.”

Though the Company intends to use the equipment in future product development projects and for future production it is unable to specifically identify the projects or products at this time due to the indeterminable nature of specific future customer needs and therefore does not meet the requirement (c) above for “alternative future uses”. Similarly, because of the currently indeterminable nature of future customer needs, a projection can not be made of the “economic benefit” of specific future R&D projects or of future anticipated customer production and therefore the Company does not meet the requirement (a) above for “alternate uses”. Finally, because future specific customer requirements may require modification, or further development, of the transferred assets before future product development projects or customer production can commence, the Company does not meet the requirement (b) above.

Consequently, due to the inability to meet the requirements for “alternate future uses” above, the Company has charged Research and Development (R&D) expense for the value of the certain assets that were transferred to EnerDel at its formation. The schedule below illustrates the R&D charges:

Value of machinery and equipment transferred from Ener1 Battery Company to be	$1,162,000
used in research and development activities
Value of intellectual property transferred from Delphi	5,100,000
Value of machinery and equipment transferred from Delphi	8,517,600
R & D materials acquired from Delphi	143,476
Total charges to research and development for transferred assets	$14,923,076

12.     SALE of SERIES B PREFERRED STOCK and WARRANTS to PURCHASE COMMON STOCK

In order to finance its contribution of $15 million in cash to EnerDel (see Note 11), the Company entered into a Subscription Agreement as of October 15, 2004, with Cofis Compagnie Fiduciaire S.A., a Swiss trust company (“Cofis”). The securities issued pursuant to the Subscription Agreement are beneficially owned by an affiliate of Ener1 Group, Inc., the Company’s majority shareholder.

The Company issued the following securities to Cofis in exchange for an aggregate purchase price of $15 million in cash:

•	150,000 shares of Series B 7% Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”) (see Note 20);
•	a warrant to purchase 4,166,666 shares of common stock at an exercise price of $1.25 per share; and
•	a warrant to purchase 4,166,666 shares of common stock at an exercise price of $1.50 per share.

The Series B Preferred has a liquidation preference of $100.00 per share. Dividends accrue on each share of Series B Preferred at the annual rate of seven percent of the liquidation value and are payable semi-annually, beginning November 1, 2005. Dividends are payable in the form of additional shares of Series B Preferred for the first two years following issuance of the Series B Preferred and in cash thereafter, and, as of December 31, 2004, there was an accrued dividend payable recorded of $204,247.

If the Company files a registration statement with the SEC to register an offering of Common Stock, the holder of the Series B Preferred shall have the right to convert that number of shares of Series B Preferred equal to up to 50% of the then-unredeemed aggregate liquidation value of said Series B Preferred into Common Stock in order to include such Common Stock in the registration statement. The conversion ratio shall be established by dividing the liquidation value per share of Series B Preferred by the price established for the Common Stock in the offering. These rights to convert the Series B Preferred and to include the Common Stock issued upon conversion in the registration statement are subject to the discretion of the underwriters for the offering.

The Series B Preferred is redeemable by the Company at any time in part or whole at 100% of the liquidation value, plus accrued and unpaid dividends. Any such redemption at Ener1’s option would only be effected with consent of Debenture holders pursuant to the terms of the documents related to the Debentures. The Series B Preferred is redeemable at the option of the holder once 100% of the Debentures are converted or repaid.

Each of the warrants has a term of ten years and may be exercised in whole or in part at any time prior to the expiration of the warrants. The exercise price must be paid in cash. The holder of the warrants may not transfer the warrants without Ener1’s consent.

13.     AGREEMENT WITH ENER1 GROUP

Effective as of October 15, 2004, the Company entered into an agreement with Ener1 Group, Inc., its majority shareholder, under which Ener1 Group agreed to purchase, from time to time, at the Company’s request, up to 30,000 shares of the Series B Preferred at a purchase price of $100.00 per share (or an aggregate purchase price of $3 million), and warrants to purchase up to 833,334 shares of its common stock at an exercise price of $1.25 per share, and warrants to purchase up to 833,334 shares of its common stock at an exercise price of $1.50 per share.

If the Company requires Ener1 Group to purchase all of the Series B Preferred and warrants pursuant to this agreement, it will pay Ener1 Group a fee equal to one third of the aggregate purchase price for the securities purchased specifically by Ener1 Group, in return for Ener1 Group’s assistance in arranging the sales of Series B Preferred.

In March, 2005, at the Company’s request, Ener1 Group purchased 2,500 of the Company’s Series B Preferred shares, and warrants to purchase 13,889 shares of the Company’s common stock, for an aggregate purchase price of $250,000.

14.     ITOCHU CORPORATION INVESTMENT and INVESTMENT in ENERSTRUCT

On July 25, 2003, the Company entered into a Subscription and Investment Agreement with ITOCHU Corporation, under which the Company issued 14,000,000 shares of its common stock in a private sale to ITOCHU Corporation at a price of $0.25 per share, for $3.5 million. In addition, the Company granted the following options to ITOCHU to increase its ownership of common stock at the following prices: During the six month period from July 25, 2003 through January 24, 2004, ITOCHU had the option to purchase up to 12,461,861 shares of common stock, for $0.70 per share. During January 2004, ITOCHU exercised a portion of these options and purchased 1,500,000 shares for $1,050,000. During the period from January 25, 2004 through January 31, 2005, ITOCHU has the option to purchase up to 9,346,396 shares of common stock for $4.00 per share. These options expired unexercised on January 31, 2005.

Using the proceeds of the ITOCHU investment, the Company invested $2,003,339 in a new Japanese company called EnerStruct, Inc. (“EnerStruct”), in exchange for a 49% ownership interest in EnerStruct. ITOCHU owns the remaining 51% of EnerStruct, for which it invested $1,100,000 plus equipment totaling approximately $500,000. At December 31, 2004 the Company’s original investment in EnerStruct was reduced by $817,974 which represents the Company’s share of EnerStruct’s losses through that date.

In connection with the foregoing activities, the Company and Ener1 Battery have entered into a license agreement with ITOCHU and EnerStruct and agreed to provide EnerStruct with an exclusive license (for Japan only) to use the technologies covered by two of Ener1 Battery Company’s pending patent applications. ITOCHU has also licensed to EnerStruct, on an exclusive basis, several of its patents relating to its lithium battery technologies.

Summarized information of EnerStruct is as follows as of December 31, 2004 and for the twelve month period then ended:

Cash	$ 1,534,000
Total assets	1,857,000
Total liabilities	63,000
Net loss	$ 1,206,000

15.     DEBT EXCHANGE AGREEMENT with ENER1 GROUP, MR. ZOI and DR. NOVAK, and ADDITIONAL INVESTMENT BY ENER1 GROUP

In November 2003, the Company issued 17,027,579 shares of common stock and warrants to purchase up to 18,494,767 shares of common stock (warrants to purchase 9,247,383 shares were issued with an exercise price of $1.50 per share and warrants to purchase 9,247,384 shares were issued with an exercise price of $2.00 per share) in satisfaction of approximately $12,700,000 in debt including approximately $11,000,000 in debt owed to Ener1 Group (including approximately $3,100,000 in inter-company advances from Ener1 Group), approximately $300,000 in debt owed to Mr. Zoi and approximately $1,400,000 in debt owed to Dr. Novak. These funds were advanced by Ener1 Group, Mr. Zoi and Dr. Novak to the Company over the last two years to fund operations. As a result of the exchange, Ener1Group received 14,829,288 shares and warrants to purchase up to 16,107,061 shares of common stock, Mr. Zoi received 399,876 shares and warrants to purchase up to 434,330 shares of common stock, and Dr. Novak received 1,798,415 shares and warrants to purchase up to 1,953,376 shares of common stock.

The accrued interest on the debt which was exchanged was converted into two year promissory notes issued to Ener1 Group, Mr. Zoi and Dr. Novak with principal amounts totaling $1,040,817.

Also in November 2003, Ener1 Group purchased 1,388,889 shares of common stock and warrants to purchase up to 1,505,232 shares (warrants to purchase 752,616 shares were issued with an exercise price of $1.50 per share and warrants to purchase 752,616 shares were issued with an exercise price of $2.00 per share), for an aggregate purchase price of $1,000,000.

16.     RELATED PARTY TRANSACTIONS:

During 2003 the Company leased a portion of its office facilities from Ener1 Group. The Company also shared common facilities, personnel and other resources with Ener1 Group. Allocation of expenses has been made between these parties utilizing systematic methods. The net expense allocated to the Company during 2003 aggregated approximately $244,000. During 2003, $908,747 of accumulated allocations was converted to capital. There was no expense allocated to the Company for shared resources during 2004 as the Company leased its own office space in January 2004 and no longer shares personnel and other resources with Ener1 Group.

Ener1 Group and its subsidiaries have from time to time used various services and employees of the Company. The Company billed Ener1 Group and its subsidiaries for the actual cost of these services and employees. Similarly, the Company has from time to time used various services and employees of Ener1 Group and its subsidiaries and Ener1 Group has billed the Company for the actual cost of these services and employees. During 2004, Ener1 Group and its subsidiaries billed the Company $127,585 and the Company billed Ener1 Group and its subsidiaries $187,678, in each case for services and employees of the other party. As of December 31, 2004, the net balance due to the Company from Ener1 Group and its subsidiaries was $118,638.

The Company, its wholly owned subsidiary, Ener1 Acquisition Corp. (“Acquisition”), and Splinex Technology, Inc. (“Splinex”) entered into a Merger Agreement dated as of June 9, 2004, and amended as of October 7, 2004, providing for the merger of Acquisition with and into Splinex. Upon closing, which occurred in January 2005, the Company received 5,000,000 shares of Splinex common stock, which represented 5% of the outstanding shares of Splinex common stock, and, in accordance with the Merger Agreement, the Company declared a dividend to distribute these shares to the Company’s shareholders of record as of January 17, 2005. Closing of the merger was subject to the satisfaction of certain conditions, including, among others, the effectiveness of the registration statement on Form S-1 filed on June 24, 2004 by Splinex with the Securities and Exchange Commission to register the dividend by the Company of the shares of Splinex common stock to be issued in the merger.

In accordance with the First Amendment to the Agreement and Plan of Merger, the Company paid $150,000 of expenses incurred in connection with Splinex’ Registration Statement.

Two of the Company’s directors, Dr. Peter Novak and Mike Zoi, collectively beneficially own 75% of the outstanding common stock of Ener1 Group, Inc., which owns approximately 88% of the outstanding common stock of the Company. Novak and Zoi also beneficially own an aggregate of 25% of the voting membership interests (and an aggregate of 25.5% of the economic membership interests) of Splinex, LLC, which currently holds all of the outstanding common stock of Splinex and will hold 95% of the outstanding common stock of Splinex following the merger. The remaining membership interests of Splinex, LLC are held by Mikhail Zingarevich (a director of Splinex and the brother of Boris Zingarevich, a 25% shareholder of Ener1 Group), who beneficially owns 12.75% of the economic membership interests (and 12.5% of the voting membership interests) of Splinex, LLC and Alexander Malovik, who beneficially owns 50% of the voting membership interests (and 49% of the economic membership interests) of Splinex, LLC.

Two of the Company’s directors, Kevin P. Fitzgerald and Peter Novak, are also directors of Splinex. Dr. Novak was also the President of Splinex from its inception February 7, 2004 to August 31, 2004.

17.     ASSET IMPAIRMENT AND OTHER CHARGES

The Company recorded a charge to earnings in 2003 to recognize the impairment of a technology license in the amount of $1,046,250, which is included in loss from operations held for disposal in the accompanying statement of operations. Management determined during the fourth quarter of 2003 that the Company would not allocate the resources necessary to develop the technology required to recognize revenues related to the license. The carrying value of the license was reduced to its estimated fair market value.

In 2004 the Company recorded a charge to earnings to recognize the impairment of a portion of its manufacturing related assets, the use of which was transferred to EnerDel. The amount of this charge was $8,288,959. Management determined that with the reallocation of manufacturing capabilities caused by the formation of EnerDel, The Company no longer expected to recognize revenues and positive net cash flows in excess of the equipment carrying values from the use of the equipment. The carrying value of the equipment was reduced to its estimated fair market value which was determined based upon a valuation of the equipment performed in accordance with the provisions of SFAS No.144.

18.     COMMITMENTS AND CONTINGENCIES

Litigation

The Company receives communications from time to time alleging various claims. These claims include, but are not limited to, allegations that certain of the Company’s products infringe the patent rights of other third parties. The Company cannot predict the outcome of any such claims or the effect of any such claims on the Company’s operating results, financial condition, or cash flows.

Lease Commitments

In January 2004, the Company entered into a 6 year operating lease for office facilities. The lease provides for monthly rent of approximately $9,000 in the first year increasing to approximately $14,000 in the sixth year, plus the Company’s proportionate share of operating costs.

In October 2004, the Company entered into a sublease agreement with the minority interest shareholder of Delphi for office and warehouse facilities in Indianapolis, Indiana. The lease provides for monthly rent of approximately $46,000, plus maintenance and other charges, and expires in January 2007. The lease also provides for a payment of $487,129 to the landlord at the expiration of the sublease term. In accordance with Statement of Financial Accounting Standards No. 13, the Company records rent on a straight-line basis over the term of the lease. Accordingly, the Company has recorded approximately $52,000 in deferred rent at December 31, 2004, which is included in accrued expenses and other liabilities in the accompanying consolidated balance sheet.

Approximate future minimum payments for all operating leases for years subsequent to December 31, 2004 are as follows:

2005	$759,000
2006	765,000
2007	757,000
2008	233,000
2009	239,000
Thereafter	40,000
$2,793,000

19.     STOCK OPTION AND PURCHASE PLANS

In April and May of 2002, the Board of Directors and shareholders adopted the 2002 Stock Participation Plan (the “2002 Plan”) pursuant to which, the number of shares of Common Stock reserved for grants thereunder was set at 6,836,503 shares. The 2002 Plan also provides that no more than 1,500,000 shares of Common Stock may be issued to any employee in any one calendar year. Under the 2002 Plan, incentive stock options or nonqualified stock options may be issued to persons selected by the administrators of the Plan from a class of employees, officers, and consultants, including non-employees who render valuable contributions to the Company. The exercise price of the options (which in the case of an incentive stock option cannot be less than the fair market value of the common stock on the date of grant or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company) shall be as determined by the Compensation Committee of the Board of Directors. The 2002 Plan replaces the Company’s 1992 Stock Option Plan. However, any options issued and still in effect under the 1992 Plan follow the rules of the 1992 Plan.

Also in April and May of 2002, the Board of Directors and shareholders adopted the 2002 Non-Employee Director Stock Option Plan (the “Director Stock Option Plan”) pursuant to which 2,000,000 shares of common stock are reserved for issuance under this plan to ensure that a sufficient number of shares are available for issuance to non-employee directors. The plan provides for each non-employee director first elected to the Board of Directors to receive an automatic grant of nonqualified stock options for 10,000 shares on the date of his or her election. The Director Stock Option Plan administrators, in their sole discretion, determine which non-employee directors are to be awarded options, the number of shares subject to the options and the exercise price and other terms of the options. However, non-employee directors who are elected to the Board after the effective date of the Directors Plan will receive an automatic grant of nonqualified stock options to purchase 10,000 shares of common stock. The 2002 Plan replaces the previous 1992 Directors Plan and the 1996 Directors Plan.

The Company entered into an Employment Agreement with Kevin Fitzgerald, the Company’s Chief Executive Officer which was effective as of September 8, 2003. Pursuant to this Agreement, Mr. Fitzgerald was granted options to purchase 9,716,716 shares of common stock at an exercise price of $0.30 per share, vesting ratably in equal amounts on the first day of each month for a period of 36 months, beginning October 1, 2003. The Company recorded compensation related to the issuance of these options of approximately $65,000 during 2003 and $193,000 during 2004. Mr. Fitzgerald’s Employment Agreement also provides that the Company will award additional options to him: (1) on December 31, 2004, equal to 1% of the then fully diluted common stock as of that date, at an exercise price equal to $500,000,000 divided by the number of fully diluted shares of common stock as of that date, vesting ratably in each of the 24 months following that date; and (2) on December 31, 2005 equal to 0.5% of the then fully diluted common stock as of that date, at an exercise price equal to $1 billion divided by the number of fully diluted shares of common stock as of that date, vesting ratably in each of the 24 months following that date. On December 31, 2004, pursuant to his Employment Agreement, Mr. Fitzgerald was awarded options to purchase 5,159,943 shares of common stock at an exercise price of $0.97 per share which vest ratably in each of the following 24 months.

Advisory Committee Options

The Company has issued options to three individuals who are members of its Advisory Committee to its Board of Directors. These individuals are not members of the Board, but act in an advisory role only. The Advisory Committee Members and the number of options granted to each are as follows: (1) Philip Carlson - 150,000; ITOCHU Corporation (in behalf of Toshihiko Fujioka) — 70,000; and (3) Wilson Greatbatch - 100,000. The Company recorded approximately $130,000 in compensation expense in 2004 related to these options.

EnerDel Stock Options

EnerDel, Inc., a subsidiary of the Company, will issue options to purchase the common stock of EnerDel, as incentive compensation to its employees. Currently, the EnerDel Stock Option Plan is planned to have 5,000,000 shares with which to fund such options. As of December 31, 2004 EnerDel had promised to grant options to purchase 3,040,000 shares of EnerDel common shares.

Pankaj Dhingra Options

Pankaj Dhingra, President of the Company’s Energy Group, was granted, pursuant to the terms of an employment agreement with the Company, options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.50 per share, vesting in three equal annual installments, beginning one year from the option grant (December 15, 2004), and 2,000,000 shares of the common stock of the Company’s EnerDel, Inc. subsidiary at an exercise price equal to the net book value per share of EnerDel common stock outstanding at the time of the option grant, vesting in three equal annual installments beginning one year from the option grant. If and when the cumulative revenue of the Company’s Energy Group reaches $50 million, the Company will grant to Mr. Dhingra options to purchase an additional 1,000,000 shares of EnerDel common stock at an exercise price equal to two times the net book value per share of EnerDel common stock on December 15, 2004.

Consultants’ Options

In January 2004, the Company issued warrants to purchase 200,000 shares of common stock to a consultant. The warrants have an exercise price of $0.10 per share and expire in January 2006. The Company recorded approximately $324,000 in compensation expense in 2004 related to these warrants.

In January 2004, in connection with securing the Debentures, the Company issued warrants to purchase 1,920,000 shares of common stock to a consultant. The warrants have an exercise price of $2.51 and expire 10 years from the grant date. The value of these warrants of approximately $2.2 million, is included in additional paid in capital as offering costs.

In May 2004, the Company awarded options to acquire 300,000 shares of common stock to various employees of Enerstruct. The options have an exercise price of $.50 per share, vest over 5 years and expire in May 2014. The Company recorded approximately $61,000 in compensation expense in 2004 related to these warrants.

A summary of the status of the Company’s employee stock options as of December 31, 2003 and 2004 and changes during the years ended on those dates is presented below:

	2003 Shares	2003 Weighted Average Exercise Price	2004 Shares	2004 Weighted Average Exercise Price
Outstanding at beginning of year	948,679	$0.16	10,665,716	$ 0.29
Granted	11,101,716	$0.28	11,019,943	$ 0.79
Exercised	1,052,346	$0.05	407,000	$ 0.05
Cancelled/terminated	332,333	$0.05	250,000	$ 0.15
Outstanding at end of year	10,665,716	$0.29	21,028,659	$ 0.56
Exercisable at end of year	1,682,802	$0.22	4,801,790	$ 0.36

The following table summarizes information about employee stock options outstanding at December 31, 2004.

Range of Exercise Price	Number Outstanding at 12/31/04	Options Outstanding Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Options Exercisable Number Exercisable at 12/31/04	Weighted-Average Exercise Price
$0.30	9,716,716	8.3	$0.30	4,318,540	$ 0.30
$0.88-0.97	5,729,943	9.9	$0.96	35,000	$ 0.88
$4.93	22,000	7.0	$4.93	22,000	$ 4.93
$0.57-0.76	550,000	8.5	$0.69	241,667	$ 0.68
$0.055	70,000	8.0	$0.06	70,000	$ 0.06
$0.10	1,550,000	9.0	$0.10	--	$ --
$0.50	1,525,000	9.5	$0.50	--	$ --
$1.09	1,865,000	9.0	$1.09	114,583	$ 1.09

The weighted average fair value of the options granted during 2003 and 2004 was estimated at $0.84 and $0.59, respectively, based upon the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield, expected volatility of 100%, weighted average risk-free interest rate of approximately 3.50% and 3.50%, respectively, and expected lives of three to ten years.

In addition to the above employee stock options, at December 31, 2003 the Company had the following options and warrants outstanding:

a)
In connection with the purchase of common stock of the Company, Itochu obtained options to acquire up to 12,461,861 shares of common stock at $0.70 per share, of which 1,500,000 were exercised in January 2004, and options to acquire 9,346,396 shares of common stock at $4.00 per share as discussed in Note 14.

b)
In connection with the Debt Exchange Agreement discussed in Note 15, certain majority stockholders were granted warrants to acquire an aggregate of 20,000,000 shares of common stock at $1.50 — $2.00 per share.

c)
In 2002, in connection with the merger of the Company and Ener1 Battery, the majority stockholder obtained warrants to purchase up to 69,000,000 shares of common stock at $0.08 per share. In January 2004, the stockholder a) agreed that the Company was not required to reserve shares for issuance upon the exercise of the warrants until such time as sufficient authorized shares become available.

20. REDEEMABLE PREFERRED STOCK

EnerDel Series A Preferred Stock

On October 20, 2004, the Board of Directors of EnerDel Inc. approved the creation of EnerDel Series A Preferred Stock. The shares of such series were designated: Non Voting, Cumulative and Redeemable Series A Preferred Stock, with a par value of $ 0.01, and a Face Value of $1,000. There are 500,000 shares authorized and 8,000 shares outstanding at December 31, 2004.

The holders of EnerDel Series A Preferred Stock are entitled to receive dividends as declared by the Board of Directors at the rate of 8.25% of the Face Value per share, per annum, payable in cash annually, commencing on December 31, 2005, and thereafter on the last day of December of each year that any EnerDel Series A Preferred Stock is outstanding.

The shares of Series A Preferred Stock are redeemable as follows: a) EnerDel may acquire shares in the market; b) if EnerDel proposes to register shares of common stock under the Securities Act of 1933, then EnerDel must redeem all Series A Preferred Stock in full, including all accrued and unpaid dividends for cash, from the proceeds received from the closing of such completed public offering; c) all EnerDel Series A Preferred Stock must be redeemed in full, including all accrued and unpaid dividends, concurrently with and out of the proceeds of the completion of any public offering for cash registering EnerDel Common Stock for stockholders of EnerDel that have contractual rights to require EnerDel to register shares of common stock as part of such proposed registration; d) in the event that EnerDel has not redeemed all shares of EnerDel Series A Preferred Stock on or before the 4th anniversary of the date of the certificate, then the holder(s) of the EnerDel Series A Preferred Stock shall have the option to require EnerDel company to redeem all of the EnerDel Series A Preferred Stock within 10 days after notifying the company of their exercise of such option.

The initial carrying amount of the EnerDel Series A Preferred Stock was recorded at its’ fair value of $3,700,000. The carrying amount of the EnerDel Series A Preferred Stock was increased by $299,531 due to accretion of the discount, and by $130,192 due to accrued dividends. The carrying amount of the EnerDel Series A Preferred Stock at December 31, 2004 was $4,129,723.

Ener1, Inc. Series B Convertible Preferred Stock

On October 13th, 2004 the Board of Directors of Ener1, Inc. approved the creation of Ener1 Series B Convertible Preferred Stock. The shares of such series were designated: Series B Convertible Preferred Stock, with a par value of $0.01, and a Face Value of $100. There are 180,000 shares authorized and 150,000 shares outstanding at December 31, 2004.

The Ener1 Series B Convertible Preferred Stock ranks: a) junior to any other class or series of capital stock of Ener1 hereafter created, specifically ranking by its terms, senior to the Ener1 Series B Convertible Preferred Stock; b) senior to Ener1’s common stock; c) senior to any class or series of capital stock hereafter created not specifically ranking by it’s terms senior to the Ener1 Series B Convertible Preferred Stock; and, d) pari passu with any class or series of capital stock created specifically ranking by its terms on parity with the Ener1 Series B Convertible Preferred Stock.

The holders of Ener1 Series B Convertible Preferred Stock are entitled to dividends payable: a) semi-annually, in arrears, on November 1 of each year during which the Ener1 Series B Convertible Preferred Stock is outstanding beginning November 1, 2005; b) for the first two years after issuance of the Ener1 Series B Convertible Preferred Stock, payment-in-kind, in the form of additional shares of Ener1 Series B Convertible Preferred Stock, at the rate of 7.0% of the Face Value; c) thereafter, in the form of cash at the rate of 7.0% of the Face Value. The dividends are cumulative.

The shares of Ener1 Series B Convertible Preferred Stock are redeemable by Ener1 at any time in part or whole at 100% of the Face Value, plus accrued and unpaid dividends. The Ener1 Series B Convertible Preferred Stock is redeemable by the holder when 100% of the Corporation’s 5% Senior Secured Debentures due January 20, 2009 (Note 10) are liquidated. If liquidation of the 5% Senior Secured Debentures occurs in full before January 20, 2009, redemption shall be in 24 equal monthly installments beginning 30 days from the date of notice by the holder.

On October 15, 2004 the Company entered into a subscription agreement with Cofis Compagnie Fiduciaire S.A., for the sale of 150,000 shares of the Ener1 Series B Convertible Preferred Stock, and warrants to purchase 4,166,666 shares of the Company’s common stock at an exercise price of $1.25 and warrants to purchase 4,166,666 of the Company’s common stock at an exercise price of $1.50 per share for an aggregate consideration of $15,000,000.

The initial carrying amount of the Ener1 Series B Convertible Preferred stock was recorded at its fair value. The company, utilizing the Black Scholes Model calculated the discount on the preferred stock attributed to the warrants to be $4,666,666. The carrying amount of $10,333,334, which is net of discounts, was recorded as Redeemable Preferred Stock. The carrying amount will be periodically increased by accretion of the discount and dividends charged to Paid-in-Capital. The carrying amount of the Ener1 Series B Convertible Preferred Stock at December 31, 2004 was $10,891,622; consisting of the original net fair value of $10,333,334; accretion of the discount of $354,041; and accrued dividends of $204,247.

The table below is an explanation of the components of redeemable preferred stock as of December 31, 2004

	Ener1 Series B	EnerDel Series A	Total
Carrying amount	$10,333,334	$3,700,000	$14,033,334
Accumulated accretion of discounts	354,041	299,531	653,572
Accrued dividends	204,247	130,192	334,439

	$10,891,622	$4,129,723	$15,021,345

21.     SAVINGS PLAN

In January 1992, the Board of Directors adopted a Savings Incentive Plan (the “Savings Plan”) pursuant to Section 401(k) of the Internal Revenue Code. This plan was terminated effective November 2003.

While the plan was effective all employees were eligible to participate in the Savings Plan upon completion of six months of employment. Each employee could elect to contribute to the Savings Plan through payroll deductions in an amount not to exceed the amount permitted under the Internal Revenue Code. The Company had the discretion to make matching contributions on behalf of the participants. Employees were fully vested in their contributions. Company contributions vested at a rate of 33% on each anniversary date of employment. Amounts credited to an employee’s account could have been distributed to the employee at the earliest of (a) the termination of the employee’s employment with the Company; (b) the termination of the Plan; or (c) a withdrawal due to financial hardship. Under the Internal Revenue Code, neither the employee nor Company contributions to the Savings Plan were taxable to the employee until such amounts were distributed to the employee. However, contributions made by the Company were tax deductible. During the years ended December 31, 2003 and 2004 the Company’s contribution expense to the Savings Plan aggregated $7,037 and $0, respectively.

22.     CONCENTRATION OF CUSTOMERS

One customer accounted for 100% of sales for the year ended December 31, 2004. Four customers accounted for approximately 47%, 16%, 13%, and 11%, respectively, of sales for the year ended December 31, 2003.

23.     FOURTH QUARTER RESULTS

As discussed further in Notes 11 and 17, during the quarter ended December 31, 2004, the Company recorded research and development expenses of $14,923,076 relating to certain assets transferred to EnerDel and charges to earnings to recognize impairment of a portion of its manufacturing related assets aggregating $8,288,959.

24.     SUBSEQUENT EVENTS

Splinex closing

The Company and its wholly-owned subsidiary, Ener1 Acquisition Corp. (“Acquisition”) and Splinex Technology, Inc. (“Splinex”) entered into a merger agreement in June 2004. In accordance with that merger agreement, Acquisition was merged into Splinex. The Company received 5,000,000 shares of Splinex common stock in the merger and declared a dividend of these shares of Splinex common stock (the “Distribution”) to the Ener1 shareholders of record as of January 17, 2005, prorata in accordance with their respective ownership interests in the Company. After the Distribution, Ener1 shareholders owned approximately 5% of the outstanding common stock of Splinex.

7.5% senior secured debentures due 2009

On March 11, 2005, the Company entered into a securities purchase agreement under which Ener1 agreed to issue $14.225 million in aggregate principal amount of 7.5% Senior Secured Convertible Debentures (the “Debentures”) and Warrants to purchase 7,112,500 shares of common stock of Ener1. The securities were issued on March 14, 2005. The Debentures mature on March 14, 2009. Interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31, beginning March 31, 2005. The interest rate will increase to 15% per year if Ener1 fails to meet certain milestones as of the first anniversary of the date of issuance of the Debentures.

The Debentures are convertible by the holder at any time prior to maturity into shares of common stock of the Company, initially at $1.00 per share, subject to adjustment upon certain events, including as a result of the sale of equity securities by the Company at a price below the conversion price. Ener1 may require that a specified amount of the principal of the Debentures be converted if the Milestones are satisfied for a period of 22 consecutive trading days.

At any time on or after March 14, 2008, Ener1 may prepay some or the entire principal of the Debentures at a price of one hundred and three percent (103%) of the amount of unpaid principal, plus accrued interest. Upon certain change in control events or upon an event of default (as defined in the Debentures) a holder may require Ener1 to repurchase such holder’s Debentures in cash at the price specified in the Debentures.

The Debentures are senior to Ener1’s existing and future indebtedness and pari passu with Ener1’s Senior Secured Debentures due 2009 issued in January 2004 (the “Existing Debentures”). The Security Agreement provides that Ener1 will grant a security interest in favor of the investors in certain collateral if certain events occur.

In connection with the issuance of the Debentures, Ener1 issued warrants to the investors to purchase an aggregate of up to 4,267,500 shares at $1.15 per share and an aggregate of up to 2,845,000 shares at $1.25 per share. The initial exercise prices are subject to adjustment upon certain events, including as a result of the sale of equity securities by the Company at a price below the exercise price. Ener1 also agreed to issue Warrants to purchase up to 426,750 shares to SG Cowen & Co., LLC, which acted as placement agent for the private placement.

The Warrants are exercisable (in whole or in part) at any time on or before March 14, 2010.

If Ener1 or any of its subsidiaries issue capital stock prior to March 15, 2006, the purchasers of the Debentures have the right, with certain exceptions, to purchase up to twenty percent of the capital stock issued by Ener1 or its subsidiary.

Ener1 will be required to make certain payments to the holders of the Debentures and the Warrants if certain deadlines are not met or if a shelf registration statement is otherwise unavailable for the resale of the securities.

GINER TRANSACTION

As of January 7, 2005 Ener1, Inc. has entered into non-binding letters of intent to acquire 100% of the outstanding membership interests of Giner Electrochemical Systems, LLC (“GES”), a privately held company located in Newton, Massachusetts, that specializes in the development and testing of fuel cell technologies and products. GES is currently owned by Giner, Inc. and General Motors Corp. (“GM”).

Under the proposed terms of the acquisition, GES would maintain its existing GM multi-year contracts and its research and development relationship with GM going forward.

Completion of the acquisition is subject to various conditions, including due diligence, necessary corporate and other applicable approvals, and negotiation and execution of definitive transaction agreements.